UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 4)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 18, 2012 (March 31, 2011)

FIFTH SEASON INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53141	26-0855681
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

C-22, Shimao Plaza, 9 Fuhong Lu
Futian District, Shenzhen 518033
People’s Republic of China
(Address of principal executive offices)

(86) 755 83 67 9378
(Registrant's telephone number, including area code)

__________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 EXPLANATORY NOTE

On April 6, 2011, Fifth Season International, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Filing”) with the Securities and Exchange Commission (the “Commission”) disclosing the consummation, on March 31, 2011, of a share exchange transaction with The Fifth Season (Hong Kong) International Group Limited, a Hong Kong company (“Fifth Season HK”), and its shareholders, pursuant to which the Company acquired 100% of the issued and outstanding capital stock of Fifth Season HK, in exchange for 391,543,500 shares of our common stock, par value $0.00001, which would constitute 98% of our issued and outstanding capital stock on a fully-diluted basis after the consummation of the transactions contemplated by the share exchange agreement. The Company subsequently filed three amendments to the Original Filing (together, the “Amended Filing”) in response to comments by the staff of the Commission (the “Staff”).

The Company is filing this Current Report on Form 8-K/A (the “Form 8-K/A”) to amend the Amended Filing, in response to additional comments by the Staff in connection with its review of the Amended Filing. Among other things, we provided additional disclosures regarding the Company’s business and operations.

Except as described above, no other changes have been made to the Amended Filing and this Form 8-K/A does not modify or update any other information in the Amended Filing. Information not affected by the changes described above is unchanged and reflects the disclosures made at the time of the Amended Filing. Accordingly, this Form 8-K/A should be read in conjunction with the Company’s filings made with the Commission subsequent to the date of the Amended Filing.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

  the “Company,” “we,” “us,” and “our” are to the combined business of Fifth Season International, Inc., a Delaware corporation, and its consolidated subsidiaries: “Fifth Season HK”, “Business Real Estates”, “ Kairui Real Estates”, “ TFS Technology”, “TFS Trade”, “TFS GM”, “Shandong TFS”, “Jiashan TFS”, “Wuxi TFS”, “Liyang TFS”, “Tengzhou TFS”, “Shanghai Jiadu”, “Shanghai Lomo”, “Zibo Jiadu” and “Zibo Lomo”;

  Fifth Season HK” are to The Fifth Season (Hong Kong) International Group Limited, a Hong Kong company;

  “Business Real Estates” are to Business Real Estates (China) Investment Holding Group Co., Ltd., a Hong Kong company;

  “Kairui Real Estates” are to Kairui (Hangzhou) Commercial Property Management Co., Ltd., a PRC company;

  “TFS Technology” are to The Fifth Season (Zhejiang) Technology Co., Ltd., a PRC company;

  “TFS Trade” are to The Fifth Season (Zhejiang) Trade Co., Ltd., a PRC company;

  “TFS GM” are to The Fifth Season Hangzhou Department Store Investment Management Co., Ltd., a PRC company;

  “Shandong TFS” are to The Fifth Season Shandong Commercial Investment Co., Ltd., a PRC company;

  “Jiashan TFS” are to The Fifth Season Jiashan Investment Management Co., Ltd., a PRC company;

  “Wuxi TFS” are to The Fifth Season Wuxi Commercial Investment Management Co., Ltd.; a PRC company;

  “Liyang TFS” are to The Fifth Season Liyang Investment Management Co., Ltd., a PRC company;

  “Tengzhou TFS” are to The Fifth Season Tengzhou Enterprise Management Co., Ltd., a PRC company;

  “Shanghai Jiadu” are to Shanghai Jiadu Commercial Management Co., Ltd., a PRC company;

  “Shanghai Lomo” are to Shanghai Lomo Industrial Co., Ltd., a PRC company;

  “Zibo Jiadu” are to The Fifth Season Zibo Jiadu Commerce Co., Ltd., a PRC company;

  “Zibo Lomo” are to The Fifth Season Lomo Commerce Co., Ltd., a PRC company;

  “Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

  “PRC” and “China” are to the People’s Republic of China;

  “SEC” are to the Securities and Exchange Commission;

  “Securities Act” are to the Securities Act of 1933, as amended;

  “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

  “Renminbi” and “RMB” are to the legal currency of China; and

  “U.S. dollars,” “USD,” “dollars,” and “$” are to the legal currency of the United States.

References

In this current report we are relying on and we refer to information and statistics regarding the commercial real estate and wholesale goods industry in China. We have obtained this information from publicly available government and institute research publications such as annual statistics reports from the National Bureau of Statistics of China (available at: http://www.stats.gov.cn/tjsj/ndsj/2010/indexeh.htm), as well as the following specific links:

  http://www.stats.gov.cn/tjsj/ndsj/2010/indexeh.htm

  http://www.stats.gov.cn/tjsj/ndsj/2009/indexeh.htm

  http://www.stats.gov.cn/tjgb/ndtjgb/qgndtjgb/t20110228_402705692.htm and

  http://www.stats.gov.cn/tjgb/ndtjgb/qgndtjgb/t20100225_402622945.htm

This information is publicly available for free and has not been specifically prepared for us for use or incorporation in this current report on Form 8-K or otherwise. We have not independently verified such information, and you should not unduly rely upon it.

In addition, at present, there is no uniform standard to categorize the different types and sizes of cities in China. In this report, we refer to Beijing, Shanghai, Guangzhou and Shenzhen as Tier 1 cities, which are the most populous, affluent and competitive cities in the country. They also represent the highest standard and concentration of real estate development activities in China. Tier 2 cities are cities, excluding the four aforementioned Tier 1 cities, that generally meet the following criteria: Gross Domestic Product, or GDP, over RMB 200 billion ($30.34 billion); GDP per capita over RMB 14,000 ($2,124); population with permanent residency in urban area over 1 million; urban area over 100 km2; annual sales in real estate over 1.5 million square meters; and average unit selling price of residential real estate over RMB 3,000 ($455) per square meter. Tier 2 cities generally include Tianjin, Chongqing, Nanjing, Shenyang, Wuhan, Chendu, Xi’an, and Hangzhou, and Tier 3 cities are the cities that do not meet one or more criteria listed above.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 18, 2010, we filed a Current Report on Form 8-K disclosing our entry, on October 12, 2010, into a share exchange agreement, or the Share Exchange Agreement, with Fifth Season HK and its shareholders, Mr. Shaoping Lu, Ms. Chushing Cheung and Power Guide Investment Limited, a Hong Kong company, pursuant to which we agreed to acquire, in a reverse acquisition transaction, 100% of the issued and outstanding capital stock of Fifth Season HK, in exchange for 391,543,500 shares of our common stock, par value $0.00001, which would constitute 98% of our issued and outstanding capital stock on a fully-diluted basis after the consummation of the transactions contemplated by the Share Exchange Agreement.

On March 31, 2011, we completed the reverse acquisition of Fifth Season HK pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Fifth Season HK is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the Share Exchange Agreement filed as Exhibit 2.1 to our Current Report on Form 8-K filed on October 18, 2010.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on March 31, 2011, we acquired Fifth Season HK in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Fifth Season HK, except that information relating to periods prior to the date of the reverse acquisition only relate to Fifth Season HK unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Business Overview

We are engaged in the investment, assignment, and leasing of commercial properties, in the operation of department stores, and in the wholesale of goods in China. In 2009, we expanded our business to include the wholesale of goods, such as copper, steel, energy saving lamps, clothing and zinc slabs, and in 2010, we began engaging in online sales of general consumer products manufactured by third-parties, we discontinued this business in November 2011 in order to comply with PRC government prohibitions of engagement in such activity by foreign invested companies.

As at December 31, 2010, we invested or leased six commercial properties in Southeastern China, encompassing approximately 107,000 square meters, which includes three properties comprising 61,000 square meters, or approximately 57% of the properties, directly owned by us. Approximately 57% of properties are owned by us. Many of the properties are positioned as department stores with large commercial tenants, including but not limited to Trust-Mart, Bank of China, and Boshiwa International Holding Limited. We rely on the knowledge of our board of directors and management when making investment decisions. We intend to put additional investment policies in place as we expand our commercial real estate business in the coming years.

In 2009, we expanded our business to include the wholesale of goods, such as copper, steel, energy saving lamps, clothing and zinc slabs, to wholesale and retail customers in China. We have a network of buyers and suppliers with whom we have a good relationship, and we gain new customers or suppliers primarily through referrals. Our suppliers of copper and other raw materials are companies that provide large quantities of wholesale goods primarily used as raw materials by manufactures. We source goods for our customers from suppliers of such goods and we earn revenue from the difference in the price that we pay to suppliers and the price for which we sell such goods to our customers. In the conduct of such business we independently determine and negotiate prices with our suppliers and customers and we are the primary obligor in our purchase and sales transactions. We enter into sales contracts with our customers and are ultimately responsible for providing the products ordered by our customers in accordance with such sales contracts. Our suppliers are not involved in any of our sales contracts and do not have any obligation to our customers. We bear the risk of physical loss for products ordered by our customers, as well as all the credit risk for the amounts billed to them. We enter into separate agreements with suppliers and negotiate with them on price as well as other contract terms, including on the return of unsatisfactory goods within a certain period, however, we have no general arrangement with them to return unsold goods. Although our customers have specific requirements on the quality of goods ordered, they are not involved in the selection of our suppliers. Once our customer places an order and we place an order with our supplier based on our customer requirements, we generally take title of the goods prior to shipment and we are obligated to pay for such goods, regardless of whether our customer returns unsatisfactory goods to us within such period. In some circumstances we are also required to make advance deposits with suppliers, and where products are in high demand, we sometimes place orders and pay in advance for such products, regardless of whether we have received customer orders for such items or whether payment has been collected in full from a customer. Although we are obligated to pay for goods purchased from our suppliers, we sometimes orally offer credit terms to our customers, usually one to three months, based on negotiations with our customers. We accept payment from our customers and then pay the respective suppliers and arrange for delivery directly to such customer. As a result, the copper and other raw materials that we sell do not need to be stored by us and in fiscal year 2009 and 2010, we did not incur any warehousing expense for such goods. Our procedures for the wholesale of copper and other raw materials is the same as our procedures for selling lamps, clothing and other items, except that in our wholesale of clothing (conducted through our discontinued online sales business), we sometimes stored the goods in our storage facility prior to resale.

Prior to November 2011, we also engaged in online sales of general consumer products manufactured by third-parties, including small home appliances (such as kitchenware and soybean blenders), toys, clothing, footwear, luggage and accessories, however, we discontinued this business in November 2011 in order to comply with PRC government prohibitions of engagement in such activity by foreign invested companies. Our suppliers of small home appliances and other finished products were generally small manufacturers or assemblers of finished goods for sale to wholesalers and retailers. We entered into installment purchase agreements with such suppliers of finished products and took delivery and stored a portion of such products in a leased 600-square-meter storage facility located in Hangzhou, China, to store small home appliances. Once we identified a buyer for the products, we accepted payment from the buyer and either delivered the products from our storage facility or arranged for delivery directly to the buyer. During fiscal year 2009 and 2010 we did not incur any expense for the storage of these finished products. Now that our online business has been discontinued, we do not expect to continue using this storage facility.

Our contracts for the sale of goods have increased from five in 2009 to sixteen in 2010, including to customers such as Zhejiang Jinghua Industry Co., Ltd., Kunlun International Trade Co., Ltd, and Shanghai Senhong Metal Co., Ltd., and Shanghai Tongli Metal Co., Ltd., who accounted for approximately 17%, 18%, 22% and 17%, respectively, or a combined 74% of our revenues from the wholesale of goods, for the fiscal year ended December 31, 2010. During the years ended December 31, 2010 and 2009, 96.8% and 94.2% of our revenues, respectively, were derived from our wholesale of goods, and revenue from our online sales accounted for 0.1% and nil of revenues during the respective periods.

Our revenues increased from $7 million in fiscal year 2009, to $56 million in fiscal year 2010, representing a compounded growth rate of approximately 713%, and our net income increased to $9 million in fiscal year 2010, as compared to a net loss of $0.2 million in fiscal year 2009. Our acquisition of Shanghai Jiadu, Shanghai Lomo, Shandong TFS and Zibo Lomo contributed approximately $1.3 million and $0.3 million in commercial property leasing revenue for the year ended December 31, 2010 and 2009, respectively.

We operate our business in Hangzhou, Jiashan, Shanghai, Liyang, Wuxi, Zibo and Tengzhou. Our principal executive offices are located at C-22, Shimao Plaza, 9 Fuhong Lu, Futian District, Shenzhen 518033, People’s Republic of China. The telephone number at our principal executive office is (86) 755 83 67 9378. Our company website is available at “http://www.d5ji.com”. Our online store website is at http://www.d5jmall.com.

Our Corporate History and Background

We were incorporated in the State of Delaware on October 5, 2007 as Dynasty Energy Resources, Inc., a subsidiary of Alma International, Inc., or Alma, a Florida corporation formerly known as R.A.B Capital. We were established as part of the September 21, 2007 reorganization of Alma, pursuant to which all the shareholders of Alma became pro rata shareholders of the Company with the same rights, privileges, and preferences as they had as Alma shareholders and Alma transferred all of its assets and liabilities to an unrelated subsidiary. Through 2002 when it ceased operations, Alma was in the business of designing, marketing and selling African Jewelry.

From our inception until the acquisition of Fifth Season HK described below, we were an inactive "shell" company whose only purpose was to determine and implement a new business purpose. As a result of the reverse acquisition, we are now primarily engaged in the investment, assignment, and leasing of commercial properties, and in the operation of department stores; the wholesale of commodities, such as copper, steel, energy saving lamps, clothing, zinc slabs and fuel; and in online sales of general consumer products manufactured by third-parties, including small home appliances, toys, clothing, footwear, luggage and accessories.

On October 22, 2010, we filed a Certificate of Amendment with the Delaware Secretary of State to (i) change our name from Dynasty Energy Resources, Inc. to Fifth Season International, Inc. and (ii) effect a 1-for-20 reverse stock split of our outstanding common stock. The name change and reverse stock split became effective on such date. As a result of the reverse stock split, our outstanding common stock was reduced from 169,126,938 to 8,456,347 shares prior to the closing of the acquisition. For more information, see our current report on Form 8-K filed with the SEC on October 27, 2010.

Reverse Acquisition of Fifth Season HK

On March 31, 2011, we completed a reverse acquisition transaction through a share exchange with Fifth Season HK and its shareholders, Mr. Shaoping Lu, Ms. Chushing Cheung and Power Guide Investment Limited, whereby we acquired 100% of the issued and outstanding capital stock of Fifth Season HK in exchange for 391,543,500 shares of our common stock. After consummation of the reverse acquisition transaction, the former shareholders of Fifth Season HK held 98% of our issued and outstanding capital stock on a fully-diluted basis. The share exchange transaction resulted in our acquisition of Fifth Season HK. The business purpose for the share exchange transaction was for the Company to assume the business and operations of Fifth Season HK. After the share exchange transaction, Mr. Lianmo Wu, who was the ultimate controlling shareholder of Fifth Season HK, became the controlling shareholder of the Company through the shareholdings of his wife, Ms. Chushing Cheung.

On October 12, 2010, in connection with signing of the Exchange Agreement, Mr. Shaoping Lu, our sole officer and director, resigned from his positions as our President and Treasurer, but remained in his position as our Chief Executive Officer. At the same time, our board appointed Mr. Lianmo Wu as President and Treasurer, Ms. Zhumin Zhang as our Chief Financial Officer and Mr. Xiaolei Xing as our Chief Operating Officer.

Upon the closing of the reverse acquisition on March 31, 2011, our board of directors increased its size from one to four members and appointed Mr. Wu, Mr. John Eliasov and Mr. Xiaolei Xing to fill the vacancies created by such increase. Mr. Wu’s appointment became effective immediately, while the remaining appointments will become effective on the tenth day following our mailing of an information statement complying with the requirements of Section 14f-1 of the Exchange Act, or the Information Statement, to our stockholders, which will be mailed on or about April 11, 2011. As a result of the reverse acquisition, Fifth Season HK became our subsidiary and the former shareholders of Fifth Season HK became our controlling stockholders. For accounting purposes, the share exchange transaction with Fifth Season HK was treated as a reverse acquisition, with Fifth Season HK as the acquirer and Fifth Season International, Inc. as the acquired party.

Between February and December of 2010, we consolidated all our subsidiaries under Fifth Season HK, an entity beneficially owned and controlled by non-PRC individuals who were not in control of the PRC subsidiaries at the time of the reverse merger (referred to throughout as the “reorganization”). The purpose of the reorganization was to turn affiliated mainland companies into 100% wholly-owned subsidiaries of Fifth Season HK, creating a simple corporate structure under the parent company Fifth Season HK. Our management believed that this simplified structure was necessary to make the Company more attractive to an off-shore acquirer, as well as legally effect the reverse acquisition of Fifth Season HK under the PRC’s Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the 2006 “M&A Rules”), discussed in more detail under the “Regulations” heading in the Amendment.

Following is summary information regarding the establishment or acquisition of each of our subsidiaries and how each transaction materially contributed to the creation of Fifth Season HK.

Fifth Season HK – Our subsidiary, Fifth Season HK, was incorporated in Hong Kong on February 1, 2007, by Mr. Lianmo Wu who held 510,000 original shares and Ms. Zhumin Zhang who, on behalf of Mr. Lianmo Wu, held 490,000 original shares, to serve as an investment holding company for subsidiaries mainly serving as investment holding companies or engaged in commercial real estate operations or in the wholesale of goods. On April 28, 2008, Ms. Zhang, under the instruction from Mr. Lianmo Wu, transferred an aggregate of 410,000 shares to Lin Yong, Chan Wei Dong, Zhang Jian Jun and Chen Hui Ming (all of them held the shares on behalf of Mr. Lianmo Wu), for a consideration of HK$1 per share. On August 3, 2009, Lin Yong, Chan Wei Dong, Zhang Jian Jun and Chen Hui Ming, under the instruction from Mr. Lianmo Wu, transferred their 410,000 shares to Ms. Chushing Cheung, and Ms. Zhumin Zhang, under the instruction from Mr. Lianmo Wu, transferred her remaining 80,000 shares to Ms. Chushing Cheung for a consideration of HK$1 per share. On September 20, 2009, Mr. Lianmo Wu transferred his 510,000 shares to Ms. Cheung for a consideration of HK$1 per share and on July 29, 2010, Ms. Chueng transferred 250,000 shares to Mr. Shaoping Lu for a consideration of US$36 per share. On October 18, 2010, Ms. Cheung and Mr. Lu transferred 114,055 and 59,616 shares, respectively, to Power Guide Investment Limited for a consideration of US$36 per share. As a result, Ms. Chueng, Mr. Lu and Power Guide Investment Limited became the only three shareholders of Fifth Season HK, holding 635,945 or about 64% of shares, 190,384 or about 19% of shares; and 173,671 or about 17% of shares., respectively.

Business Real Estates – Our indirect subsidiary, Business Real Estates, was established by Mr. Wu in Hong Kong on November 19, 2008, to serve as an investment holding company. On February 5, 2010, as part of a plan of reorganization, Fifth Season HK acquired Business Real Estates from Mr. Wu for a cash consideration equal to Business Real Estates’ registered paid-in capital of HK$1 million (approximately $128,700). Business Real Estate established Kairui Real Estate in the PRC on August 2, 2010, to engage in the investment, assignment and leasing of commercial properties, however, we are in the process of winding up Kairui Real Estate in four stages, the first of which was commenced in May, 2011. In May, we applied for approval from the Foreign Trade and Economic Cooperation (FTEC) Bureau in Hangzhou for termination of company’s business and are awaiting such approval. Once we receive FTEC approval, we will effect a mandated publication regarding the termination in a provincial newspaper that will run for 45 days. In the third stage, we will formally revoke Kairui Real Estate’s licenses, including its tax registration certificate and articles of incorporation by submitting a revocation request and a shareholder resolution to local authorities. In the final stage, we will go to the local industrial and commercial bureau to officially terminate Kairui Real Estate. The termination of Kairui Real Estate will have minimal effect on the Company since it is a company with no operation or assets.

TFS Trade – Our indirect subsidiary, TFS Trade, was established by Fifth Season HK in the PRC, on September 15, 2009, for the marketing and wholesale of goods. On December 8, 2010, Mr. Wu and Ms. Zhumin Zhang transferred all their equity interests in TFS GM, and its wholly-owned subsidiaries, Shanghai Jiadu, Jiashan TFS, Shanghai Lomo, Wuxi TFS, Liyang TFS, Tengzhou TFS, and Zibo Jiadu, to TFS Trade, for a cash consideration equal to TFS GM’s registered paid-in capital of RMB 30 million (approximately $4.6 million).

  TFS GM, was originally established in the PRC by Mr. Lianmo Wu on August 12, 2008, with 50% of the equity interests at the time being held by Ms. Zhumin Zhang (who held equity interests on behalf of Mr. Wu). TFS GM is engaged in the investment, assignment and leasing of commercial properties.

  Shanghai Jiadu was originally established in the PRC by unrelated third parties, Shanghai Liyin Enterprise Development Co., Ltd. and Mr. Xiaodi Xing, on May 11, 2007. On July 14, 2009, TFS GM and Mr. Zhongwei Feng (who acquired the equity interest on behalf of Mr. Wu), acquired 90% and 10%, respectively, of Shanghai Jiadu from its shareholders for a cash consideration of RMB 450,000 and RMB 50,000, respectively, or an aggregate of RMB 500,000 (approximately $73,250). On December 20, 2010, as part of the reorganization, Mr. Wu transferred his 10% equity interest in Shanghai Jiadu (held by Mr. Feng) to TFS GM, for the same cash consideration of RMB 50,000 (approximately $7,325).  Shanghai Jiadu is engaged in the investment, assignment and leasing of commercial properties.

  Shanghai Lomo was originally established in the PRC by an unrelated third party, Shanghai Shuangou Property Co., Ltd., on September 2, 2008.  On July 30, 2009, TFS GM acquired Shanghai Lomo from its shareholder for a cash consideration of RMB 1 million (approximately $146,500).  Shanghai Lomo is engaged in the investment, assignment and leasing of commercial properties.

  On November 19, 2009, TFS GM established Wuxi TFS as its wholly owned subsidiary. Wuxi TFS is engaged in the investment, assignment and leasing of commercial properties.

  On November 27, 2009, TFS GM established Liyang TFS as its wholly owned subsidiary. Liyang TFS is engaged in the investment, assignment and leasing of commercial properties.

  On August 5, 2010, TFS GM established Tengzhou TFS as its wholly owned subsidiary.  Tengzhou TFS is engaged in the investment, assignment and leasing of commercial properties.

  Jiashan TFS was originally established in the PRC by TFS GM and Mr. Wu on September 3, 2009, with Mr. Wu holding 49% of the equity interests.  On October 8, 2010, as part of reorganization, Mr. Wu transferred all his equity interest in Jiashan TFS to TFS GM for a cash consideration of RMB 20 million (approximately $3 million).  Jiashan TFS is engaged in the investment, assignment and leasing of commercial properties, including hotels.

  On November 3, 2010, TFS GM established Zibo Jiadu as its wholly owned subsidiary.  Zibo Jiadu is engaged in the investment, assignment and leasing of commercial properties.

  Shandong TFS was established on December 8, 2009 by Wen Yue and Yong Liu, who are not related individuals, and held by them 10% and 90%, respectively.  On April 26, 2010, Shandong TFS and Hongsen Xu, established Zibo Lomo in the PRC, respectively holding 90% and 10% of equity interest. On December 17, 2010, TFS GM acquired the equity interest in Shandong TFS held by Wen Yue and Yong Liu, and the equity interest in Zibo Lomo held by Hongsen Xu, for a cash consideration of RMB 10.2 million (approximately $1.5 million).  Shandong TFS is engaged in the investment, assignment and leasing of commercial properties.

TFS Technology – Our indirect subsidiary, TFS Technology, was established by Fifth Season HK in the PRC, on November 6, 2009, for the development and operation of online stores, however, as of November 2011, TFS no longer engages in the operation of online stores. We paid $5,000,000 in registered capital contribution for TFS Technology in July, 2011. Both TFS Trade and TFS Technology are wholly owned by Fifth Season HK.

Our Corporate Structure

All of our business operations are conducted through our Chinese operating subsidiaries. The chart below presents our corporate structure:

Our Industry and Principal Market

Commercial Leasing

We are involved in the commercial real estate industry in China. China’s real estate industry has expanded rapidly in recent years as a result of the growth of China’s economy, the trend toward rapid urbanization, an increasingly affluent urban population and government-mandated reforms in the real estate industry.

Commercial real estate, also known as business real estate, refers to those real estate investment goods that can generate benefits in the form of property appreciation via reasonable operation. Along with the economic recovery of China in 2009, the commercial real estate market has shown a robust trend with the sales and areas sold soaring month by month. Commencing in 2010, the Chinese Government took steps to strengthen its regulation and control over the real estate market, with the release of regulation and policies which seriously dampened the housing market. As a result, quite a few developers and investors have successively transferred their investments to less regulated commercial real estate, resulting in an uptrend in sales in the commercial real estate sector, as well as the amount of square meters being sold as compared to prior years. According to the 2009 and 2010 annual reports from the National Bureau of Statistics of China, between January and May, 2010, the aggregate area of office buildings sold increased by 74.5% year-on-year and the aggregate area of commercial facilities sold increased by 45.7% year-on-year, as compared to only a 19.9% growth of the aggregate area of residential space sold during the same period.

The more relatively developed commercial real estate markets are located in Tier 1 cities, such as Beijing, Shanghai and Shenzhen, where there is generally more robust economic development and favorable business climate. In 2009, Shanghai, Beijing, Zhejiang, Jiangsu and Guangdong ranked as the top 5 regions for investment in office buildings nationwide, with their aggregate investment amounting to 56% of the total PRC investment in such properties.

According to the National Bureau of Statistics of China, investment in both commercial and residential real estate development has experienced strong growth in recent years. We believe China’s commercial real estate market will continue to experience strong growth and that such growth will expand to China’s Tier 2 and Tier 3 cities. We have positioned ourselves in these markets as part of our strategy to acquire properties at a low cost, to gain first mover advantage and to avoid the intense competition in Tier 1 regions.

Market for Wholesale Goods

We are also engaged in the sale of goods, such as copper, steel, energy saving lamps, clothing and zinc slabs, and in online sales of general consumer products manufactured by third-parties, including small home appliances, toys, clothing, footwear, luggage and accessories. In recent years China has been become the dominant force in the supply of wholesale goods. According to 2010 annual report from the National Bureau of Statistics of China, China has a population of about 1.341 billion. The average annual disposable income of an urban resident is RMB 19,109 ($2898.82), which is well below its US counterpart. Labor resource is relatively cheap and abundant in China. With cheap labor costs at their disposal PRC companies can offer wholesale goods at very competitive prices. By working more and more with companies wanting goods for domestic and international markets, wholesalers in China have developed higher quality standards which have advantages for both the wholesalers themselves and the customers they hope to attract.

Our Competitive Strengths

We believe the following strengths allow us to compete effectively in the PRC commercial real estate market:

  We have a proven track record in the successful sale or lease of commercial properties. Since our inception in 2007, we have leased properties having an aggregate gross floor area of approximately 30,000 square meters. Our ability to cater to our customers’ preferences has been a major factor in the growth of our business. By leveraging our experience and track record, we believe that we can penetrate the real estate markets in tier two and tier three cities in China.

  We have a widely recognized brand name in an attractive coastal market. We market most of our commercial properties under the brand name “Fifth Season.” We are recognized for the quality of our commercial properties and the services we provide. By gradually building our reputation in the industry, we hope to attract more customers in the future. We believe that the quality of our real estate and the recognition of our brand name by our customers are important to our success.

  We have an experienced management team. We have an experienced management team with extensive operating experience and industry knowledge. The management team has gained a wealth of knowledge in the real estate industry after some years of practices in real estate consulting. The team has developed many close relationships with third party property owners and company tenants. The innate understanding of local real estate market and unmatched resources possessed by the team enable us to deliver good performance locally. Some of our team members have years of working experiences in the commercial real estate industry. In addition, our staff is well trained and is motivated by our incentive programs.

  We have a large number of commercial properties at premier locations for lease or for sale. We believe that our ownership or access to premium commercial properties gives us an advantage over our competitors who do not have similar properties and must acquire them prior to lease or sale. We acquire properties by both direct purchases and by the acquisition of equity interest of companies with properties, and we are well positioned as first movers in our Tier 2 and Tier 3 markets, thereby avoiding intense competition from competitors in Tier 1 markets. We believe that our low-cost strategy enables us to compete favorably in the commercial real estate market.

We believe the following strengths allow us to compete effectively in the market for the wholesale of goods:

  Experienced Professionals. We have a well-trained and professional goods sales team that is experienced in the wholesale of goods.

  Customer and Supplier Relationships. We have established and maintained close and stable relationships with some of our major customers and suppliers, some of whom have worked with us since inception. For example, our suppliers, Guangdong Guanghong International Trade Co., Ltd. and Hangzhou Yinli Lighting Co., Ltd. have had commercial arrangements with us since early 2009.

Our Growth Strategy

Commercial Leasing

Our goal is to become a leading commercial real estate developer and operator in China. We believe that China’s commercial real estate market provides us with significant growth opportunities. We intend to pursue the following strategies to achieve our goal:

  acquire undervalued companies with high-quality, differentiated real estate assets in the better submarkets in our core markets;

  improve the operating results of our existing properties through concentrated leasing, asset management, cost control and customer service efforts;

  acquire commercial properties in in-fill and central business district locations that improve the overall quality of our portfolio and generate attractive returns over the long-term for our stockholders;

  selectively dispose of properties no longer considered to be core holdings primarily due to location, age, quality and overall strategic fit; and

  maintain a conservative, flexible balance sheet with ample liquidity to meet our funding needs and growth prospects.

Wholesale of Goods

Our goal is to keep the wholesale of goods a profitable business and to better support other areas of our business. We are keen to pursue the following strategies to achieve our goal:

  improve the operating results of our wholesale business through developing new customers and strengthen suppliers management to enhance competitiveness by reducing purchase cost; and

  improve the operating results of our online sales through replenishing more goods and high-grade goods and cooperating with other online platforms.

  overseas partners to supply goods at a lower cost after securing new customers through local third party partners;

  seek new customers to increase sales and to reduce the reliance on key customers;

  maintain good customer and supplier relationships to ensure a sustainable business environment;

  selectively discontinue the purchase and sale of goods that are no longer considered to be profitable.

Our Services

We are engaged in the investment, assignment, and leasing of commercial properties, in the operation of department stores, and in the wholesale of goods in China. In 2009, we expanded our business to include wholesale of goods, such as copper, steel, energy saving lamps, clothing and zinc slabs. In 2010, we began engaging in online sales of general consumer products manufactured by third-parties, but discontinued this business in November 2011 in order to comply with PRC government prohibitions of engagement in such activity by foreign invested companies.

Real Estate Activities and Services

Investing Activities – We acquire undervalued companies with commercial property leasing businesses in Tier 2 and 3 cities in China. When we have sufficient funding we sometimes also acquire newly built first-hand or second-hand commercial properties in Tier 2 and Tier 3 cities in China. We use either cash on hand or loan for effecting such acquisitions. The undervalued businesses or second hand commercial properties often have poor management or old interiors, and so we anticipate property appreciation under our ownership of such properties. Newly built commercial properties in China generally do not include improvements such as renovation and furniture. As a result we usually improve the interior on first-hand or second-hand properties that we acquire. When such properties are fully renovated, we will lease them to clients such as clothing retailers and supermarket chains. Currently, all of our purchased properties generate rental income.  In a general investment procedure, we mainly generate lease revenue and incur acquisition and renovation costs. Approximately 57% of our properties are owned by us.

Property Management – We offer property management services to our commercial real estate clients in exchange for monthly management fees.  In connection with such services, we expect that will be required to incur expense related to the hiring of staff to provide maintenance, security, and other services on such managed properties. However, none of our clients have taken advantage of our property management services to date and so we recorded nil management fees and related expenses for the years ended December 31, 2010 and 2009.

Property Assignment – Assignment of property is a term used to describe the sale of property in China.  Under the PRC’s Property Law all land resources belong to the Chinese government, sp a property owner in China only owns the building on his property and has to obtain the right to use the land on which the building is located.  A residential land use right will automatically renew when the use right term expires. When the property owner in China sells the building on his property, the attached land use right is usually assigned /transferred to the new property owner and the assignment/transfer is registered with the relevant governmental agency.  We may assign or transfer our commercial properties to unrelated third parties if we believe that such property is underperforming or has become overvalued. When we assign such property, we generate sales revenue and our relevant property right is transferred to the purchaser.

Commercial Leasing – We lease commercial properties, such as department stores, and karaoke lounges, to third party customers in China. We obtain rights to our leased properties by purchasing or renting them from the original holders of such rights, and then we physically revamp or renovate the interior of such properties prior to leasing them. In general practice, we pay with our own cash for the renovation costs including the cost of renovation materials and labor.  We earn revenues through the receipt of monthly lease payments from our tenants, most of which are department store tenants. We also earn revenue from occasionally providing consulting services to third party property owners who wish to sell or lease commercial properties.

During the years ended December 31, 2010 and 2009, our commercial real estate activities accounted for 3.1% and 5.8% of our total revenue, respectively, and 6.5% and 7.9%, of our total cost and expenses, respectively. We intend to focus and expand our commercial real estate business in the coming years.

Wholesale of Goods

We also engaged as distributors in the wholesale of goods, such as copper, iron powder, steel, energy saving lamps, clothing and zinc slabs. Our goods are sold in large quantities to wholesale customers in China, including to Hangzhou Hengding Plastic and Wood Tools Co., Ltd., Zhejiang Jinghua Industry Co., Ltd. and Shanghai Senghong Metal Co., Ltd., who use our goods for various purposes.

In 2009, we expanded our business to include the wholesale of goods, such as copper, steel, energy saving lamps, clothing and zinc slabs, to wholesale and retail customers in China. We have a network of buyers and suppliers with whom we have a good relationship, and we gain new customers or suppliers primarily through referrals. Our suppliers of copper and other raw materials are companies that provide large quantities of wholesale goods primarily used as raw materials by manufactures. We source goods for our customers from suppliers of such goods and we earn revenue from the difference in the price that we pay to suppliers and the price for which we sell such goods to our customers. In the conduct of such business we independently determine and negotiate prices with our suppliers and customers and we are the primary obligor in our purchase and sales transactions. We enter into sales contracts with our customers and are ultimately responsible for providing the products ordered by our customers in accordance with such sales contracts. Our suppliers are not involved in any of our sales contracts and do not have any obligation to our customers. We bear the risk of physical loss for products ordered by our customers, as well as all the credit risk for the amounts billed to them. We enter into separate agreements with suppliers and negotiate with them on price as well as other contract terms, including on the return of unsatisfactory goods within a certain period, however, we have no general arrangement with them to return unsold goods. Although our customers have specific requirements on the quality of goods ordered, they are not involved in the selection of our suppliers. Once our customer places an order and we place an order with our supplier based on our customer requirements, we generally take title of the goods prior to shipment and we are obligated to pay for such goods, regardless of whether our customer returns unsatisfactory goods to us within such period. In some circumstances we are also required to make advance deposits with suppliers, and where products are in high demand, we sometimes place orders and pay in advance for such products, regardless of whether we have received customer orders for such items or whether payment has been collected in full from a customer.  Although we are obligated to pay for goods purchased from our suppliers, we sometimes orally offer credit terms to our customers, usually one to three months, based on negotiations with our customers. We accept payment from our customers and then pay the respective suppliers and arrange for delivery directly to such customer. As a result, the copper and other raw materials that we sell do not need to be stored by us and in fiscal year 2009 and 2010, we did not incur any warehousing expense for such goods. Our procedures for the wholesale of copper and other raw materials is the same as our procedures for selling lamps, clothing and other items, except that in our wholesale of clothing (conducted through our discontinued online sales business), we sometimes stored the goods in our storage facility prior to resale.

Our contracts for the sale of goods have increased from five in 2009 to sixteen in 2010, with sales to the top four customers, Zhejiang Jinghua Industry Co., Ltd., Kunlun International Trade Co., Ltd, Shanghai Senhong Metal Co., Ltd. and Shanghai Tongli Metal Co., Ltd., accounting for approximately 17%, 18%, 22% and 17%, respectively, or a combined 74% of our revenues from the purchase and sale of goods, for the fiscal year ended December 31, 2010. We hope to increase the variety of our wholesale goods to include goods such as coal, while gradually building relationships with suppliers and customers. During the years ended December 31, 2010 and 2009, 96.8% and 94.2% of our revenues, respectively, and 93.3% and 92.1% of our total cost and expenses, respectively, were derived from our wholesale of goods business.

Online Sales

Prior to November 2011, we also sold general consumer products online to individual shoppers via our website http://www.d5jmall.com, operated by our subsidiary, TFS Technology. Our online products included small home appliances (such as kitchenware and soybean blenders), shoes, socks, hats, suitcases, bags and toys, among others. The general consumer products were supplied by vendors of various types, which included clothing, small home appliance, kitchenware, home decoration and bedroom goods. During the years ended December 31, 2010 and 2009, revenue from our online sales only accounted for 0.1% and nil of revenues and 0.08% and nil of our expenses during the respective periods.

In November 2011, we terminated TFS Technology’s online sales business due to our inability to comply with PRC law prohibiting foreign invested companies from conducting online commercial business in China.

Supplier Relationships

The success of our wholesale business is dependent upon satisfactory and stable supplier relationships. Our primary suppliers for the year ended December 31, 2010, were Guangdong Guanghong International Trade Co., Ltd. and Hangzhou Yinli Lighting Co., Ltd., which accounted for approximately 50% and 22%, respectively, of the expenses incurred by our wholesale of goods.

The loss of or disruption in supply from any one of these major suppliers may have a material adverse effect on our revenue and earnings. While we have no indication that any of our suppliers plan to discontinue selling us goods, we generally do not have long-term written contracts with our major suppliers that would require them to continue supplying us. However, we have not experienced significant difficulty in maintaining satisfactory sources of supply, and we generally expect that adequate sources of supply will continue to exist for the types of goods that we sell.

Our Customers and Marketing Efforts

Commercial Leasing

The customers of our commercial leasing business are the commercial tenants who lease our department stores, office buildings, hotels, and karaoke lounges. Our tenants include, among others, Trust-Mart, Bank of China, and Boshiwa International Holding Limited. Our top customers in 2010 and 2009 were Trust-Mart, Boshiwa International Holding Limited, China National Gold Group Corporation, Jiangsu Tangyun Taiping Clothing Co., Ltd. and Shanghai Qunqi Gongmao Co., Ltd., however, none of these customers accounted for more than 10% of our total revenues for either period.

Our marketing campaign uses various advertising media to market our own and third-party commercial properties, including newspapers, magazines, television, radio, e-marketing, outdoor billboards, and members’ monthly mailing catalogs.

Wholesale of Goods

Our contracts for the wholesale of goods have increased from five in 2009 to sixteen in 2010, including to customers such as Zhejiang Jinghua Industry Co., Ltd., Kunlun International Trade Co., Ltd, Shanghai Senhong Metal Co., Ltd., and Shanghai Tongli Metal Co., Ltd., who accounted for approximately 17%, 18%, 22% and 17%, respectively, or a combined 74% of our revenues from the wholesale of goods, for the fiscal year ended December 31, 2010.

Little traditional advertisement is needed to market our products. We find new customers through third-party referrals and public relations campaigns. Such third parties include friends and affiliates of our employees and management. We also conduct seminars such as real estate investment seminars and business cooperation seminars to which we invite local entrepreneurs to attend, and we hand out brochures and compact discs with promotional content and exchange contact information with our attendees. A few such seminars are broadcasted on the local television news. We also host a year-end gala before the end of each Chinese Lunar New Year, which many of our clients and local entrepreneurs attend. We believe that such seminars and year-end parties serve as promotional events for us to enhance our corporate image and consolidate ties with our staff and with existing and prospective clients.

We aim to increase the variety of our wholesale goods while gradually building relationships with suppliers and customers. One of the most important categories of goods we want to add is energy goods, such as coal.

Competition

Commercial Leasing

Competition in the PRC commercial real estate market is based primarily on location and service. We compete mainly in Tier 2 and Tier 3 markets in Eastern and Northeastern China, including Jiangsu, Zhejiang, Anhui, Shandong, Shenyang, Hebei, Shanxi, Gansu and Neimenggu province.

Our primary competition comes from domestic companies such as the Wangfujing Department Store Co., Ltd. and Intime Department Store (Group) Company Ltd. Wangfujing Department Store Co., Ltd. is a domestic competitor at the national level, whereas Intime Department Store (Group) Company Ltd. that has stores concentrated in the Southeastern region of China and is a current competitor in the Tier 2 and 3 markets. Additional competition comes from large companies such as Wanda Commercial Properties Co., Ltd. and China Resources Land Co., Ltd. that are both larger than us in terms of assets and sales volume, have a longer history of operation and possess greater name recognition, assets, personnel, sales, and financial resources. Many of these competitors are now China and Hong Kong public companies.

Wholesale of Goods

Our primary competition in the wholesale of goods business comes from domestic companies such as Zhejiang Provincial Energy Group Company Limited (“Zhejiang Provincial”) and Zhejiang Jiebang Holding Group, Inc. (“Zhejiang Jiebang”). Zhejiang Provincial is a state-owned energy enterprise with RMB 10 billion (approximately, $1.52 billion) in registered capital, that mainly trades energy products, such as coal and natural gas. Zhejiang Jiebang is a local conglomerate with RMB 100 million ($15.29 million) in registered capital, that is engaged in the wholesale of goods as one of its main businesses.

Intellectual Property

We own one trademark for “第五季百货,” which means “The Fifth Season General Merchandise.” The duration of the trademark is from December 14, 2010 to December 13, 2020. The trademark is used as a marketing tool to brand some of our commercial properties, including department stores, as it is a unique and easily remembered symbol for public consumers. We rely on the PRC intellectual property, contractual restrictions and laws against unfair competition to protect our brand name and trademarks. We believe our intellectual property is important to our success.

Employees

As of December 31, 2010, we employed a total of 334 full-time employees and no part-time employees. The following table sets forth the number of our employees by function.

Function	Number of Employees
Management	40
Administration and Finance	97
Technicians	43
Marketing and Sales	118
Other	36
Total	334

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to contribute 80% of the premium while employees contribute 20% on a monthly basis to meet the contribution requirement, which differs from city to city. In addition, we are required by Chinese law to cover employees in China with various types of social insurance.

As of December 31, 2010, we have underpaid RMB 300,000 (approximately $45,510) in the above required contribution for some employees of our PRC subsidiaries, and as a result, we may face a fine of up to RMB 20,000 (approximately $3,034) and be ordered to cure such delinquency. We are aware of the above requirement, and we will take actions to fully fulfill the required contribution for the employees of our PRC subsidiaries.

Regulation

Because our primary operating subsidiaries are located in China, we are regulated by China’s national and local laws, including those outlined in more detail below. We believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies, and that all license fees and filings are current.

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the Administrative Regulation on Environment Protection on Construction Project promulgated and implemented on November 29, 1998 by the State Council, the Law on Appraising of Impact on Environment promulgated on October 28, 2002 and implemented on September 1, 2003 by the Standing Committee of National People’s Congress, the PRC Law on the Prevention and Control of Water Pollution and its implementation rules, the PRC Law on the Prevention and Control of Air Pollution and its implementation rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

Dividend Distributions

Under applicable PRC regulations, foreign invested enterprises, or FIEs, in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Taxation

Prior to January 1, 2008, the foreign invested enterprises set up in PRC shall pay income tax according to the Foreign-invested Enterprise and Foreign Enterprise Income Tax Law of PRC against its gains from business and operation and other gains. On March 16, 2007, the National People's Congress of China passed a new Enterprise Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008. The EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization’s global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors—Risks Related to Doing Business in China—Under the New Enterprise Income Tax Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

In addition, the EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement. Under the Arrangement between the Mainland and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, effective as of January 1, 2007, such dividend withholding tax rate is reduced to 5% if a Hong Kong resident enterprise owns over 25% of the PRC company distributing the dividends. As Fifth Season HK is a Hong Kong company and owns 100% of our PRC subsidiaries, under the aforesaid arrangement, any dividends that our PRC subsidiaries pay may be subject to a withholding tax at the rate of 5%. However, if Fifth Season HK is not considered to be the “beneficial owner” of such dividends under the Notice Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, promulgated by the State Administration of Taxation on October 27, 2009, such dividends would be subject to the withholding tax rate of 10%. The withholding tax rate of 5% or 10% applicable to Fifth Season will have a significant impact on the amount of dividends to be received by the Company and ultimately by stockholders.

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay value added tax, or VAT, at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to some or all of the refund of VAT that it has already paid or borne.

Pursuant to the Provisional Regulation on Business Tax of PRC (1993), as amended 2008, and the Implementation Rules of the Provisional Regulation on Business Tax of PRC (1993), as amended 2008, all entities and individuals providing taxable services, transferring intangible assets or selling real estate within PRC must pay business tax. The rates of business tax shall be implemented in accordance with such regulation.

The Foreign-invested Enterprises Law of PRC (“the Foreign-invested Enterprises Law”) and its Implementation Regulation

The Standing Committee of the National People’s Congress, one of the legislatures of PRC, promulgated the Foreign-invested Enterprises Law on April 12, 1986 and amended it on October 31, 2000, and the State Council approved the Implementation Regulation on the Foreign-invested Enterprises Law on October 28, 1990 and amended it on April 12, 2001. The Foreign-invested Enterprises Law and its implementation regulation provide regulations in relation to the establishment of foreign invested enterprise, form of organization and registered capital, methods of contributing investments and the time limit, use of land, taxation, foreign exchange control, termination and liquidation.

With respect to profit distribution of foreign funded enterprise, according to above mentioned laws and regulations, foreign funded enterprise shall extract the reserve fund and the worker reward and benefit fund from the after-taxed profit. The amount to be set aside for the reserve fund must not be less than 10% of the enterprise’s after-taxed profit, and could cease to retain if the amount has reached to 50% of the registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Provisions on Guiding the Orientation of Foreign Investment

The investment and establishment of Sino-foreign equity joint ventures, Sino-foreign cooperative joint ventures and wholly foreign-owned enterprises are subject to the Provisions on Guiding the Orientation of Foreign Investment promulgated by the State Council on February 11, 2002, and became effective as of April 1, 2002, and was amended in 2007. These provisions are the basis for the application of relevant policies in directing, examining and approving projects and enterprises with foreign investment. Foreign investment in PRC industries are either encouraged, permitted, restricted or prohibited. The encouraged, restricted and prohibited industry categories are listed in the Foreign Investment Industrial Guidance Catalogue, and any unlisted industry category is considered to be permitted. TFS Technology’s online-sale business, which accounted for 0.1% and nil of revenues, respectively, for the years ended December 31, 2010 and 2009, falls into the prohibited category, but our wholesale of goods and real estate operations fit within the permitted category. We have recently completed the process of terminating our online business operations. TFS Technology is now in compliance with PRC laws.

Measures for the Administration on Foreign Investment in Commercial Fields

Measures for the Administration on Foreign Investment in Commercial Fields was issued by the Ministry of Commerce of the People’s Republic of China on April 16, 2004 indicates: where a foreign company, enterprise and other economic organization or individual establishes foreign-funded commercial enterprises within the China territory and undertakes business activities, the Measures shall be observed. The competent commerce departments of the state shall make supervision over and administration on foreign investment in commercial fields and the business activities of foreign-funded commercial enterprises according to law. The Measures stipulates the requirements of a foreign-funded commercial enterprise and a foreign-funded commercial enterprise which undertaking the commission agency, wholesale, retail and franchising business activities or opening a store.

Laws and Regulations in Relation to Labor

The Labor Law promulgated by the Standing Committee of the National People Congress on July 5, 1994, implemented since January 1, 1995, and amended on August 27, 2009, has covered provisions relating to the execution of labor contracts and collective contracts, working time, rest and vacation, wages, labor safety and hygiene, special protection of female and under aged workers, career training, social insurance and benefit, labor disputes and management of labor disputes.

Pursuant to the Labor Contract Law promulgated by the Standing Committee of the National People Congress on June 29, 2007, and implemented since January 1, 2008, and Implementation Regulation of Labor Contract Law of PRC (“Implementation Regulation of Labor Contract Law”), PRC employers and employees are required to enter into a labor contract when the labor relationship is established and each of the employer and employee is required to perform its obligation according to stipulations of such labor contract, including the payment of remuneration to the employee on time and in full.

Pursuant to the Social Insurance Law promulgated by the Standing Committee of the National People Congress on December 28, 2010, to be implemented from July 1, 2011, employees are required participate in pension insurance, medical insurance, unemployment insurance, occupational injury insurance and maternity insurance. Pension insurance, medical insurance and unemployment insurance fees are required to be jointly paid by the employee and employer, while the fees for occupational injury insurance and maternity insurance are required to be paid by employer.

Pursuant to the Interim Regulation Concerning the Collection of Social Insurance Fees promulgated and implemented on January 22, 1999 by the State Council, and the Interim Measures Concerning the Administration of the Registration of Social Insurance Law promulgated and implemented on March 19, 1999 by the Ministry of Labor and Social Security of PRC (“Ministry of Labor and Social Security”), a PRC employer is required to register social insurance with the social insurance authorities, and purchase pension insurance, medical insurance and unemployment insurance together with its employees.

According to the current national standard in China, each executive officer receives basic pension and personal account pension benefits on a monthly basis after retiring. In general, men’s retiring age is 60 whereas women’s retiring age is 55. People who have their pension contribution paid for more than 15 years are eligible for the state pension scheme. Total pension received consists of basic pension and personal account pension. The formula for determining an individual’s basic pension is: Basic Pension = the average monthly salary in registered province in the previous year x (1+personal average contribution index) / 2 x years of contribution x 1%. Generally, the basic pension amounts to approximately 20% of an individual’s average monthly salary in his registered province in the previous year. The formula for determining an individual’s personal account pension is: Personal Account Pension = personal account pension savings / total months (total months are 170 if retiring age is 55 or 139 if retiring age is 60). The pension scheme varies from place to place in China depending on the average local salary and local policies and is a relatively new system compared to its U.S. counterpart. The PRC government has been working consistently to improve the system, and therefore the state pension scheme may be subject to change in the future.

Foreign Currency Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008). Under these Rules, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of, and/or registration with, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, or its local counterparts (as the case may be) is obtained.

Pursuant to the Foreign Currency Administration Rules, FIEs in China may purchase foreign currency without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange (subject to a cap approved by SAFE) to satisfy foreign exchange liabilities or to pay dividends. In addition, if a foreign company acquires a company in China, the acquired company will also become an FIE. However, the relevant PRC government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from, and/or registration with, SAFE.

Land Use Rights

All urban land in China is owned by the State. Pursuant to Interim Regulations of the People’s Republic of China Concerning the Assignment and Transfer of the Right to the Use of the State-owned Land in the Urban Areas, which became effective on May 19, 1990, individuals and companies are permitted to acquire rights to possess, use, and benefit from land underlying urban land for specific purposes, including residential, industrial and commercial purposes, as evidenced by a property ownership certificate in the name of the holder. Land use rights are granted for a period of 70 years for residential purposes, 50 years for industrial purposes and 40 years for commercial purposes. These periods may be renewed at the expiration of the initial and any subsequent terms. Upon approval by both the land administrative authorities and city planning authorities, industrial parcel uses may be converted to other uses, and the duration and other clauses in the land use right granting agreement will be revised to match the new use. Granted land use rights are transferable and may be used as security for borrowings and other obligations. We have received the necessary land use right certificates for the properties described under “Properties.”

Insurance

Except for vehicle insurance, we do not have any business liability, interruption or litigation insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, we are subject to business liability exposure. See “Risk Factors—Risks Related to Our Business—we have limited business insurance coverage in China.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

The recent financial crisis could negatively affect our business, results of operations, and financial condition.

The recent credit crisis and turmoil in the global financial system may have an impact on our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital, which could have an impact on our flexibility to react to changing economic and business conditions. Our business requires access to substantial financing. If we are not able to obtain adequate financing in a timely manner, our ability to complete existing projects and expand our business could be materially adversely affected. In addition, these economic conditions also impact levels of consumer spending, which have recently deteriorated significantly and may remain depressed for the foreseeable future. Real estate market generally declines during recessionary periods and other periods where disposable income is adversely affected. If demand for our products fluctuates as a result of economic conditions or otherwise, our revenue and gross margin could be harmed.

Our business is susceptible to fluctuations in the real estate market of China, especially in certain areas of southeastern China where our operations are concentrated, which may adversely affect our sales and results of operations.

Our business depends substantially on the conditions of the PRC real estate market. Demand for real estate in China has grown rapidly in the recent decade but such growth is often coupled with volatility in market conditions and fluctuations in real estate prices. For example, the rapid expansion of the real estate market in major provinces and cities in China in the early 1990s, such as Shanghai, Beijing and Guangdong province, led to an oversupply in the mid-1990s and a corresponding fall in real estate values and rentals in the second half of the decade. Following a period of rising real estate prices and transaction volume in most major cities, the industry experienced a severe downturn in 2008, with transaction volume in many major cities declining by more than 40% compared to 2007.

Average selling prices also declined in many cities during 2008. Fluctuations of supply and demand in China’s real estate market are caused by economic, social, political and other factors. To the extent fluctuations in the real estate market adversely affect real estate transaction volumes or prices, our financial condition and results of operations may be materially and adversely affected.

We are heavily dependent on the performance of the commercial property market in China, which is at a relatively early development stage.

The commercial property industry in the PRC is still in a relatively early stage of development. Although demand for commercial property in the PRC has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal, and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information and the overall low level of transparency in the PRC, especially in tier-two cities that have lagged in progress in these aspects when compared to tier-one cities.

Our sales will be affected if mortgage financing becomes more costly or otherwise becomes less attractive.

Substantially all purchasers of our commercial properties rely on borrowings with a certain level of mortgage to fund their purchases and our outstanding short-term borrowings have a weighted average interest rate of 25.53% . An increase in interest rates may significantly increase the cost of mortgage financing, thus affecting the affordability of our commercial properties. In 2008, the People Bank of China changed the lending rates five times. The benchmark lending rate for loans with a term of over five years, which affects mortgage rates, was increased to 5.94% on December 31, 2008. The PRC government and commercial banks may also increase the down payment requirement, impose other conditions or otherwise change the regulatory framework in a manner that would make mortgage financing unavailable or unattractive to potential property purchasers. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective customers may not be able to purchase our properties and, as a result, our business, liquidity and results of operations could be adversely affected.

Our success relies on our ability to expand our commercial properties in the Tier 2 and Tier 3 cities.

Many of our business and operation are concentrated in Zhejiang and Shandong provinces and other surrounding areas. If we are unable to successfully acquire or lease properties in other target areas, our future growth may be limited and we may not generate adequate returns to cover our investment in other area.

If we are unable to respond to the rapid changes in our industries and changes in our customers’ requirements and preferences, our business, financial condition and results of operations could be adversely affected.

If we are unable, for legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers and market share. If our property location and our services cannot meet customers’ requirements and preferences, our operating results could be adversely affected. The nature of commercial property industries will require that we continually improve the cost-effectiveness and reliability of our commercial properties and services. Our success will depend, in part, on our ability to enhance our existing products and services and anticipate changing customer requirements by providing good quality at low cost commercial properties in promising locations.

We may not be able to maintain or improve our competitive position in the commercial property industries, and we expect this competition to continue to be intense.

China’s commercial property industries are large and established, though rapidly evolving. Our primary competition comes from domestic companies such as Wanda Commercial Properties Co., Ltd and China Resources (Group) Company Ltd. Our competitors are larger than us and possess greater name recognition, assets, personnel, sales and financial resources. Most of the competitors have a long history of operation and have gone public in mainland China or Hong Kong. These entities may be able to respond more quickly to changing market conditions to meet customer requirements or are otherwise superior to our properties and services and may be able to more effectively market their products than we can because they have significantly greater financial, technical and marketing resources than we do. Increased competition could require us to reduce our prices, result in our receiving fewer customer orders, and result in our loss of market share. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition could be materially adversely affected.

Due to our rapid growth in recent years, our past results may not be indicative of our future performance so evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in revenues from approximately from $7 million in fiscal year 2009 to $56 million in fiscal year 2010, representing a compounded growth rate of approximately 713%. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

We are subject to conflicts of interest arising out of our relationships with our subsidiaries, which could result in decisions that are not in the best interest of our stockholders.

We are subject to conflicts of interest arising out of our relationships with our subsidiaries. We have many small subsidiaries that are engaged in the investment or lease of commercial properties. In evaluating potential investment, certain commercial properties may be appropriate for investment or lease by one of our subsidiaries. Our stockholders do not have the opportunity to evaluate the manner in which these conflicts of interest are resolved. We evaluate each commercial property, considering the investment amount, available capital, geographic location and tenant concentration issues, when determining the allocation of ownership of such property among us and our subsidiaries.

As the sole owner of the subsidiaries, we believe that our subsidiaries help provide us with new investment opportunities in our core markets. If interested in such properties, we will hire an independent real estate appraiser to conduct real estate appraisal process on the properties. The fair market value determined by the independent appraisal process is an important reference for us to make investment decisions. In addition, we determine the lease rate between related parties based on comparable market rate in adjacent street or nearby area when a related transaction occurs between two subsidiaries. However, we cannot ensure that the decisions we make will be in the best interest of our stockholders when a conflict of interest occurs.

In order to grow at the pace expected by management, we will require additional capital to support our long-term growth strategies. If we are unable to obtain additional capital in future years, we may be unable to proceed with our plans and we may be forced to curtail our operations.

Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. We will require additional working capital to support our long-term growth strategies, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions so as to enhance the overall productivity and benefit from economies of scale. However, due to the uncertainty arising out of domestic and global economic conditions and the ongoing tightening of domestic credit markets, we may not be able to generate adequate cash flows or obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Even if we are able to get additional financing, it might not be on terms that are favorable to the Company. Furthermore, additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities, including registration rights. If we are unable to raise additional financing, we may be unable to implement our long-term growth strategies, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force us to substantially curtail operations.

A substantial amount of our sales revenue is derived from sales to a limited number of customers, and our business will suffer if sales to these customers decline.

A significant portion of our sales revenue historically has been derived from a limited number of wholesale customers. Our top four customers accounted for approximately 74%, and our top two customers accounted for 91% of our revenues in fiscal years 2010 and 2009, respectively. The sales to Zhejiang Jinghua, for instance, accounted for 17% and 51% of our revenues in fiscal years 2010 and 2009, respectively. We do not have long term contractual arrangements or regular negotiation with these wholesale customers including Zhejiang Jinghua. The loss of one or more of these customers could damage our business, financial condition and results of operations.

We rely on a limited number of suppliers for our goods wholesale business and the loss of one or more of these suppliers may adversely affect our business.

The success of our wholesale business is dependent upon satisfactory and stable supplier relationships. For the year ended December 31, 2010, we had two major suppliers that accounted for 72% of our total purchase of goods and for the year ended December 31, 2009, we had three major suppliers that accounted for 90% of our total purchases. We generally do not have long-term written contracts with our major suppliers that would require them to continue supplying us. The loss of or disruption in supply from any one of these major suppliers may have a material adverse effect on our revenue and earnings.

Furthermore, there is a risk that we may have disputes with our suppliers, including disputes regarding the quality and timeliness of goods provided by these suppliers. A failure by one or more of our suppliers to satisfy the agreed-upon contracts may materially and adversely impact our ability to perform our obligations to our customers, could expose us to liability and could have a material adverse effect on our ability to compete for future contracts and orders.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on the continuing employment of our CEO, Mr. Shaoping Lu; our President Mr. Lianmo Wu, our Chief Financial Officer, Ms. Zhumin Zhang, and our Chief Operating Officer, Mr. Xiaolei Xing. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

Our quarterly operating results are likely to fluctuate, which may affect our stock price.

Our quarterly revenues, expenses, operating results and gross profit margins vary from quarter to quarter and could result in a decrease in the market price of our common stock. The reasons our quarterly results may fluctuate include: variations in profit margins attributable to market conditions and changes in the general competitive and economic conditions. Period to period comparisons of our results should not be relied on as indications of future performance.

We have limited insurance coverage in China.

While business interruption insurance and other types of insurance are available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our limited ability to protect our intellectual property, and the possibility that this technology could inadvertently infringe technology owned by others, may adversely affect our ability to compete.

We own the trademark “第五季百货”. We rely on the PRC intellectual property and anti-unfair competition laws and contractual restrictions to protect brand name and trademarks. We believe our trademark and other intellectual property are important to our success. Historically, China has not protected intellectual property rights to the same extent as the United States, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, our reputation may be harmed and our business may be adversely affected.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors. If we are unable to receive a positive attestation from our independent auditors with respect to our internal controls when we are required under applicable laws, investors and others may lose confidence in the reliability of our financial statements which could affect the trading price of our common stock.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports. In addition, the independent registered public accounting firm auditing the financial statements of a company that is not a non-accelerated filer under Rule 12b-2 of the Exchange Act must also attest to the operating effectiveness of the company’s internal controls. Since we just completed the reverse acquisition of Fifth Season HK on March 31, 2011, we have not evaluated Fifth Season HK and its consolidated subsidiaries’ internal control systems in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404. Under current law, we will be required to complete such evaluation and include the report of management in our annual report for the fiscal year ending December 31, 2011.

We believe that our accounting team lacks prior experience in the preparation and consolidation of financial statements in accordance with U.S. GAAP and that our internal controls over financial reporting is not effective for the fiscal year ended December 31, 2010.   As such, we intend to seek out and retain additional accounting staff with more experience in the preparation and consolidation of financial statements in accordance with U.S. GAAP. In the interim, we have engaged a U.S. GAAP consultant, to supervise our book keeping and the preparation of our financial statements under U.S. GAAP commencing with the fiscal quarter ending March 31, 2011, and to assist us with the preparation of our annual report on Form 10-K for the fiscal year ended December 31, 2011.  We can provide no assurance that our management will conclude that our internal controls over financial reporting are effective, or that our independent registered public accounting firm will issue a positive opinion on our internal controls over financial reporting when we are required under applicable laws.

Failure to achieve and maintain an effective internal control environment could result in our not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the information we report, which could adversely affect the price of our stock price. In the event that we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN CHINA

One of our PRC Subsidiaries fail to make capital contribution per the requirements of PRC laws and regulations, this PRC Subsidiary may face the possibility of revocation of their business licenses.

The amount of registered capital of one of the PRC Subsidiaries, The Fifth Season (Zhejiang) Technology Co., Ltd., is US$5,000,000 and, 15% of the registered capital, US$750,000, was paid in by April 14, 2010, which is two months later than the required deadline; the amount of Kairui (Hangzhou) Commercial Property Management Co., Ltd. is US$10,000,000, 15% of which is required to be paid in by November 2, 2010, but Kairui (Hangzhou) Commercial Property Management Co., Ltd has not made capital contribution yet. As The Fifth Season (Zhejiang) Technology Co., Ltd. and Kairui (Hangzhou) Commercial Property Management Co., Ltd. did not pay in the first phase registered capital in accordance with the time limit of PRC law, it may result in invalidity of the approval license of foreign-owned enterprise and revocation of business license by the administration for industry and commerce. However, TFS Technology has obtained an extension of time from the local government to make its registered capital contribution, and we have paid it in full in July, 2011, and we do not intend to pay the registered capital of Kairui Real Estate and have elected to wind up its operations instead.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits, SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our Company and business operations will be severely and your investment in our stock could be rendered worthless.

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, except for our CEO, Mr. Shaoping Lu, all of our executive officers and directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

We are in arrears on our social security contributions for some employees of our PRC subsidiaries and may be subject to a fine up to RMB 50,000.

We are required to contribute 80% of the monthly premium payments for a state pension plan organized by the Chinese municipal and provincial governments. In addition, we are required by PRC law to cover employees in China with various types of social insurance. However, as of December 31, 2010, we have underpaid RMB 300,000 (approximately $45,510) in the above required contribution for some employees of our PRC subsidiaries; as a result, we may face a fine of up to RMB 50,000 (approximately $7,585) and be ordered to cure such delinquency.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents.

We have asked our stockholders who are PRC residents as defined in Circular 75 to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Regulation, which became effective on September 8, 2006. The M&A Regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the M&A Regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the M&A Regulation is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the M&A Regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The M&A Regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The M&A Regulation also prohibits a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, requires that consideration must be paid within defined periods, generally not in excess of a year. The M&A Regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, the M&A Regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

In addition to the above risks, in many instances, we will seek to structure transactions in a manner that avoids the need to make applications or a series of applications with Chinese regulatory authorities under the M&A Regulation. If we fail to effectively structure an acquisition in a manner that avoids the need for such applications or if the Chinese government interprets the requirements of the M&A Regulation in a manner different from our understanding, then acquisitions that we have effected may be unwound or subject to rescission. Also, if the Chinese government determines that our structure of any of our acquisitions does not comply with the M&A Regulation, then we may also be subject to fines and penalties.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

The EIT Law and its implementing rules became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2011 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non Resident Enterprises' Share Transfer that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our Company complies with the Circular 698. As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

The disclosures in our reports and other filings with the U.S. Securities and Exchange Commission and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC. Accordingly, our public disclosure should be reviewed in light of the fact that no governmental agency that is located in China where all of our operations and business are located have conducted any due diligence on our operations or reviewed or cleared any of our disclosure.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Unlike public reporting companies whose operations are located primarily in the United States, however, all of our operations are located in China. Since all of our operations and business takes place in China, it may be more difficult for the Staff of the SEC to overcome the geographic and cultural obstacles that are present when reviewing our disclosure. These same obstacles are not present for similar companies whose operations or business take place entirely or primarily in the United States. Furthermore, our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review of the CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any due diligence on our company and with the understanding that none of our SEC reports, other filings or any of our other public pronouncements has been reviewed or otherwise been scrutinized by any local regulator.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Certificate of Incorporation authorizes the board of directors to issue up to 20,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are engaged in the investment, assignment, and leasing of commercial properties, in the operation of department stores, and in the wholesale of goods in China. In 2009, we expanded our business to include the wholesale of goods, such as copper, steel, energy saving lamps, clothing and zinc slabs, and in 2010, we began engaging in online sales of general consumer products manufactured by third-parties, but discontinued this business in November 2011 in order to comply with PRC prohibitions of such activity by foreign invested companies.

As at December 31, 2010, we invested or leased six commercial properties in Southeastern China, encompassing approximately 107,000 square meters, which includes three properties comprising 61,000 square meters, or approximately 57% of the properties, directly owned by us. Approximately 57% of properties are owned by us. Many of the properties are positioned as department stores with large commercial tenants, including but not limited to Trust-Mart, Bank of China, and Boshiwa International Holding Limited. We rely on the knowledge of our board of directors and management when making investment decisions. We intend to put additional investment policies in place as we expand our commercial real estate business in the coming years.

In 2009, we expanded our business to include the wholesale of goods, such as copper, steel, energy saving lamps, clothing and zinc slabs, to wholesale and retail customers in China. We have a network of buyers and suppliers with whom we have a good relationship, and we gain new customers or suppliers primarily through referrals. Our suppliers of copper and other raw materials are companies that provide large quantities of wholesale goods primarily used as raw materials by manufactures. We source goods for our customers from suppliers of such goods and we earn revenue from the difference in the price that we pay to suppliers and the price for which we sell such goods to our customers. In the conduct of such business we independently determine and negotiate prices with our suppliers and customers and we are the primary obligor in our purchase and sales transactions. We enter into sales contracts with our customers and are ultimately responsible for providing the products ordered by our customers in accordance with such sales contracts. Our suppliers are not involved in any of our sales contracts and do not have any obligation to our customers. We bear the risk of physical loss for products ordered by our customers, as well as all the credit risk for the amounts billed to them. We enter into separate agreements with suppliers and negotiate with them on price as well as other contract terms, including on the return of unsatisfactory goods within a certain period, however, we have no general arrangement with them to return unsold goods. Although our customers have specific requirements on the quality of goods ordered, they are not involved in the selection of our suppliers. Once our customer places an order and we place an order with our supplier based on our customer requirements, we generally take title of the goods prior to shipment and we are obligated to pay for such goods, regardless of whether our customer returns unsatisfactory goods to us within such period. In some circumstances we are also required to make advance deposits with suppliers, and where products are in high demand, we sometimes place orders and pay in advance for such products, regardless of whether we have received customer orders for such items or whether payment has been collected in full from a customer. Although we are obligated to pay for goods purchased from our suppliers, we sometimes orally offer credit terms to our customers, usually one to three months, based on negotiations with our customers. We accept payment from our customers and then pay the respective suppliers and arrange for delivery directly to such customer. As a result, the copper and other raw materials that we sell do not need to be stored by us and in fiscal year 2009 and 2010, we did not incur any warehousing expense for such goods. Our procedures for the wholesale of copper and other raw materials is the same as our procedures for selling lamps, clothing and other items, except that in our wholesale of clothing (conducted through our discontinued online sales business), we sometimes stored the goods in our storage facility prior to resale.

Prior to November 2011, we also engaged in online sales of general consumer products manufactured by third-parties, including small home appliances (such as kitchenware and soybean blenders), toys, clothing, footwear, luggage and accessories, however, we discontinued this business in November 2011 in order to comply with PRC government prohibitions of engagement in such activity by foreign invested companies. Our suppliers of small home appliances and other finished products were generally small manufacturers or assemblers of finished goods for sale to wholesalers and retailers. We entered into installment purchase agreements with such suppliers of finished products and took delivery and stored a portion of such products in a leased 600-square-meter storage facility located in Hangzhou, China, to store small home appliances. Once we identified a buyer for the products, we accepted payment from the buyer and either delivered the products from our storage facility or arranged for delivery directly to the buyer. During fiscal year 2009 and 2010 we did not incur any expense for the storage of these finished products. Now that our online business has been discontinued, we do not expect to continue using this storage facility.

Our contracts for the sale of goods have increased from five in 2009 to sixteen in 2010, including to customers such as Zhejiang Jinghua Industry Co., Ltd., Kunlun International Trade Co., Ltd, Shanghai Senhong Metal Co., Ltd. and Shanghai Tongli Metal Co., Ltd., who accounted for approximately 17%, 18%, 22% and 17%, respectively, or a combined 74% of our revenues from our wholesale of goods, for the fiscal year ended December 31, 2010. During the years ended December 31, 2010 and 2009, 96.8% and 94.2% of our revenues, respectively, were derived from our wholesale of goods, and revenue from our online sales accounted for 0.1% and nil of revenues during the respective periods.

During the year ended December 31, 2010 and 2009, 96.8% and 94.2% of our revenues were derived from our sale of goods, while revenues from our commercial real estate activities accounted for 3.1% and 5.8% of revenues, and revenue from our online sales accounted for 0.1% and nil of revenues during the respective periods. Our revenues increased from $7 million in fiscal year 2009, to $56 million in fiscal year 2010, representing a compounded growth rate of approximately 713%, and our net income increased to $9 million in fiscal year 2010, as compared to a net loss of $0.2 million in fiscal year 2009. Our acquisition of Shanghai Jiadu, Shanghai Lomo, Shandong TFS and Zibo Lomo contributed approximately $1.3 million and $0.3 million in commercial property leasing revenue for the year ended December 31, 2010 and 2009, respectively.

We operate our business in Hangzhou, Jiashan, Shanghai, Liyang, Wuxi, Zibo and Tengzhou. Our principal executive offices are located at C-22, Shimao Plaza, 9 Fuhong Lu, Futian District, Shenzhen 518033, People’s Republic of China. The telephone number at our principal executive office is (86) 755 83 67 9378. Our company website is available at “http://www.d5ji.com.” Our online store website is at http://www.d5jmall.com.

Recent Developments

On March 31, 2011, we completed a reverse acquisition transaction through a share exchange with Fifth Season HK and its shareholders, Mr. Shaoping Lu, Ms. Chushing Cheung and Power Guide Investment Limited, whereby we acquired 100% of the issued and outstanding capital stock of Fifth Season HK in exchange for 391,543,500 shares of our common stock, which constituted 98% of our issued and outstanding capital stock on a fully-diluted basis after the consummation of the reverse acquisition. See “Description of Business—Our Corporate History and Background” for more details.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors.

Growth in the Chinese Economy

We operate in China and derive all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations. According to data from the National Bureau of Statistics (http://www.stats.gov.cn/tjgb/), China has experienced significant economic growth, achieving a compound annual growth rate of more than 8% in gross domestic product from 1996 through 2010. China is expected to experience continued growth in many areas of investment and consumption according to the previous trend. However, if the global economic recession was to become more protracted, China’s growth might be somewhat more modest, since China has not been entirely immune to the global economic slowdown, such as the 2008 global financial turmoil, and has experienced a slowing in its growth rate in 2008 and beyond.

Rental Occupancy and Rates

The key components affecting our rental and other revenues are average occupancy, rental rates, acquisitions and dispositions. Average occupancy generally increases during times of improving economic growth, as our ability to lease space outpaces vacancies that occur upon the expirations of existing leases. Average occupancy generally declines during times of slower economic growth, when new vacancies tend to outpace our ability to lease space. Asset acquisitions and dispositions directly impact our rental revenues and could impact our average occupancy, depending upon the occupancy rate of the properties that are acquired or sold. A further indicator of the predictability of future revenues is the expected lease expirations of our portfolio. As a result, in addition to seeking to increase our average occupancy by leasing current vacant space, we also must concentrate our leasing efforts on renewing leases on expiring space. We expect average occupancy to be slightly higher in 2011 as compared to 2010.

Whether or not our rental revenue tracks average occupancy proportionally depends upon whether rents under new leases signed are higher or lower than the rents under the previous leases. The average rental rate per square meter on second generation renewal and re-let leases signed in our wholly owned properties compared to the rent under the previous leases (based on straight line rental rates) was slightly higher in 2010 as compared to 2009. We expect this slight improvement to continue in 2011.

Taxation

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States.

Our subsidiaries in Hong Kong are subject to Profits Tax of 16.5%. However, no provision for Hong Kong Profits Tax has been made as our Hong Kong subsidiaries have no taxable income.

Under the EIT Law, our PRC subsidiaries are subject to an earned income tax of 25.0%. See “Description of Business—PRC Government Regulations—Taxation” for a detailed description of the EIT Law and tax regulations applicable to our PRC subsidiaries.

Business Segments

Our operations are mainly classified into two principal reportable segments that provide different products or services: our commercial real estate operations and our wholesale of goods. Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The commercial real estate segment is comprised of our original core operations: the leasing of commercial properties. As at December 31, 2010, we invested or leased six commercial properties in Southeastern China, encompassing approximately 107,000 square meters, which includes three properties comprising 61,000 square meters, or approximately 57% of the properties, directly owned by us. Approximately 57% of properties are owned by us. Many of the properties are positioned as department stores with large commercial tenants, including but not limited to Trust-Mart, Bank of China, and Boshiwa International Holding Limited. We rely on the knowledge of our board of directors and management when making investment decisions. We intend to put additional investment policies in place as we expand our commercial real estate business in the coming years. The nine subsidiaries that make up this segment are similar in the market they serve. This segment is structured with branch management reporting through a regional management level to our chief operating officer, Mr. Xiaolei Xing.

In 2009, we expanded our business to include the wholesale of goods, such as copper, steel, energy saving lamps, clothing and zinc slabs, to wholesale and retail customers in China. We have a network of buyers and suppliers with whom we have a good relationship, and we gain new customers or suppliers primarily through referrals. Our suppliers of copper and other raw materials are companies that provide large quantities of wholesale goods primarily used as raw materials by manufactures. We source goods for our customers from suppliers of such goods and we earn revenue from the difference in the price that we pay to suppliers and the price for which we sell such goods to our customers. In the conduct of such business we independently determine and negotiate prices with our suppliers and customers and we are the primary obligor in our purchase and sales transactions. We enter into sales contracts with our customers and are ultimately responsible for providing the products ordered by our customers in accordance with such sales contracts. Our suppliers are not involved in any of our sales contracts and do not have any obligation to our customers. We bear the risk of physical loss for products ordered by our customers, as well as all the credit risk for the amounts billed to them. We enter into separate agreements with suppliers and negotiate with them on price as well as other contract terms, including on the return of unsatisfactory goods within a certain period, however, we have no general arrangement with them to return unsold goods. Although our customers have specific requirements on the quality of goods ordered, they are not involved in the selection of our suppliers. Once our customer places an order and we place an order with our supplier based on our customer requirements, we generally take title of the goods prior to shipment and we are obligated to pay for such goods, regardless of whether our customer returns unsatisfactory goods to us within such period. In some circumstances we are also required to make advance deposits with suppliers, and where products are in high demand, we sometimes place orders and pay in advance for such products, regardless of whether we have received customer orders for such items or whether payment has been collected in full from a customer. Although we are obligated to pay for goods purchased from our suppliers, we sometimes orally offer credit terms to our customers, usually one to three months, based on negotiations with our customers. We accept payment from our customers and then pay the respective suppliers and arrange for delivery directly to such customer. As a result, the copper and other raw materials that we sell do not need to be stored by us and in fiscal year 2009 and 2010, we did not incur any warehousing expense for such goods. Our procedures for the wholesale of copper and other raw materials is the same as our procedures for selling lamps, clothing and other items, except that in our wholesale of clothing (conducted through our discontinued online sales business), we sometimes stored the goods in our storage facility prior to resale.

Prior to November 2011, we also engaged in online sales of general consumer products manufactured by third-parties, including small home appliances (such as kitchenware and soybean blenders), toys, clothing, footwear, luggage and accessories, however, we discontinued this business in November 2011 in order to comply with PRC government prohibitions of engagement in such activity by foreign invested companies. Our suppliers of small home appliances and other finished products were generally small manufacturers or assemblers of finished goods for sale to wholesalers and retailers. We entered into installment purchase agreements with such suppliers of finished products and took delivery and stored a portion of such products in a leased 600-square-meter storage facility located in Hangzhou, China, to store small home appliances. Once we identified a buyer for the products, we accepted payment from the buyer and either delivered the products from our storage facility or arranged for delivery directly to the buyer. Now that our online business has been discontinued, we do not expect to continue using this storage facility. For our wholesale segment, a general manager is responsible for sales and operation and reports to Mr. Xing.

Accounting policies of the segments are described below in "Critical Accounting Policies—Revenue Recognition." Performance is measured by various factors such as segment revenue and segment profit. All corporate expenses and income tax expenses are allocated to the segments.

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our net sales.

	Years ended December 31,
	2010		2009
		As a percentage		As a percentage
	In Dollars	of total revenue	In Dollars	of total revenue
Sales from trading	$54,422,415	96.9%	6,502,700	94.2%
Rental and other revenues	1,744,598	3.1%	403,277	5.8%

Total revenue	56,167,013	100%	6,905,977	100%

Cost of goods sold	53,393,093	95.1%	6,485,127	93.9%
Expenses applicable to rental and other revenue	1,942,534	3.5%	186,579	2.7%
Gross profit	831,386	1.5%	234,271	3.4%

Selling expenses	281,920	0.5%	66,360	1.0%
General and administrative expenses	2,129,700	3.8%	374,138	5.4%
Interest income	2,618	0.0%	175	0.0%
Interest expenses	550,013	1.0%	2,552	0.0%
Gain on business combination	10,715,634	19.1%	-	-
Non-operating income	10,063	0.0%	-	-
Non-operating expense	104,962	0.2%	26,473	0.4%
Income (loss) before income taxes	8,493,106	15.1%	(235,047)	(3.4%	)
Income tax benefits	555,633	1.0%	58,762	0.9%
Net income (loss)	$9,048,739	16.1%	(176,285)	(2.6%	)

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Total revenue. We generate revenue primarily from the leasing of commercial properties and the wholesale of various goods, as well as from some online sales of consumer products. For the year ended December 31, 2010, approximately 3.1% and 96.8% of our revenues were derived from our real estate operation segment and wholesale segment, respectively, as compared to 5.8% and 94.2%, respectively, for the year ended December 31, 2009. The remaining 0.1% of revenues for the year ended December 31, 2010 was derived from our online sales. Our total revenue increased from approximately $7 million in fiscal year 2009, to approximately $56 million in fiscal year 2010, representing a compounded growth rate of approximately 713%.

Revenue from our real estate operations segment increased by 333%, to $1.7 million in 2010, from $0.4 million in 2009. The increase was primarily due to: (1) our acquisition of a commercial property and two property leasing companies in Shanghai in 2009, which generated revenue of $1.3 million in 2010 and $0.3 million in 2009; (2) the establishment of two property leasing companies in Wuxi and Liyang in November 2009, which generated revenue of approximately $0.35 million in 2010 and nil in 2009; and (3) the contribution of a business combination that closed in late 2010.

  Investing Activities – We acquire and renovate undervalued companies with commercial property leasing businesses in Tier 2 and 3 cities in China. When such properties are fully renovated, we generate rental income through leasing them to clients such as clothing retailers and supermarket chains. In a general investment procedure, we mainly generate lease revenue and incur acquisition and renovation costs. We recorded a gain on business combination of $10.7 million in 2010, as compared to nil in 2009, in connection with our 2010 acquisition of Shandong Commercial which is discussed in the Note 4 to our consolidated financial statements.

  Property Management – None of our clients have taken advantage of our property management services to date and so we recorded nil management fees and related expenses for the years ended December 31, 2010 and 2009.

  Property Assignment – We may assign or transfer our commercial properties to unrelated third parties if we believe that such property is underperforming or has become overvalued. When we assign such property, we generate sales revenue and our relevant property right is transferred to the purchaser. No revenue applicable to property assignment was recognized for the years ended December 31, 2010 and 2009, because no commercial property was sold during the period.

  Commercial Leasing – We lease commercial properties, such as department stores, and karaoke lounges, to third party customers in China. We earn revenues through the receipt of monthly lease payments from our tenants, most of which are department store tenants. We also earn revenue from occasionally providing consulting services to third party property owners who wish to sell or lease commercial properties. Revenue from commercial leasing increased by 333%, to $1.7 million in 2010, from $0.4 million in 2009. The increase was primarily due to the same factors listed for our general revenue increase.

Revenue from our wholesale segment, increased by 737% to $54.4 million in 2010, from $6.5 million in 2009. Sales of copper, zinc and lamps accounted for 94% of our 2010 segment revenue. Sales of copper, steel and lamps accounted for 98% our 2009 segment revenue. The increase in the revenue was mainly due to the increase in the volume of goods sold, from approximately 300 tons of copper, 2,500 tons of steel and 72,000 boxes of lamps in 2009 to approximately 3,200 tons of copper, 1,800 tons of zinc and 110,000 boxes of lamps. The increase in the sales volume was primarily due to the longer sales service periods covered in 2010 as we started our wholesale business in the fourth quarter of 2009, and increased demand from new customers. We expect this trend to continue during 2011 resulting from management’s continuing efforts to develop new customers and strengthen our management of suppliers to reduce purchasing costs and enhance competitiveness.

Total cost of revenue. Our cost of revenue includes expenses applicable to our real estate operation segment, cost of goods sold for our wholesale segment and other expenses relating to our online sales. Our total cost of revenue was $55.3 million, or 98.5% of total revenue, for the year ended December 31, 2010, as compared to $6.7 million, or 96.6% of total revenue, for the year ended December 31, 2009.

Rental property expenses are expenses associated with our ownership and operation of rental properties and include expenses that vary somewhat proportionately to occupancy levels, such as common area maintenance and utilities, and expenses that do not vary based on occupancy, such as property taxes. Depreciation and amortization is a non-cash expense associated with the ownership of real property and generally remains relatively consistent each year, unless we buy, place in service or sell assets, since we depreciate our properties and related building and tenant improvement assets on a straight-line basis over a useful life. Expenses applicable to our real estate operation segment increased by 941% to $1.9 million in 2010, from $0.2 million in 2009. The increase was primarily due to the increase in depreciation expense, rental expense and other related cost resulted from our recent business acquisition activity and the full year contribution of our subsidiaries established in late 2009.

  Investing Activities – On December 17, 2010, pursuant to the terms of Equity Sale and Purchase Agreements, dated November 1, 2010 and December 16, 2010, respectively, by and among TFS Department Store and three original individual stockholders, we completed the acquisition of 100% of the equity interest of Shangdong Commercial and its subsidiary Zibo Lomo. The total consideration was RMB10.2 million (approximately $1.53 million) in cash, which was paid in December 2010.

  Property Management – None of our clients have taken advantage of our property management services to date and so we recorded nil expenses for the years ended December 31, 2010 and 2009.

  Property Assignment – There are no expenses related to our property assignment activities for the years ended December 31, 2010 and 2009.

  Commercial Leasing – Expenses applicable to commercial leasing increased by 941% to $1.9 million in 2010, from $0.2 million in 2009. The increase was primarily due to the same factors listed for our general increase in expenses.

Cost of goods sold for our wholesale segment includes the cost of purchase of goods, freight costs, labor and overhead. Cost of goods sold increased by 723% to $53.4 million in 2010, from $6.5 million in 2009. Such increase was generally in line with the increase in sales from our wholesale segment.

Gross profit and gross margin. Our gross profit increased by 255% to $0.8 million in 2010, from $0.2 million in 2009, due to the expansion of our business. Gross profit as a percentage of total revenue (gross margin) was 1.48% and 3.39% for the years ended December 31, 2010 and 2009, respectively. Such decrease was primarily due to negative gross margin suffered in contingent lease in 2010 as the new leasee generated little sales at the initial stage of their business.

In our real estate operation segment we suffered a gross loss of $0.2 million in 2010, while enjoyed a gross profit of $0.2 million in 2009. Such change was primarily due to negative gross margin suffered in contingent lease in 2010 as the new leasee generated little sales at the initial stage of their business.

Gross profit from our wholesale segment increased by 5757% to $1 million in 2010, from $0.017 million in 2009, due to the expansion of our business. Gross margin for our wholesale segment was 1.9% and 0.3% for the years ended December 31, 2010 and 2009, respectively. Such increase was primarily due to the good cost control and a bit stronger bargaining power enjoyed with the development of business.

Selling expenses. Our selling expenses consist primarily of compensation and benefits to our sales staff, advertising expenses, business travel, transportation costs and other sales related costs. Selling expenses increased by 325% to $0.3 million in 2010, from $0.1 million in 2009, primarily due to an increase in advertising expense, from $0.058 million in 2009 to $0.1 million in 2010, and staff costs, from $0.004 million in 2009 to $0.3 million in 2010, caused by the development of our wholesale business.

General and administrative expenses. General and administrative expenses, net of amounts capitalized, consist primarily of management and employee salaries and other personnel costs and corporate overhead. General and administrative expenses increased by 469% to $2.1 million in 2010, from $0.4 million in 2009. The increase was primarily due to: 1) the increase of staff costs, from $0.06 million in 2009 to $0.3 million in 2010, office building rental expense, from $0.04 million in 2009 to $0.3 million in 2010, depreciation and amortization expenses, from $0.06 million in 2009 to $0.3 million in 2010, property tax, from $0.02 million in 2009 to $0.09 million in 2010 and other administrative expenses, from $0.22 million in 2009 to $0.8 million in 2010, as a result of recent completed acquisitions and the establishment of subsidiary companies in 2010 and late 2009; and 2) the exchange loss of $0.3 million suffered in 2010 caused by certain foreign currencies mortgaged for bank loans, while nil in 2009.

Loss from operations. Our loss from operations was $1.6 million in 2010, compared to $0.2 million in 2009, an increase of $1.4 million, or 666%. Loss from operations from our real estate operation segment was $1.7 million in 2010, compared to $0.16 million in 2009, an increase of 983%. Income from operations from our wholesale segment was $0.2 million in 2010, compared to loss in 2009 of $0.05 million.

Interest income. Interest income increased by $2,443 to $2,618 in 2010, from $175 in 2009, primarily due to the increase in the daily average deposit balance with banks in 2010.

Interest expense. Interest expense increased by 21,452% to $550,013 in 2010, from $2,552 in 2009, primarily due to the full year contribution of interests on short term loans borrowed in December 2009 and interests on additional borrowings made in 2010.

Non-operating income. Non-operating income was $10,063 in 2010, compared with nil in 2009. Non-operating income in 2010 was subsidy income.

Non-operating expense. Non-operating expense increased by $78,489 to $104,962 in 2010, from $26,473 in 2009. Non-operating expense in 2010 consisted of sponsor fee and consisted of tiny disposal expense in 2009.

Gain on business combination. Gain on business combination of $11 million during the 2010 period resulted from the acquisition of Shandong TFS and its subsidiary Zibo Lomo in late 2010.

Income tax benefit. We recognized income tax benefits of $555,633 and $58,762 in the years ended December 31, 2010 and 2009, due to the combined effect of recognition of deferred tax assets and liabilities.

Net income (loss). As a result of the foregoing factors, we had a net income of $9.0 million in 2010, as compared to a net loss of $0.2 million in 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The key components of our results of operations for the year ended December 31, 2009 is significantly different as compared to that for year ended December 31, 2008, as we were in the start-up period in 2008.

Liquidity and Capital Resources

As of December 31, 2010, we had cash and cash equivalents of $0.2 million and we had a working capital deficit of approximately $5.5 million. We used approximately $7 million in cash for our operating activities in the year ended December 31, 2010. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders.

Our short-term liquidity requirements primarily consist of operating expenses, interest on our debt, business acquisitions and capital expenditures, including tenant improvement costs.

Our long-term liquidity uses generally consist of the retirement or refinancing of debt upon maturity, funding of existing and new property improvement projects and funding of purchase of commercial properties.

As of December 31, 2010, our operating lease commitment and capital commitment, which will be paid during 2011, were $1.4 million and $ 16.4 million, respectively. We budget approximately $20 million for our future business acquisition, approximately $20 million to purchase properties including the amount disclosed in our capital commitment, and approximately $38 million for deposit as exclusive sales agent of certain commercial properties. We expect that our future capital expenditures will continue to have more premises and upgrade our properties holdings to enhance our competiveness in the rental market and that the expenditure on deposit will expand our business and bring us extra cash flow within one year. Based on the fore mentioned matters, we budget approximately $79.4 million to sustain our operations for a next twelve month period.

Currently, available working capital and borrowings from different financing sources are our principal source of funds to meet our short-term liquidity requirements. Other sources of funds for short-term liquidity needs include our operating activities, which we expect to be our principal source of funds in the future.

We expect to meet our liquidity needs through a combination of:

  cash flow from operating activities;

  new borrowings and credit facilities to be obtained;

  revolving of existing borrowings

  the issuance of equity securities by the Group; and

  the disposition of non-core assets.

We expect to obtain more cash flow from operation activities with increasing occupancy rate of our commercial properties and the expiration of lease holiday. In addition, we expect to be engaged in providing exclusive agent service to assist a property development company to sale its properties in Shandong, with the condition to prepay RMB250 million (approximately $38 million), and we expect to enjoy a commission income up to RMB150 million (approximately $23 million). We expect to complete the sales within one year, and will collect the prepaid deposit of RMB250 million (approximately $38 million) upon completion of sales.

We have received a one-year entrusted loan amounting to $45.5 million and long-term shareholder loan amounting to $4.2 million and has also renewed the existing short-term borrowing amounting to $12 million.  An Entrusted Loan is a form of agency service provided by banks in China.  In this case, CITIC bank acts as the trustee to lend out money on behalf of Shendong Shenli Steel Pipe Co., Ltd. (the “trustor”).  The trustor provides instruction which specifies target borrowers, use of funds, loan term, interest rate, project organizer and beneficiary. CITIC bank will not assume liability for the repayment of the loan on behalf of the borrower if the loan is not repaid upon maturity of the loan.  We believe that existing unmortgaged commercial properties and the properties to be acquired in the future will enhance our ability to obtain continue fiancé from lenders. We expect to obtain credit facilities from banks, by pledging the existing unmortgaged properties, up to RMB100 million (approximately $15 million) in 2011, and expect no difficulties to revolve credit facilities or borrowings when necessary based on our good relationship with the lenders

We are currently in compliance with the covenants and other requirements with respect to our outstanding debt.

We believe that our available cash and cash equivalents and cash provided by operating activities, together with cash available from borrowings, will be adequate to meet presently anticipated cash needs for at least the next 12 months and we have prepared the consolidated financial statements on a going concern basis.

Except for the cash flows from operating activities and continued finance from banks and stockholders, we expect to meet our long-term liquidity needs through the proceeds from issuance of equity securities. We may require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. The actual amount and timing of our future capital requirements may differ materially from our estimate depending on our actual results of operations.

Though there are restrictions on the convertibility of the RMB for capital account transactions, which principally includes investments and loans, we generally follow the regulations and apply to obtain the approval of SAFE and other relevant PRC governmental authorities. Our ability to pay dividends is primarily dependent on our receiving distributions of funds from our subsidiaries, which is restricted by certain regulatory requirements. Relevant PRC statutory laws and regulations permit payments of dividends by our PRC Operating Subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory reserve fund until the amounts in said fund reaches 50% of their registered capital. The reserve that each of our PRC subsidiaries provided is to make provision for loss or transfer to capital. As of December 31, 2010, the accumulated statutory reserve fund of these subsidiaries was $3,992. Our PRC subsidiaries will be required to allocate 10% of our future net income, after deducting accumulated deficit, to a maximum reserve of RMB250 million (approximately $38 million), representing 50% of the total registered capital of our PRC subsidiaries amounting to RMB500 million (approximately $76 million) as of December 31, 2010. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends, which affects the nature of retained earnings: the part of retained earnings allocated to statutory reserve funds is treated as appropriated retained earnings, and the remaining part is unappropriated retained earnings. Our statutory reserve does not limit our ability to use cash from operations to fund our business, but affects the nature of retained earnings only. Allocations to statutory reserve are not transferrable as cash dividends.

As investment holding companies, our off-shore subsidiaries, including Fifth Season HK and Business Real Estates, do not have material cash obligations to third parties. Therefore, the restriction does not impact the liquidity of the companies.

We may not be able to repay, refinance or extend any or all of our debt at maturity or upon any acceleration. If any refinancing is done at higher interest rates, the increased interest expense could adversely affect our cash flow. Any such refinancing could also impose tighter financial ratios and other covenants that restrict our ability to take actions that could otherwise be in our best interest, such as funding property purchase activity and making opportunistic business acquisitions. We are currently in compliance with the covenants and other requirements with respect to our outstanding debt. There is no specific terms relating to financial ratios in our loan contracts signed up to December 31, 2010.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs but we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months, which we expect to amount to approximately $79.4 million. To satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow

	Year Ended December 31,
	2010	2009
Net cash used in operating activities	$(7,088,994)	$(774,325)
Net cash used in investing activities	(14,798,202)	(15,619,230)
Net cash provided by financing activities	21,873,511	16,624,282
Effect of exchange rate changes on cash balance	7,560	3,233
Net increase (decrease) in cash and cash equivalents	(6,125)	233,960
Cash and cash equivalents at beginning of the year	234,888	928
Cash and cash equivalents at end of the year	228,763	234,888

Operating Activities

Net cash used in operating activities was $7.1 million for the year ended December 31, 2010, as compared to $0.8 million for the year ended December 31, 2009, which was primarily due to the increase of receivables balance resulted from credit terms offered to customers in our wholesale business and rental holidays provided to lessees for business developing purposes.

Our contracts for the wholesale of goods have increased from five in 2009 to sixteen in 2010, with sales to the top four customers, Zhejiang Jinghua Industry Co., Ltd., Kunlun International Trade Co., Ltd, Shanghai Senhong Metal Co., Ltd. and Shanghai Tongli Metal Co., Ltd., accounting for approximately 17%, 18%, 22% and 17%, respectively, or a combined 74% of our revenues from the wholesale of goods, for the fiscal year ended December 31, 2010. The following material contracts accounted for approximately 25% of our revenues from the wholesale of goods, for the fiscal year ended December 31, 2010.

  On August 11, 2010, TFS Trade entered into a sale of cooper contract with Shanghai Senhong Metal Co., Ltd., pursuant to which Shanghai Senhong Metal Co., Ltd purchased 299.1945 tons of cooper from TFS Trade for an aggregate purchase price of RMB17,261,129.09 (approximately $2,619,291).

  On May 5, 2010, TFS Trade entered into a sale contract with Zhejiang Jinghua Industry Co., Ltd., pursuant to which TFS Trade sold 2,000 LED underground lamps and 12,000 LED pointolite to Zhejiang Jinghua Industry Co., Ltd. for an aggregate purchase price of RMB14,772,000 (approximately $2,241,578).

  On December 1, 2010, TFS Trade entered into a sale of cooper contract with Kunlun International Trade Co., Ltd, pursuant to which TFS Trade sold 494.937 tons of copper to Kunlun International Trade Co., Ltd for an aggregate purchase price of RMB31,838,533.09 (approximately $4,831,340).

  On October 12, 2010, TFS Trade entered into a sale of goods agreement with Shanghai Tongli Metal Co., Ltd., pursuant to which TFS Trade sold 399,328 tons of copper to Shanghai Tongli Metal Co., Ltd., for an aggregate purchase price of RMB25,003,025.9 (approximately $3,935,940).

Investing Activities

Net cash used in investing activities was $14.8 million for the year ended December 31, 2010, as compared to $15.6 million for the year ended December 31, 2009. The decrease was primarily due to lower property purchasing activity, partly offset by higher financial support given to related parties and higher business acquisitions in 2010. The progress payment for acquisition of properties in Shanghai and Jiashan was approximately $11.6 million in 2010 and approximately $15.4 million in 2009 respectively, which resulted in the decrease in net cash used by approximately $3.8 million. In 2010, for the acquisition of the Fifth Season Shandong Commercial Investment Co., Ltd and its subsidiary the Fifth Season Zibo Lomo Commerce Co., Ltd, we paid the cash consideration of approximately $1.5 million. In addition, with the expectation to obtain sufficient loan facilities in the first quarter of 2011, we loaned approximately $2 million to related parties for working capital purpose in 2010, which were fully settled in April 2011.

The related parties and the Company are under the common control of Mr. Lianmo Wu, who manage the working capital of the Company and the related parties as a whole in certain circumstances, and the Company would obtain short-term financing with no interest from these related parties when necessary. For more information regarding these transactions and our new Interested Transactions Policy and Procedures, see our disclosure under “Transactions with Related Persons” below. In view of our current liquidity position, we will limit our issuance of loans to related companies in the future.

We plan to invest in office buildings, shopping centers, and hotel properties in Shanghai and in Shandong, Jiangsu, and Zhejiang provinces located in eastern China, however, we do not have a policy governing the amount or percentage of assets which will be invested in any specific property, or to acquire assets primarily for possible capital gain or income.

 Financing Activities

Our consolidated current liabilities exceeded its consolidated current assets by approximately $5.5 million as of December 31, 2010. Based on our anticipated ability, we will obtain continued entrust financing and stockholder’s loan to finance our continuing operations. Net cash provided by financing activities was $21.9 million for the year ended December 31, 2010, as compared to $16.6 million for the year ended December 31, 2009. Such decrease was primarily due to additional short borrowings, partly offset by repayment of amounts due to third parties in 2010.

To finance our operation, we received additional paid-in capital from shareholders by $13.3 million in 2010 and $12.8 million in 2009 respectively. In addition, we obtained proceeds from short-term loans approximately $11.8 million in 2010 and approximately $14.5 million in 2009 respectively, with all on due loans of approximately $14.6 million were fully repaid in 2010. Accordingly, the restricted cash mortgaged of approximately $16 million for short-term loans borrowed in 2009 were unrestricted upon the repayment of corresponding loans. The non-interest bearing short-term loans from third parties of approximately $4 million obtained in 2009 were all repaid in 2010.

Loan Commitments

Our real estate financing comes from our operating income and from loans. As at December 31, 2010, had renewed our then existing short-term borrowing amounting to $12 million and had the following loan commitments, all of which remained outstanding on April 6, 2011:

(all amounts in U.S. Dollars)
Lender	Amount	Interest Rate	Maturity Date	Duration
Lishuang Lu	3,640,800	19.44%	April 17, 2011	2 months
Mingyou Chen	5,006,100	22.8%	May 20, 2011	3 months
Shanghai Fuxing Pawnshop Co, Ltd.	2,578,900	36%	April 26, 2011	2 months
Shanghai Shencai Pawnshop Co, Ltd.	841,935	36%	April 20, 2011	2 months
Shendong Shenli Steel Pipe Co., Ltd. “Shandong Shenli” (entrusted through CITIC Bank)	45,510,000	15%	January 27, 2012	1 year
Shaoping Lu	4,250,000	12%	March 1, 2013	2 years
TOTAL	61,827,735

* Calculated based on the exchange rate of $1 = RMB 6.5920

As at April 6, 2011, we were in material compliance with all our outstanding loans as disclosed in more detail as follows:

  On February 18, 2011, TFS GM entered into a loan agreement with Lishuang Lu, an unrelated third party, for a loan in the principal amount of $3,640,800. The loan from Ms. Lu was secured by certain properties as collateral, and was guaranteed by Mr. Lianmo Wu, our president and director, and Ms. Zhumin Zhang, our Chief Financial Officer. The loan is repayable in 2 months at an annual interest rate of 19.44%. If TFS GM fails to repay the loan on time without obtaining Lishuang Lu’s consent, in addition to paying the interest agreed on in the loan agreement, TFS GM is also obligated to pay liquidated damages in an amount equal to 20% of the loan. TFS GM remained in material compliance with the terms and conditions of the loan and the loan was repaid on April 11, 2011.

  On February 21, 2011, TFS GM entered into a loan agreement with Mingyou Chen, an unrelated third party, for a loan in the principal amount of $5,006,100. The loan from Mr. Chen was secured by certain properties as collateral, and was repayable in 3 months at an annual interest rate of 22.8%. If TFS GM breaches the loan agreement, it has to pay liquidated damages in an amount equal to 20% of the loan, and if TFS GM repays the loan more than three days after the due date, TFS GM is obligated to pay an additional penalty equal to 0.5% of the unpaid portion of the loan. TFS GM remained in material compliance with the terms and conditions of the loan and the loan was repaid on April 12, 2011.

  On February 27, 2011, TFS GM entered into a loan agreement with Shanghai Fuxing Pawnshop Co., Ltd., an unrelated third party for a loan in the principal amount of $2,578,900. The loan was secured by certain properties as collateral, and was repayable in 2 months at an annual interest rate of 36%. If TFS GM breaches the loan agreement, it has to pay liquidated damages in an amount equal to 20% of the loan. For late repayment for less than five days, TFS GM is obligated to pay 0.5% of the un-repaid amount of the loan. TFS GM remained in material compliance with the terms and conditions of the loan and the loan was repaid on April 21, 2011.

  On February 21, 2011, TFS GM entered into a loan agreement with Shanghai Shencai Pawnshop Co, Ltd., an unrelated third party, for a loan in the principal amount of $841,935. The loan was secured by certain properties as collateral, and was repayable in 2 months at an annual interest rate of 36%. If TFS GM repays the loan more than five days after the due date, TFS GM is obligated to pay 0.3% of the amount of the unpaid portion of the loan plus other costs, including interest, legal expenses, property seizing fee, and other compensation. TFS GM is also obligated to pay liquidated damages in an amount equal to 20% of the loan. TFS GM remained in material compliance with the terms and conditions of the loan and the loan was repaid on April 21, 2011.

  On January 28, 2011, Shandong TFS entered into an entrustment loan agreement with CITIC Bank (as trustee on behalf of Shendong Shenli Steel Pipe Co., Ltd.), an unrelated third party, for a loan in the principal amount of $45,510,000. The loan is unsecured and is repayable in 12 months at an annual interest rate of 15%, payable each month by Shandong TFS. An Entrusted Loan is a form of agency service provided by banks in China. In this case, CITIC Bank acts as the trustee to lend out money on behalf of Shendong Shenli Steel Pipe Co., Ltd. (the “Trustor”). The Trustor provides instruction which specifies target borrowers, use of funds, loan term, interest rate, project organizer and beneficiary. CITIC Bank will not assume liability for the repayment of the loan on behalf of the borrower if the loan is not repaid upon maturity of the loan. Shandong TFS must submit a written request to CITIC Bank and the Trustor 30 days in advance to obtain their consent to prepay the loan, and the repayment schedule will become mandatory unless the due date is extended by CITIC Bank and the Trustor upon 15 days’ written notice from Shandong TFS. During the term of the loan, Shandong TFS is required to notify the Trustor and CITIC Bank of, and seek advance written consent for, any major changes to its operational policies, including without limitation equity transfers, restructuring, mergers, divisions, joint ventures, cooperation, joint operation, leases, or amendment to the its business scope or registered capital. In addition, Shngdong TFS needs to obtain consent from the Trustor in writing for transferring its debt liability, leasing its major assets or using its major assets to provide security for other debt obligations.

  On February 23, 2011, Fifth Season HK entered into a loan agreement with Mr. Shaoping Lu, our Chief Executive Officer and Director, for a loan in the principal amount of $4,250,000. The loan from Mr. Lu was guaranteed by Mr. Lianmo Wu, our president and director, and by his wife, Ms. Chushing Cheung. The loan is repayable in 2 years at an annual interest rate of 12%. The purpose of the loan is for purchasing properties in Zibo, Shandong. The loan is secured by the entire assets of Fifth Season HK, Mr. Wu and Ms. Cheung. The repayment must be made in Renminbi at the official foreign exchange rate of the PRC on the day of the repayment, and must be used to first settle penalty interest, handling charge and overdue fines (if any), and then to settle the interest and the principal. Mr. Lu is entitled to rescind the loan agreement if any of the following circumstances occurs: (1) Fifth Season HK provides untrue information, (2) the repayment of the loan is overdue for more than 5 days, (3) the loan is used outside of the permitted purpose, (4) Fifth Season HK fails to inform Mr. Lu of a material change, (5) Fifth Season HK provides a third-party guarantee without informing Mr. Lu in writing 30 days in advance, (6) Mr. Wu and Ms. Cheung commence divorce proceedings or (7) Fifth Season HK breaches the loan agreement.

Obligations under Material Contracts

In addition to the loan commitments described above, we have the following material payment obligation:

On December 31, 2010, pursuant to the terms of the Property Sale and Purchase Agreement dated June 8, 2009, by and between TFS GM and Shanghai Shuangou Property Co., Ltd, TFS GM was required to pay RMB 108,100,707 (approximately $16,398,877) before the end of 2011. The payment terms may be extended at the request of TGS GM.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in our industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

As of December 31, 2010, the Company had delivered guarantees on behalf of Yinli for RMB12 million (approximately $1.8 million) in bank loans. The Company would be obligated to fulfill Yinli’s obligations under the loans in the event that Yinli is unable to meet these obligations. Should the Company be required to pay any portion of the total amount of the loans it would attempt to recover some or the entire amount from Yinli. As of December 31, 2010, the Company had mortgaged certain of the Company’s commercial properties as collateral for RMB 36.1 million (approximately $5.5 million) in bank loans for Huaren. The Company would be obligated to fulfill Huaren’s obligations under the loans in the event that Huaren is unable to meet these obligations. Should the Company be required to pay any portion of the total amount of the loans it would attempt to recover some or the entire amount from Huaren.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introduction.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from our estimates.

The policies used in the preparation of our Consolidated Financial Statements are described in Note 2 to our Consolidated Financial Statements for the years ended December 31, 2010, 2009 and 2008. However, certain of our significant accounting policies contain an increased level of assumptions used or estimates made in determining their impact in our Consolidated Financial Statements. Management has reviewed and determined the appropriateness of our critical accounting policies and estimates.

We consider our critical accounting estimates to be those used in the determination of the reported amounts and disclosure related to the following:

  Business combination;

  Impairment of long-lived assets;

  Revenue recognition;

  Allowance for doubtful accounts; and

  Deferred tax assets and liabilities

Business combination

Business combinations are recorded using the purchase method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Gain on business combination is recognized and measured as the excess of the fair values of the identifiable net assets acquired, at the acquisition date over the total consideration transferred plus the fair value of any non-controlling interest of the acquiree, if any. The consideration in acquisitions made in cash. Consideration transferred in a business acquisition is measured at the fair value as at the date of acquisition.

Impairment of Long-Lived Assets

We periodically review the carrying value of each property to determine if circumstances that indicate impairment in the carrying value of the investment exist or that depreciation periods should be modified. An impairment loss is recognized when sum of the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The assessment is based on the carrying amount of the long-lived asset at the date it is tested for recoverability, whether in use or under development. If impairment is indicated, the carrying value of the property would be written down to its estimated fair value based on our best estimate of the property’s undiscounted future cash flows using assumptions or market participants. Any material changes to the estimates and assumptions used in this analysis could have a significant impact on our results of operations, as the changes would impact our determination of whether impairment is deemed to have occurred and the amount of impairment loss we would recognize.

Using the methodology discussed above and in light of the current economic conditions discussed above in “Growth in the Chinese Economy,” we performed an impairment analysis of our entire portfolio at December 31, 2010. We concluded that the fair values of the long-lived assets exceeded their carrying amounts and therefore, none of our properties are currently impaired. We will continue to monitor our portfolio for any indicators that may change our conclusion.

Revenue Recognition

Sales of goods

We primarily generate revenue from goods sales to distributors and end users. The delivery of our sales is made based on sales contracts from customers, which specify particular sales prices for the goods. Delivery occurs only upon receipt of the goods by the customer’s warehouse or designated destination, or at the time the goods are picked up by the customer. We granted certain credit terms and limits to customers that we believed to be low risk of collectability based on our credit assessment. Historically, no material collectability problem has occurred. Revenue is recognized when delivery occurs and collectability is reasonably assured. We have no post-delivery obligations on our goods sold.

Rental revenue

Rental revenue includes rents that each tenant pays in accordance with the terms of its respective lease reported evenly over the non-cancelable term of the lease. Most of our leases contain rental increases at specified intervals. We recognize such revenues on a straight-line basis by averaging the non-cancelable rental revenues over the lease terms. Contingent rental revenue, such as percentage rent on sale volume of tenant, is accrued when the contingency is removed.

Allowance for Doubtful Accounts

Accounts receivable and accrued straight-line rents receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying values have become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Measurement of such losses requires consideration of historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates and financial health of specific customers. We have considered all available information in our assessments of the adequacy of the provision for doubtful accounts and we do not expect there would be significant changes on conditions that would result in material effect on the allowance estimation. We will continue to assess our receivable portfolio in light of the current economic environment and its impact on our estimation of the adequacy of the allowance for doubtful accounts.

Deferred tax assets and liabilities

We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

We regularly review our deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and tax planning strategies in making this assessment. If we are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial adverse impact on our operating results.

PROPERTIES

There is no private ownership of land in China and all urban land ownership is held by the government of the PRC, its agencies and collectives. The right to use land, or Land Use Rights, can be obtained from the government for a period of up to 50 years for industrial usage, 40 years for commercial usage and 70 years for residential usage, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee.

Executive Office Space

Our principal executive offices are located at C-22, Shimao Plaza, 9 Fuhong Lu, Futian District, Shenzhen 518033, People’s Republic of China. We also rent 30 square meters of office space located at No. 9 Chengdong Banshichu Street, Boshan District, Zibo City, Shandong province, from Shandong TFS, which is used as an executive office for Zibo Lomo, our indirect subsidiary. Our other subsidiaries rent the following properties for use as administrative office space:

  TFS Trade rents 30 square meters office space at Suite 510, Block 2, No. 56 Road, Economic and Technological Development Area, Hangzhou, Zhejiang;

  TFS Technology rents 50 square meters office space at Suite 17, 3rd floor, No.1 Caihe Wuan Road, Jianggan District, Hangzhou, Zhejiang;

  Kairui Real Estates rents 30 square meters office space at No. 9 Boshanqu Dajie, Boshan District, Zibo, Shandong;

  TFS GM rents 50 square meters office space at Suite 12, 3rd floor, No.1 Caihe Wuan Road, Jianggan District, Hangzhou, Zhejiang;

  Shandong TFS rents 300 square meters office space at 4th floor, No. 36 Xinjian Yi Road, Boshan District, Zibo, Shandong;

  Shanghai Jiadu rents 46.14 square meters office space at Suite 1175, No. 515, 535, 555 Huancheng Road, Songjiang District, Shanghai;

  Jiashan TFS rents 30 square meters office space at Suite 509, No. 449 Tingqiao Nan Road, Luoxing Jiedao, Jiashan County, Zhejiang;

  Shanghai Lomo rents 57.72 square meters office space at Suite 1193, No. 515, 535, 555 Huancheng Road, Songjiang District, Shanghai;

  Wuxi TFS rents 95 square meters office space at Suites 118 and 119, No. 202 Zijing Square, Nanchan Temple, Nanchang District, Wuxi, Jiangsu;

  Zibo Jiadu rents 80 square meters office space at No. 28, Beixi Wu Road, Zhangdian District, Zibo, Shandong;

  Liyang TFS rents 16.86 square meters office space at 98-5 Building, Yucai Road, Liyang, Jiangsu; and

  Tengzhou TFS rents 36 square meters office space at Suite 0821 Nanshou Xinxing Commerce Building, Pedestrian Street, Tengzhou, Shandong

Land Use Rights and Rental Properties

The following table provides information regarding our current Land Use Rights.

Certificate No.	Location	Mortgage	Area (m2)	Registration Time	Cease Time
Shan Guo Yong (2009) No. 00105943	No. 17 Waihuan Dong Road, Weitang Town	Not Mortgaged	710.833	October 27, 2009	October 21, 2040
Shan Guo Yong (2009) No. 00105944	No. 17 Waihuan Dong Road, Weitang Town	Not Mortgaged	981.77	October 27, 2009	October 21, 2040
Shan Guo Yong (2009) No. 00105945	No. 17 Waihuan Dong Road, Weitang Town	Not Mortgaged	740.54	October 27, 2009	October 21, 2040
Shan Guo Yong (2009) No. 00105946	No. 17 Waihuan Dong Road, Weitang Town	Not Mortgaged	991.75	October 27, 2009	October 21, 2040
Shan Guo Yong (2009) No. 00105948	No. 17 Waihuan Dong Road, Weitang Town	Not Mortgaged	1000.39	October 27, 2009	October 21, 2040
Shan Guo Yong (2009) No. 00105950	No. 17 Waihuan Dong Road, Weitang Town	Not Mortgaged	986.13	October 27, 2009	October 21, 2040

We also rent the following commercial properties and office spaces in China:

Location	Leasor	Area(m2)	Lease Term	Annual Rent (RMB)
1st floor to 5th floor of Xinxing Commerce Building, Tengzhou City	Tenzhou Xinxing Property Development Co., Ltd	23858.28	September 1, 2010 to August 31, 2015 for 1st floor and 2nd floor; from September 1, 2010 to August 31, 2018 for 3rd floor, 4th floor & 5th floor	(1)
A building at the Intersection between Luowan Road and Yucai Road, Liyang City, Jiangsu Province	LIyang Jinhui Property Development Co., Ltd	125000	From January 1, 2010 to December 31, 2024	(2)
Suite 205-2F, 202-1F, 202- 2F, 202-3F, Nanchan Temple Zijin Square, Wuxi City, Jiangsu Province	Wuxi Nankai Real Estate Development Co., Ltd	9241.12	From December 1, 2009 to December 31, 2013	(3)

Suite 17 3rd Floor, No. 1 Caihe Wuan Road, Jianggan District, Hangzhou, Zhejiang	Caihe Sub-district Administration	50	From August 15, 2010 to August 14, 2012	16,500
Suite 35, 2nd Floor, No. 1 Caihe Wuan Road, Jianggan District, Hangzhou, Zhejiang	Caihe Subdistrict Administration	30	From April 23, 2010 to April 22, 2011	5,000
Suite 510 Block 2, No. 5, 6th Road, Economic & Technological Development Area, Hangzhou, Zhejiang	Hangzhou Economic & Technological Development Area Branch of Industrial and Commercial Bank of China	30	From September 1, 2010 to August 31, 2011	Free
Suite 320, No. 2 Shuangling Road, Jianggan District, Hangzhou	Caihe Sub-district Administration	50	From December 1, 2010 to June 30, 2012	5,000
4th Floor, No. 36 Xinjian Yi Road, Boshan District, Zibo	Zibo Tongxinde Industrial and Trade Co., Ltd.	300	From January 1, 2010 to December 31, 2015	100,000
Suite 1175, No. 515, 535, 555 Huancheng Road, Songjiang District, Shanghai	The Fifth Season Hangzhou Department Store Investment Management Co., Ltd.	46.14	From March 22, 2010 to March 21, 2030	Free
Suite 1193, No. 515, 535, 555 Huancheng Road, Songjiang District, Shanghai	The Fifth Season Hangzhou Department Store Investment Management Co., Ltd.	57.72	From August 1, 2010to August 1, 2012	20,000
Suite 509, No. 449 Tingqiao Nan Road, Luoxing Jiedao, Jiashan County, Zhejiang	Zhejiang Longding Holding Group Co., Ltd.	30	From August 6, 2009 to August 7, 2012	16,000
Suite 118 and 119, No. 202 Zijing Square, Nanchan Temple, Nanchang District, Wuxi, Jiangsu	Wuxi Nankai Real Estate Development Co., Ltd.	95	From October 1, 2009 to September 30, 2017	41,048
No. 9 Boshanqu Dajie, Boshan District, Zibo, Shandong	The Fifth Season Shandong Commercial Investment Co., Ltd.	30	From April 1, 2010 to April 1, 2020	5,000
No. 28, Beixi Wu Road, Zhangdian District, Zibo, Shandong	The Fifth Season Hangzhou Department Store Investment Management Co., Ltd.	80	From October 26, 2010 to October 25, 2026	8,000
Suite 0821 Nanshou Xinxing Commerce Building, Pedestrian Street, Tengzhou, Shandong	Fang Wang	36	From July 8, 2010 to July 11, 2020	11,000

(1) No rent is payable from September 1, 2010 to August 31, 2012. A daily sum of RMB 0.7 (approximately $ 0.1) per square meter is payable commencing in the third year of the lease through the fifth year. The rental amount will increase by 5% in the sixth year, and will increase by 5% every three years thereafter.

(2) No rent is payable from January 1, 2010 to December 31, 2010. An annual rent of RMB 3,000,000 (approximately $455,235) was payable commencing as of January 1, 2011, for the next three years, and then will increase by 5% every three years thereafter.

(3) No rent is payable from December 1, 2009 to December 31, 2010, but an annual rent of RMB 5,000,000 (approximately $758,725) was payable commencing January 1, 2011. The rental amount will be increased to RMB 9,700,000 if we failed to: (a) open the department store on September 28, 2010 with a practicing rate of 80% on the opening day and no less than a practicing rate of 95% for the ground floor; (b) maintain the practicing rate of 95% during the lease term; or (c) honor the posted business hours of 10 a.m. to 9 p.m. As of December 31, 2010, we are in compliance with all of the foregoing covenants.

________________

Commercial Properties

Properties in China may be used residential, industry, commercial, military and educational purposes.  All of our properties for lease are commercial properties that are mostly used for retail operations. We expect that income generated from these properties will become a significant source of our revenue in the future.

The following table provides information regarding our commercial properties and their encumbrance and occupancy status as of January 31, 2011:

No.	Property Ownership Certificate No.	Location	Suite No.	Area(m2)	Mortgaged or Otherwise Encumbered	Adequacy	Rented or not @ 12/31/2010
1	Song 2009018121	Suite 104 Huancheng Road, Songjiang District, Shanghai	104	46.2	Mortgaged	Well developed	Yes
2	Song 2009018122	Suite 105 Huancheng Road, Songjiang District, Shanghai	105	47.9	Mortgaged	Well developed	Yes
3	Song 2009018123	Suite 106 Huancheng Road, Songjiang District, Shanghai	106	56.2	-	Well developed	Yes
4	Song 2009018124	Suite 109 Huancheng Road, Songjiang District, Shanghai	109	43.7	Mortgaged	Well developed	Yes
5	Song 2009018125	Suite 110 Huancheng Road, Songjiang District, Shanghai	110	49.9	Mortgaged	Well developed	Yes
6	Song 2009018126	Suite 111 Huancheng Road, Songjiang District, Shanghai	111	49.8	Mortgaged	Well developed	Yes
7	Song 2009018127	Suite 112 Huancheng Road, Songjiang District, Shanghai	112	80.7	Mortgaged	Well developed	Yes
8	Song 2009018128	Suite 113 Huancheng Road, Songjiang District, Shanghai	113	93	Mortgaged	Well developed	Yes
9	Song 2009018129	Suite 116 Huancheng Road, Songjiang District, Shanghai	116	37.6	Mortgaged	Well developed	Yes
10	Song 2009018130	Suite 119 Huancheng Road, Songjiang District, Shanghai	119	26.7	Mortgaged	Well developed	Yes

11	Song 2009018131	Suite 121 Huancheng Road, Songjiang District, Shanghai	121	73.2	Mortgaged	Well developed	Yes
12	Song 2009018132	Suite 122 Huancheng Road, Songjiang District, Shanghai	122	60.5	Mortgaged	Well developed	Yes
13	Song 2009018133	Suite 123 Huancheng Road, Songjiang District, Shanghai	123	42.2	Mortgaged	Well developed	Yes
14	Song 2009018134	Suite 126 Huancheng Road, Songjiang District, Shanghai	126	60.5	Mortgaged	Well developed	Yes
15	Song 2009018135	Suite 127 Huancheng Road, Songjiang District, Shanghai	127	45.8	Mortgaged	Well developed	Yes
16	Song 2009018136	Suite 147 Huancheng Road, Songjiang District, Shanghai	147	41.3	Mortgaged	Well developed	Yes
17	Song 2009018137	Suite 148 Huancheng Road, Songjiang District, Shanghai	148	40.9	Mortgaged	Well developed	Yes
18	Song 2009018138	Suite 150 Huancheng Road, Songjiang District, Shanghai	150	42.7	Mortgaged	Well developed	Yes
19	Song 2009018139	Suite 168 Huancheng Road, Songjiang District, Shanghai	168	52.9	Mortgaged	Well developed	Yes
20	Song 2009018140	Suite 169 Huancheng Road, Songjiang District, Shanghai	169	52.9	Mortgaged	Well developed	Yes
21	Song 2009018141	Suite 181 Huancheng Road, Songjiang District, Shanghai	181	44.8	Mortgaged	Well developed	Yes
22	Song 2009018102	Suite 191 Huancheng Road, Songjiang District, Shanghai	191	60.4	Mortgaged	Well developed	Yes
23	Song 2009018094	Suite 194 Huancheng Road, Songjiang District, Shanghai	194	52.1	Mortgaged	Well developed	Yes
24	Song 2009018101	Suite 195 Huancheng Road, Songjiang District, Shanghai	195	46.9	Mortgaged	Well developed	Yes

25	Song 2009042821	Suite 201 Huancheng Road, Songjiang District, Shanghai	201	2059	Mortgaged	Well developed	Yes
26	Song 2009042820	Suite 202 Huancheng Road, Songjiang District, Shanghai	202	1152	-	Well developed	Yes
27	Song 2010012303	Suite 205 Huancheng Road, Songjiang District, Shanghai	205	1206	-	Well developed	Yes
28	Song 2010012299	Suite 206 Huancheng Road, Songjiang District, Shanghai	206	824	Mortgaged	Well developed	Yes
29	Song 2010012300	Suite 207 Huancheng Road, Songjiang District, Shanghai	207	532	-	Well developed	Yes
30	Song 2009044016	Suite 208 Huancheng Road, Songjiang District, Shanghai	208	781	Mortgaged	Well developed	Yes
31	Song 2010012301	Suite 209 Huancheng Road, Songjiang District, Shanghai	209	968	Mortgaged	Well developed	Yes
32	Song 2009018100	Suite 1102 Huancheng Road, Songjiang District, Shanghai	1102	48.4	Mortgaged	Well developed	Yes
33	Song 2009018099	Suite 1115 Huancheng Road, Songjiang District, Shanghai	1115	43.3	Mortgaged	Well developed	Yes
34	Song 2009018098	Suite 1116 Huancheng Road, Songjiang District, Shanghai	1116	43.3	Mortgaged	Well developed	Yes
35	Song 2009018097	Suite 1117 Huancheng Road, Songjiang District, Shanghai	1117	32.5	Mortgaged	Well developed	Yes
36	Song 2009018096	Suite 1118 Huancheng Road, Songjiang District, Shanghai1	1118	38.2	Mortgaged	Well developed	Yes
37	Song 2009018095	Suite 1119 Huancheng Road, Songjiang District, Shanghai	1119	50.9	Mortgaged	Well developed	Yes
38	Song 2009018083	Suite 1120 Huancheng Road, Songjiang District, Shanghai	1120	48.8	Mortgaged	Well developed	Yes

39	Song 2009018082	Suite 1121 Huancheng Road, Songjiang District, Shanghai	1121	48.4	Mortgaged	Well developed	Yes
40	Song 2009018081	Suite 1123 Huancheng Road, Songjiang District, Shanghai	1123	34.9	Mortgaged	Well developed	Yes
41	Song 2009018080	Suite 1138 Huancheng Road, Songjiang District, Shanghai	1138	53.7	Mortgaged	Well developed	Yes
42	Song 2009018079	Suite 1145 Huancheng Road, Songjiang District, Shanghai	1145	44.5	Mortgaged	Well developed	Yes
43	Song 2009018078	Suite 1165 Huancheng Road, Songjiang District, Shanghai	1165	41.8	-	Well developed	Yes
44	Song 2009018077	Suite 1166 Huancheng Road, Songjiang District, Shanghai	1166	30	-	Well developed	Yes
45	Song 2009018106	Suite 1167 Huancheng Road, Songjiang District, Shanghai	1167	29	-	Well developed	Yes
46	Song 2009018104	Suite 1172 Huancheng Road, Songjiang District, Shanghai	1172	37.2	-	Well developed	Yes
47	Song 2009018105	Suite 1174 Huancheng Road, Songjiang District, Shanghai	1174	45.5	Mortgaged	Well developed	Yes
48	Song 2009018103	Suite 1175 Huancheng Road, Songjiang District, Shanghai	1175	46.1	-	Well developed	Yes
49	Song 2009018093	Suite 1176 Huancheng Road, Songjiang District, Shanghai	1176	39.8	-	Well developed	Yes
50	Song 2009018092	Suite 1178 Huancheng Road, Songjiang District, Shanghai	1178	40.5	-	Well developed	Yes
51	Song 2009018091	Suite 1179 Huancheng Road, Songjiang District, Shanghai	1179	39.2	Mortgaged	Well developed	Yes
52	Song 2009018090	Suite 1180 Huancheng Road, Songjiang District, Shanghai	1180	45.2	-	Well developed	Yes

53	Song 2009018089	Suite 1181 Huancheng Road, Songjiang District, Shanghai	1181	48.6	Mortgaged	Well developed	Yes
54	Song 2009018088	Suite 1184 Huancheng Road, Songjiang District, Shanghai	1184	41.7	Mortgaged	Well developed	Yes
55	Song 2009018087	Suite 1185 Huancheng Road, Songjiang District, Shanghai	1185	37.9	Mortgaged	Well developed	Yes
56	Song 2009018086	Suite 1186 Huancheng Road, Songjiang District, Shanghai	1186	36	Mortgaged	Well developed	Yes
57	Song 2009018085	Suite 1187 Huancheng Road, Songjiang District, Shanghai	1187	39.6	Mortgaged	Well developed	Yes
58	Song 2009018084	Suite 1188 Huancheng Road, Songjiang District, Shanghai	1188	36.4	Mortgaged	Well developed	Yes
59	Song 2009018108	Suite 1189 Huancheng Road, Songjiang District, Shanghai	1189	36.7	-	Well developed	Yes
60	Song 2009018107	Suite 1190 Huancheng Road, Songjiang District, Shanghai	1190	38.1	Mortgaged	Well developed	Yes
61	Song 2009018109	Suite 1191 Huancheng Road, Songjiang District, Shanghai	1191	38.1	Mortgaged	Well developed	Yes
62	Song 2009018110	Suite 1192 Huancheng Road, Songjiang District, Shanghai	1192	38.1	Mortgaged	Well developed	Yes
63	Song 2009018111	Suite 1193 Huancheng Road, Songjiang District, Shanghai	1193	57.7	Mortgaged	Well developed	Yes
64	Song 2009018112	Suite 1194 Huancheng Road, Songjiang District, Shanghai	1194	58.1	-	Well developed	Yes
65	Song 2009018113	Suite 1195 Huancheng Road, Songjiang District, Shanghai	1195	47.9	-	Well developed	Yes
66	Song 2009018114	Suite 1196 Huancheng Road, Songjiang District, Shanghai	1196	46.2	Mortgaged	Well developed	Yes

67	Song 2009018116	Suite 1197 Huancheng Road, Songjiang District, Shanghai	1197	46.1	Mortgaged	Well developed	Yes
68	Song 2009018115	Suite 1198 Huancheng Road, Songjiang District, Shanghai	1198	46.2	Mortgaged	Well developed	Yes
69	Song 2009018117	Suite 1199 Huancheng Road, Songjiang District, Shanghai	1199	47	Mortgaged	Well developed	Yes
70	Song 2009018118	Suite 1200 Huancheng Road, Songjiang District, Shanghai	1200	43.9	Mortgaged	Well developed	Yes
71	Song 2009018119	Suite 1201 Huancheng Road, Songjiang District, Shanghai	1201	40.2	-	Well developed	Yes
72	Song 2009018120	Suite 1202 Huancheng Road, Songjiang District, Shanghai	1202	38.6	Mortgaged	Well developed	Yes
73	Jiashan County Fangquanzheng Shan Zi No. S0013131	No. 17 Waihuan Dong Road, Weitang Town, Jiashan County, Zhejiang		1151.55	Mortgaged	In the progress of decoration	Held for hotel operation
74	Jiashan County Fangquanzheng Shan Zi No. S0013133	No. 17 Waihuan Dong Road, Weitang Town, Jiashan County, Zhejiang		1590.46	Mortgaged	In the progress of decoration	Held for hotel operation
75	Jiashan County Fangquanzheng Shan Zi No. S0013134	No. 17 Waihuan Dong Road, Weitang Town, Jiashan County, Zhejiang		1199.68	Mortgaged	In the progress of decoration	Held for hotel operation
76	Jiashan County Fangquanzheng Shan Zi No. S0013135	No. 17 Waihuan Dong Road, Weitang Town, Jiashan County, Zhejiang		1603.63	Mortgaged	In the progress of decoration	Held for hotel operation
77	Jiashan County Fangquanzheng Shan Zi No. S0013136	No. 17 Waihuan Dong Road, Weitang Town, Jiashan County, Zhejiang		1597.53	Mortgaged	In the progress of decoration	Held for hotel operation
78	Jiashan County Fangquanzheng Shan Zi No. S0013137	No. 17 Waihuan Dong Road, Weitang Town, Jiashan County, Zhejiang		1620.63	Mortgaged	In the progress of decoration	Held for hotel operation
79	05-1016716	Business Building, No. 9 Chengdong Banshichu Street, Boshan District, Zibo City, Shandong Province	4th Floor	7754.71	-	Not yet decorated	Not yet
80	05-1019582	Business Building, No. 9 Chengdong Banshichu Street, Boshan District, Zibo City, Shandong Province	3rd Floor	7754.71	-	Not yet decorated	Not yet

* Suites 105, 109 ,110, 111, 112, 113 1181, 1185 , 1186 , 1187, 1188 1193 were mortgaged to Guoxin Pawnbroker Co. Ltd. in January 2011, and Suites 104, 1179, 1190, 1191, 1192, , 1196, 1197, 1198, 1199, 1200 , 1202 were mortgaged to Mintong Pawnbroker Co. Ltd. in January 2011.

Although Article 199 of the Real Right Law of People’s Republic of China allows more than one mortgage on the same real estate property, in general practice, banks in China usually approve only one mortgage on any one piece of property in order to manage risk.

The following chart shows the location and general character of all materially important real properties now held or intended to be acquired by or leased to us or our subsidiaries, including the information as to the present or proposed use of such properties and their suitability and adequacy for such use.

We currently do not have any plans for the improvement or development of any unimproved or undeveloped property. The Fifth Season Department Store in Tengzhou, the Fifth Season Lomo Department Store in Zibo, the Fifth Season Department Store in Liyang, the Fifth Season Department Store in Wuxi, and the Fifth Season Lomo Department Store in Shanghai are leased to department stores. The Lijingmingzuo Hotel and Karaoke Lounge in Jiashan is leased to a hotel and entertainment club. None of our properties are covered by insurance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 5, 2011 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Suite 22B, Block C, Shimao Plaza, No. 9 Fuhong Road, Shenzhen, Futian District 518033, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Lianmo Wu	Chairman and President	Common Stock	0	*
Shaoping Lu	Chief Executive Officer and Director	Common Stock	81,308,920(3)	20.33%
Zhumin Zhang	Chief Financial Officer	Common Stock	0	*
Xiaolei Xing	Chief Operating Officer	Common Stock	0	*
All officers and directors as a group (4 persons named above)		Common Stock	81,308,920	20.33%
5% Security Holders
Shaoping Lu		Common Stock	81,308,920(3)	20.33%
Cheung Chu Shing		Common Stock	249,000,000	62.25%
Huilian Song		Common Stock	68,000,000(3)	17.00%

* Less than 1%
___________________

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our common stock.

(2)

A total of 399,999,847 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of April 5, 2011. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Includes 68,000,000 shares of common stock held by Power Guide Investments Limited. Huilian Song is the sole director of Power Guide Investments Limited and has voting and investment power over securities held by it.

Changes in Control

We are aware of no arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

NAME	AGE	POSITION
Lianmo Wu	38	Chairman of the Board and President
Shaoping Lu	50	Chief Executive Officer and Director
Zhuming Zhang	47	Chief Financial Officer
Xiaolei Xing	42	Chief Operating Officer and Director*
John Eliasov	65	Director*

____________
* Became a director on the 10th day following our mailing of the Information Statement to our stockholders.

Mr. Lianmo Wu. Mr. Wu was appointed to serve as our President and Treasurer on October 12, 2010 and was appointed as Chairman of the Board upon closing of the reverse acquisition of Fifth Season HK on March 31, 2011. Mr. Wu has over 17 years of management experience, specializing in marketing, brand management, and capital management. Since February 2007, Mr. Wu has served as the chairman of the board and president of Fifth Season HK, as well as the chairman of its several of its PRC operating subsidiaries, and prior to that, Mr. Wu worked , from June 2006 to January 2007, on the funding of Fifth Season HK and was the pre-determined president of Fifth Season HK. Mr. Wu served, from December 2003 to May 2006, as a general manager at Hangzhou The Fifth Season Garment Co., Ltd. Mr. Wu has also previously served as the chief marketing officer of Shanghai Baishi Enterprise Development Co., Ltd., as a chief representative in China for Hualian Foods Co., Ltd. (Taiwan), as a general manager of Shandong Fuk Foods Co., Ltd. And as a general manager of Wenzhou New Yihua Group Co., Ltd. Mr. Wu graduated from Wenzhou University with a degree in marketing. Mr. Wu’s extensive management experience, his service as our Chairman since founding our company, and his educational background have led us to the conclusion that he should serve as Chairman and director of our company.

Shaoping Lu. Mr. Lu was appointed to serve as our director and Chief Executive Officer on September 20, 2010. Mr. Lu has over seventeen years of executive management experience and has served since March 2002, as the President and CEO of China Hi-Tech Fund, an investment company, providing investment banking, financial services and direct investment to small to mid-sized Chinese companies. Mr. Lu holds a Bachelor’s of Science Degree from the Central China Normal University, Wuhan, China, a Master’s of Science Degree from the Institute of Applied Mathematics, Chinese Academy of Sciences, Beijing, China and a Doctorate from The City University of New York. Mr. Lu’s extensive investment banking and financial services experience, as well as his educational background, have led us to the conclusion that he should serve as a member of our board of directors.

Ms. Zhuming Zhang. Ms. Zhang was appointed to serve as our Chief Financial Officer on October 12, 2010 and has served Fifth Season HK in the same capacity since September 2009. Prior to that, from January 2009 until August 2009, she served as a Vice Financial Officer of Hangzhou Xixi Investment Development Co., Ltd., a PRC company specializing in real estate development and in the management of tourism projects. From April 2007 until December 2008, she served as the Chief Financial Officer and as a General Manager of Hangzhou Longsheng Thousand Islands Investment Co., Ltd., a real estate development company in Zhejiang, China, and from July 2003 until March 2007, she served as the Chief Financial Officer of Zhejiang Longhill Hotel, engaged in the business of hotels and resorts. Ms. Zhang graduated from Zhejiang University with a Bachelor’s degree in accounting.

Mr. Xiaolei Xing. Mr. Xing was appointed to serve as Chief Operating Officer on October 12, 2010 and has served as an executive director of Fifth Season HK and as an executive general manager of its subsidiary TFS Trade since September 2007. He will become a member of our board of directors on the 10th day following our mailing of the Information Statement to our stockholders. Mr. Xing has extensive experience and resources in various industry sectors and a strong financial background. Since November 2009, he has also served as an executive director of Hangzhou Hengding Plastic and Wood Tools Co., Ltd., a company engaged in the manufacture and export of home hardware, including wooden furniture, tools, and lighting products, and since August 1994, he has also served as a vice general manager of Hangzhou Yinli Lighting Co., Ltd., a company engaged in the manufacture and sales of outdoor lighting products. From September 1987 until February 1992, he worked as a clerk in Hangzhou Qingchun sub-branch of Industrial and Commercial Bank of China. Mr. Xiang received dual Bachelor’s degrees in industrial and electrical automation and finance from Zhejiang University. Mr. Xing’s extensive management experience and his tenure as an executive general manager of TFS Trade since September 2007, as well as his educational background led us to the conclusion that he should serve as a member of our board of directors.

Mr. John Eliasov. Mr. Eliasov will become a member of our board of directors on the 10th day following our mailing of the Information Statement to our stockholders. Mr. Eliasov has been employed as the Co-CEO and Co-Chairman of Hyacinth BioEnergy Limited in which FuturaGene PLC, a biogenetic company traded on the London Stock Exchange’s AIM market (FGN) since 2007. He was originally a 50% shareholder, and later he resigned from the Board selling his shares to FGN in 2009. He has over 20 years of experience in investment banking and consulting, and since 2003, he has focused his investment banking and consulting activities in China, spending most of his time in Shenzhen. He also serves as a director for the following companies: Li-ion Technologies Limited – a Russian company for the purpose of manufacturing Li-ion batteries in Novosibirsk; EGI International Limited – a private Hong Kong based consulting company; EGI Export Generated Industries Limited – a private Israeli consulting company; Binyon Limited – a private Israeli property company; Ambient Projects Limited – a private Hong Kong based agricultural projects company; Shiir Limited – an Israel private property management company; ALOE Trading Inc. – a BVI investment company. Mr. Eliasov is a certified Chartered Accountant, who has obtained his professional qualifications in both South Africa and Israel. He also has undergraduate degrees from the University of Cape Town in South Africa and from the University of London, England. Mr. Eliasov’s investment banking and consulting experience, as well as his educational background, led us to the conclusion that he should serve as a member of our board of directors.

Directors are elected until their successors are duly elected and qualified. All officers who hold management positions at entities other than the Company devote approximately 25 hours per week to the Company, excluding traveling time spent. Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Ms. Chushing Cheung, a Hong Kong permanent resident, is a major shareholder of our Company but she does not personally hold any position as an officer, director or employee of the Company, nor was she a promoter of the Company. Because Ms. Cheung is married to Mr. Lianmo Wu, our director, Mr. Wu was deemed to have beneficial ownership of and control over the shares held by her in accordance with Rule 13d-3 of the Exchange Act. However, Ms. Cheung should not be deemed to be someone who “manages the working capital of the Company” as Ms. Cheung had no say in whether the Company had sufficient cash flow in order to meet its short-term debt obligations and operating expenses.

Family Relationships

Mr. Lianmo Wu, our Chairman, and Ms. Chushing Cheung, our majority shareholder, are husband and wife. Mr. Lianmo Wu is the founder of Business Real Estates, TFS Trading and TFS Technology, the parent companies of the majority of our PRC subsidiaries. Ms. Chushing Cheung, Mr. Wu’s wife, is the founder and largest shareholder of Fifth Season HK, the holding company of our subsidiaries, Business Real Estates, TFS Trading and TFS Technology.

Ms. Zhumin Zhang, our CFO, is the sister of Ms. Chushing Cheung and sister-in-law of Mr. Lianmo Wu. Ms. Zhumin Zhang has provided a personal guarantee for one of our loans (discussed in our response to Comment 21 above, but is not otherwise related to the founding of our operations.

Mr. Shaoping Lu, our CEO, and Ms. Huilian Song are husband and wife. Mr. Shaoping Lu, was our controlling shareholder prior to our acquisition of Fifth Season HK, and Ms. Song is the beneficial owner of our stock held by Power Guide Investment Limited. Together, Mr. Lu and Ms. Song hold a 37.33% interest in our Company. The Company has also borrowed $4,250,000 from Mr. Lu, which is repayable in 2 years and accrues an annual interest rate of 12%. This loan has been personally guaranteed by Mr. Wu and Ms. Cheung.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, goods, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or goods law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or goods law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee Financial Expert

Our board of directors has determined that only one of our directors, Mr. John Eliasov, is “independent” as that term is defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

Our board of directors has not yet established an audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements, but expects to establish one as soon as practicable. In the interim, our board of directors has determined that Mr. John Eliasov possesses the accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. None of our executive officers received total annual compensation in excess of $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Shaoping Lu, Chief Executive Officer (1)	2010	0	0	0	0	0	0
	2009	0	0	0	0	0	0
Joseph Meuse, former President (1)	2010	-	-	-	-	-	-
	2009	-	-	-	-	-	-

(1)

On October 12, 2010, Mr. Lu acquired a controlling interest in Fifth Season International, Inc., pursuant to a securities purchase agreement with Mr. Lu, and in connection with that transaction, Mr. Meuse resigned as our President and Mr. Lu became our Chief Executive Officer and Chairman, effective immediately.

Summary of Employment Agreements and Material Terms

All of our employees, including Mr. Shaoping Lu, our Chief Executive Officer, Ms. Zhumin Zhang, our Chief Financial Officer, and Mr. Xiaolei Xing, Chief Operating Officer, have executed our employment agreement. Our employment agreements with our executives provide the amount of each executive officer’s salary. Neither of Mr. Xing’s or Mr. Lu’s employment agreement provides for an annual salary, but Ms. Zhang’s employment agreement provides for an annual salary of RMB 144,000 (approximately $21,951). Each Mr. Lu, Ms. Zhang and Mr. Xing are also eligible to receive such other compensation and to participate in any executive benefit plans of the Company as determined by the board. None of the executive employment agreements provide a criteria for bonus eligibility and our Board of Directors has not yet established such criterion or approved any such bonuses to date. Our executives are subject to confidentiality and non-competition covenants according to their employment agreements. The non-competition covenants remain effective until 36 months after termination of the employment agreements and the confidentiality covenants remain effective for 60 months after termination of the employment agreements. The employment agreements can be terminated by either us or the executives upon 10 days written notice.

All of our salaried employees participate in the mandatory PRC social insurance program regulated by the PRC Ministry of Human Resources and Social Security.  PRC labor regulations require that we make certain social insurance contributions to the government for the benefit of each salaried employee, based on certain percentages of such employees’ salaries. Costs related to such contributions for the fiscal years ended, December 31, 2010 and 2009, totaled $128,768 and $10,027, respectively.  We are not required to make such contributions for any unsalaried employees, including our unsalaried executives.

Other than the salary and necessary social benefits required by the government, we currently do not provide other benefits to the officers who receive salaries at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of our named executive officers at December 31, 2010. No equity awards were made during the fiscal year ended December 31, 2010.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2009 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  On September 20, 2010, we entered into and closed a securities purchase agreement between the Company, Belmont Partners, LLC ("Belmont"), our controlling stockholder at the time, and Mr. Shaoping Lu, pursuant to which, the Company sold an aggregate of 135,301,552 shares of the Company’s common stock par value, $.00001 to Mr. Lu for an aggregate purchase price of $290,000. Simultaneously with the closing of the share purchase agreement, the Company repurchased and cancelled 66,430,504 shares of common stock held by Belmont, for an aggregate purchase price of $290,000, net any outstanding liabilities of the Company as of the closing date, as contemplated by a repurchase agreement, dated September 20, 2010, by and between the Company and Belmont. After the closing of the purchase agreement, Mr. Lu became the holder of 79% of our issued and outstanding shares but his holdings were subsequently reduced to 37.33%% (including the shares held by Power Guide Investments Limited) after the consummation of the share exchange transaction discussed below.

  On March 31, 2011, we completed a share exchange transaction with Fifth Season HK and its shareholders, Mr. Lu, Ms. Chushing Cheung and Power Guide Investment Limited, whereby we acquired 100% of the issued and outstanding capital stock, or 1,000,000 shares with par value of HKD 1 per share, of Fifth Season HK in exchange for 391,543,500 shares of our common stock, which constituted 98% of our issued and outstanding capital stock on a fully-diluted basis after the consummation of the reverse acquisition. Mr. Lu was also our sole officer and director and our controlling stockholder, as well as a director of Fifth Season HK, at the time of the share exchange, and his spouse is the controlling stockholder of Power Guide Investment Limited.

  On February 5, 2010, our subsidiary, Fifth Season HK, acquired 1,000,000 shares or 100% of the equity interests in our subsidiary, Business Real Estates, through reorganization, from a group of shareholders including our President and Director, Mr. Lianmo Wu (the other sellers were Jing Chen, Zhongwei Feng, Jianjun Zhang, Haijun Bai and Zhilong Li, who held their equity interests on behalf of Mr. Wu) at a consideration of HK$1 million (approximately $128,700). Fifth Season HK has paid the purchase price for Business Real Estates in full and there is no other provision of the agreement that remains material to the Company’s business and operations.

  On December 1, 2010, our subsidiary, TFS Trade, acquired 100% equity of our subsidiary, TFS GM, from its shareholders, Mr. Wu and our Chief Financial Officer, Ms. Zhumin Zhang (who held her equity interests on behalf of Mr. Wu), for a total purchase price of RMB 30 million (approximately $4.6 million). TFS Trade has paid the purchase price for TFS GM in full and there is no other provision of the agreement that remains material to the Company’s business and operations.

  On September 28, 2010, our subsidiary, TFS GM, acquired 100% equity of our subsidiary, Jiashan TFS, from our Chief Operating Officer, Mr. Xiaolei Xing (who held his equity interest on behalf of Mr. Wu), for a cash consideration of RMB 20 million (approximately $3 million). TFS GM has paid the purchase price for Jiashan TFS in full and there is no other provision of the agreement that remains material to the Company’s business and operations.

  On December 20, 2010, our subsidiary, TFS GM, acquired a 10% minority equity interest in our subsidiary, Shanghai Jiadu, for a consideration of RMB 50,000 (approximately $7,325) from Baoan Lin (who held such equity interest on behalf of Mr. Wu). TFS GM has paid the purchase price for Shanghai Jiadu in full and there is no other provision of the agreement that remains material to the Company’s business and operations.

  Mr. Xing, our Chief Operating Officer, also serves as a deputy general manager of Yinli Decorative Lighting Co. Ltd. (“Yinli”). Yinli is located in Hangzhou, Zhejiang province, and mainly engages in the production and sale of outdoor and indoor lighting products. We purchase lighting products from Yinli, as well as engage them for property renovation projects. For the fiscal years ended December 31, 2010 and 2009, our transactions with Yinli totaled $12,102,974 and $3,248,300, respectively. As of December 31, 2010, the Company had delivered guarantees on behalf of Yinli for RMB12 million (approximately $1.8 million) in bank loans. The Company would be obligated to fulfill Yinli’s obligations under the loans in the event that Yinli is unable to meet these obligations. Should the Company be required to pay any portion of the total amount of the loans it would attempt to recover some or the entire amount from Yinli.

  Mr. Lianmo Wu, our chairman, holds a 60% equity interest in Hangzhou Huaren Costume Co., Ltd. (“Huaren”), which engages in the purchase and sale of female clothing products. During the fiscal year ended December 31, 2010, we sold clothing products to Huaren totaling $159,549. The loan payable to Huaren was $231,786 as of December 31, 2009 and nil as of December 31, 2010. As of December 31, 2010, the Company had mortgaged certain of the Company’s commercial properties as collateral for RMB 36.1 million (approximately $5.5 million) in bank loans for Huaren. The Company would be obligated to fulfill Huaren’s obligations under the loans in the event that Huaren is unable to meet these obligations. Should the Company be required to pay any portion of the total amount of the loans it would attempt to recover some or the entire amount from Huaren.

  Mr. Wu also holds an indirect 51% equity interest Hangzhou Hengding Plastics and Wood Tools Co., Ltd. (“Hangzhou Hengding”),  which engages in the production, sale and export of plastic and wooden products, such as plastic home accessories and wooden furniture. During the fiscal year ended December 31, 2010 and 2009, we sold energy-saving lighting products to Hangzhou Hengding totaling $4,620,350 and $89,891, respectively.

  During the fiscal year ended December 31, 2010, we provided non-interest bearing loans totaling $1,611,054 to The Fifth Season Nantong Commercial Investment Management Co., Ltd. (“Nantong Commercial”) for its working capital purposes, pursuant to an oral agreement between us and Nantong Commercial. Nantong Commercial is owned and controlled by Mr. Lianmo Wu, our President, and is engaged in the investment and management commercial properties in Haian County, Jiangsu province. The balance owed by Nantong Commercial was settled by our controlling stockholder as a deduction of additional paid in capital contributed by controlling stockholder to the Company as of December 31, 2010.

  During the fiscal year ended December 31, 2010, we provided non-interest bearing loans totaling $820,111 to Hangzhou Liuhe Industrial Co., Ltd. (“Hangzhou Liuhe”) for its working capital purposes, pursuant to an oral agreement between us and Hangzhou Liuhe. Hangzhou Liuhe is owned and controlled by Mr. Lianmo Wu, our President, and is engaged as a real estate agency. As of December 31, 2010, $227,550 owed by Hangzhou Liuhe was settled by our controlling stockholder as a deduction of additional paid in capital contributed by controlling stockholder to the Company. As of June 30, 2011, Hangzhou Liuhe had repaid the remaining balance.

  During the fiscal year ended December 31, 2010, we provided non-interest bearing loans totaling $1,488,473 to Jiashan Lijing Mingzuo Entertainment Co., Ltd. (“Jiashan Lijing”) for its working capital purposes, pursuant to an oral agreement between us and Jiashan Lijing. Jiashan Lijing is owned and controlled by Mr. Lianmo Wu, our President, and operates an entertainment club. As of December 31, 2010, $729,973 owed by Jiashan Lijing was settled by our controlling stockholder as a deduction of additional paid in capital contributed by controlling stockholder to the Company. As of June 30, 2011, Jiashan Lijing had repaid the remaining balance.

  During the fiscal year ended December 31, 2010, we provided non-interest bearing loans totaling $775,490 to Hangzhou Haigang Technology Co., Ltd. (“Hangzhou Haigang”) for its working capital purposes, pursuant to an oral agreement between us and Hangzhou Haigang. Hangzhou Haigang is owned and controlled by Mr. Wu and is engaged in solar energy research. The balance owed by Hangzhou Haigang was repaid to the Company by June 30, 2011.

  During the fiscal years ended December 31, 2010 and 2009, we received non-interest bearing loans totaling $763,051 and $381,420, respectively, from Zhejiang the Fifth Season Investment Co., Ltd. (“Zhejiang Fifth Season”) for its working capital purposes, pursuant to an oral agreement between us and Zhejiang Fifth Season. Zhejiang Fifth Season is owned and controlled by Mr. Wu and is engaged in corporate management consulting. Zhejiang Fifth Season will provide financial support upon the demand from the Company upon demand from the Company.

  On February 18, 2011, TFS GM renewed a loan agreement with Ms. Lishuang Lu, an unrelated third party for a loan in the principal amount of $3,640,800. The loan from Ms. Lu was guaranteed by Mr. Wu and Ms. Zhang. The loan was repayable in 2 months at an annual interest rate of 19.44%, and has been repaid.

  On February 23, 2011, Fifth Season HK entered into a loan agreement with Mr. Shaoping Lu, our Chief Executive Officer and Director, for a loan in the principal amount of $4,250,000. The loan from Mr. Lu was guaranteed by Mr. Wu, our president and director, and by his wife, Ms. Chushing Cheung, our controlling shareholder. The loan is repayable on March 1, 2013 and will accrue interest at an annual rate of 12%, with such interest payable every three months.

Interested Transactions Policy and Procedures

In January 2012, our Board of Directors adopted the Fifth Season International, Inc. Interested Transactions Policy and Procedures (the “Policy”). Under the Policy, all Interested Transactions are subject to approval or ratification in accordance with the procedures set forth in the Policy and summarized below. The Policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is defined as any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K, proxy statement or other disclosure including the information required by Form 10, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company’s common stock, or (c) immediate family member of any of the foregoing.

Under the Policy, the Board of Directors, or a committee established by the Board of Directors, must review the material facts of all Interested Transactions that require approval or ratification under the Policy and either approve or disapprove entry into the Interested Transaction, subject to the exceptions described below. If advance Board approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Board determines it to be appropriate, ratified at the Board’s next regularly scheduled meeting.

In determining whether to approve or ratify an Interested Transaction, the Board will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. Under the Policy, no director may participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that such director may provide all material information concerning the Interested Transaction to the Board.

If an Interested Transaction will be ongoing, the Board may establish guidelines for our management to follow in its ongoing dealings with the Related Party. Thereafter, the Board, on at least an annual basis, must review and assess ongoing relationships with the Related Party to see that they are in compliance with the Board’s guidelines and that the Interested Transaction remains appropriate.

Standing Pre-Approval for Certain Interested Transactions

The Board has reviewed the types of Interested Transactions described below and determined that each of the following Interested Transactions shall be deemed to be pre-approved by the Board, even if the aggregate amount involved will exceed $100,000.

         a. Employment of Executive Officers. Any employment by the Company of an executive officer if (a) the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements; or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Board or a compensation committee established by the Board approved (or recommended that the Board approve) such compensation.

          b. Director Compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

          c. Certain Transactions with other Companies. Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that company’s total annual revenues;

          d. Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2 percent of the charitable organization’s total annual receipts;

          e. Transactions Where All Shareholders Receive Proportional Benefits. Any transaction where the Related Party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

          f. Transactions Involving Competitive Bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

          g. Regulated Transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

          h. Certain Banking-Related Services. Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

In addition to the foregoing Interested Transactions, the board of directors has delegated to the Chief Financial Officer and Chief Executive Officer the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $250,000. In connection with each regularly scheduled meeting of the Board, a summary of each new Interested Transaction pre-approved by the Chief Financial Officer and Chief Executive Officer must be provided to the Board for its review.

Conflicts of Interest

Under our new Interested Transactions Policy and Procedures, our Board of Directors review transactions in which any of our directors, officers or affiliates may have a pecuniary interest.

Wholesale Business

We are currently not subject to conflicts of interest arising out of our relationship with TFS Trade, our subsidiary that engages in the wholesale of goods, as it is our only subsidiary that is engaged in the purchase and sale of commodities. Except for three of our affiliates, Yinli, Huaren and Hangzhou Hengding, who purchased and sold goods and services from and to TFS Trade during fiscal year 2009 and 2010, none of our suppliers and customers are otherwise related to TFS Trade or any of our affiliates. The price of wholesale goods from suppliers is primarily pre-determined or negotiated by the supplier and TFS Trade, while the price of such goods to buyers is determined through negotiation with them and includes a small profit margin. In the process of connecting a supplier and a buyer, we generate a small profit margin but do not incur any shipping expense, which is instead covered by the buyer.

The Board has considered our ongoing Interested Transactions with each of Yinli, Huaren and Hangzhou Hengding and has determined that they are appropriate. We purchase lighting products from Yinli, as well as engage them for property renovation projects at the same or better rates as we would have from an unrelated third party and we sell our products to Huaren and Hanzhou Hengding at the same or similar rates as we would to a third party customer. With respect to our guarantee of Huaren’s loan, the provision of third party guarantees is a usual and customary occurrence among both affiliated and non-affiliated companies to secure loans from China’s highly restricted banks.

Commercial Property Business

We are subject to conflicts of interest arising out of our relationships with our subsidiaries that engage in the commercial property investment or lease business. Generally, we set up a subsidiary according to where the commercial property project is located. When the board confirms a commercial property project, we set up a new subsidiary in order to sign contracts locally with the seller or lessor and to better operate the business locally. This practice results in the establishment of many subsidiaries engaging in the same business, namely the investment or lease of commercial properties, however, no real conflicts of interest exist for most of these subsidiaries due to the differences in geographic location of such subsidiaries.

In evaluating potential investment, certain retail properties may be appropriate for acquisition by either us or one of our subsidiaries. When determining the allocation of ownership of such property among us and our subsidiaries, our Board of Directors evaluates each commercial property by considering the investment amount, available capital, geographic location and tenant concentration. In addition, when an Interested Transaction occurs between two subsidiaries, for example where one subsidiary purchases or leases property from or managed by another subsidiary, our Board of Directors determine the lease rate for such transaction based on comparable market rates in adjacent streets or nearby areas. Other costs associated with leasing, such as utility bills, are either determined based on a standardized rate governed by the local authority or market rate. When we are interested in commercial real estate owned or managed by an affiliate, our Board of Directors will hire an independent real estate appraiser to appraise such real estate to establish the fair market value for such property to assist in the determination of a purchase price.

Investment Policies

Our investment policies are determined by our Board of Directors and may be amended or revised from time to time by them without a vote of our stockholders. Any change to these policies by our Board of Directors, however, would be made only after a review and analysis of the then-existing business and other circumstances of the Company, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests.

Investments in Commercial Property

Our primary investment objectives are to achieve long-term capital appreciation for our stockholders through increases in the value of our company, maximize the cash flow of our properties and acquire properties with growth potential.

We pursue our investment objectives primarily through our ownership of our properties. We intend to focus on the acquisition and ownership of good-quality and multi-use commercial properties with high-credit-quality tenants. In determining the appropriateness of an investment in commercial property, we consider the location of a property, standard of living in that area, its income-producing capacity, prospects for long-term appreciation, and liquidity and tax considerations. Additionally, we monitor annual lease expirations and tenant performance in an attempt to minimize the effect of vacancies or defaults.

We currently do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area, but our Board of Directors may institute such limits in the future. In addition, we may expand and improve the properties we presently own or subsequently acquire or sell such properties in whole or in part.

We may also own property jointly with third parties, either through joint ventures or other types of co-ownership. We believe that such investments will permit us to own interests in larger assets while simultaneously mitigating our risk through diversification. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would otherwise not meet our investment policies.

Purchase and Sale of Investments

Our policy is to acquire assets primarily for generation of current income and long-term value appreciation. However, we will sell certain properties if and when our board of directors determines that such properties no longer fit our strategic objectives. Factors that our Board may consider when deciding whether to dispose of a property are, among other things, the price being offered for the property, the operating performance of the property and the tax consequences of the sale.

Mortgaged Properties

Some of our commercial properties are encumbered by mortgages disclosed under the “Properties – Commercial Properties” heading in the Amendment. If we cannot repay these loans, these mortgaged commercial properties may be sold by the banks with the proceeds used to cover such loans. If this happens, we will lose the income generated from these properties.

As at December 31, 2010, the carrying amount of the properties held by us in Shanghai and Jiashan was RMB69 million (approximately, $10.39 million) and RMB44 million (approximately, $6.62 million) respectively, and the estimated market value was RMB252 million (approximately, $37.95 million) and RMB107 million (approximately, $16.1 million) (by reference to the market price of the similar properties at December 31, 2010) respectively. We enjoyed a total estimated appreciation of RMB246 million (approximately, $37 million), which was a possible capital gain as at December 31 2010. We recognized rental income of RMB10 million (approximately, $1.5 million) from the leasing business of these two properties in 2010. For the properties located in Shanghai and Jiashan, our possible capital gain was around 25 times more than the rental income as at December 31, 2010. We may assign or transfer our commercial properties to unrelated third parties if we believe that such property is underperforming or has become overvalued. For now our management believes that the market price of our properties will increase in line with the projected PRC economic growth in the coming years. Accordingly, rather than assign or transfer such property, we lease them out to earn rental income.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

Our director, Mr. John Eliasov qualifies as an independent director, as the term “independent” is defined by the rules of the Nasdaq Stock Market. We currently do not have any other independent directors.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except as noted below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

We are a defendant in a lawsuit filed by one of our lessees for alleged breach of contract. The suit asks for actual and punitive damages totaling less than $150,000. We believe that the suit is without merit and intend to vigorously defend our position. We do not believe that the outcome of this suit will have a material adverse effect on our Company. However, we are unable at this time to predict the outcome of this litigation or whether we will incur any liability associated with the litigation, or to estimate the effect such outcome would have on our financial condition, results of operations or cash flows.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol “DYER” on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority. The CUSIP number is 268128105.

The prices below prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices(1)
	High	Low
Year Ended December 31, 2011
1st Quarter	$4.89	$2.11

Year Ended December 31, 2010
1st Quarter	.004	.004
2nd Quarter	.01	.01
3rd Quarter	.195	.008
4th Quarter	5.39	.05

Year Ended December 31, 2009
1st Quarter	.003	.002
2nd Quarter	.003	.002
3rd Quarter	.005	.005
4th Quarter	.005	.005

(1)	The above table sets forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Holders

As of April 5, 2011 there were approximately 258 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

On September 20, 2010, we sold 6,765,078 shares of our common stock to Mr. Shaoping Lu for a purchase price of $290,000, pursuant to a share purchase agreement that we entered into with Mr. Lu and Belmont Partners, LLC. The issuance of these shares was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

Our reliance upon Section 4(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the shares took place directly between the offeree and us.

Reference is also made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 480,000,000 shares of common stock, $0.00001 par value. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are also authorized to issue up to 20,000,000 shares of preferred stock, $0.00001 par value, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of our preferred stock are currently outstanding. The issuance of additional shares preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Anti-takeover Effects of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Stock Transfer Co., Inc. Their mailing address is 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT 84117, and their phone number is (801)272-9294.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

  any breach of the director's duty of loyalty to the corporation or its stockholders;

  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; or

  any transaction from which the director derived an improper personal benefit.

Under the DGCL, any repeal or modification of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for any (a) breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper benefit.

Our bylaws provide that we must indemnify our former and present directors and officers against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by any such director or officer in connection with any threatened, pending or completed action, suit or proceeding, to the fullest extent permitted by the laws of Delaware. We have undertaken to pay any expenses reasonably incurred by a director or officer in defending a civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount, if it is ultimately determined that he or she is not entitled to be indemnified by us. The provision of indemnification to persons under our bylaws does not limit or restrict in any way our power to indemnify them in any other way permitted by law. The Company has also entered into separate agreements with certain directors indemnifying them to the fullest extent permitted by the foregoing. The Company has purchased director and officer liability insurance, as permitted by its bylaws.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of our certificate of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On March 31, 2011, we issued an aggregate of 391,543,500 shares of our common stock to the shareholders of Fifth Season HK, Mr. Shaoping Lu, Ms. Chushing Cheung and Power Guide Investment Limited. The total consideration for the 391,543,500 shares of our common stock was 1,000,000 shares of Fifth Season HK, which is all the issued and outstanding capital stock of Fifth Season HK. We did not receive any cash consideration in connection with the share exchange. The number of our shares of our common stock issued to the shareholders of Fifth Season HK was determined based on an arms-length negotiation. The issuance of these shares was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

Our reliance upon Section 4(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the shares took place directly between the offeree and us.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Fifth Season HK, the former shareholders of Fifth Season HK own 98% of our total outstanding common stock and 98% of the total total voting power of all our outstanding voting securities.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF

CERTAIN OFFICERS

Upon the closing of the reverse acquisition on March 31, 2011, our board of directors increased its size from one to four members and appointed Mr. Lianmo Wu, Mr. John Eliasov and Mr. Xiaolei Xing to fill the vacancies created by such increase. Mr. Wu’s appointment became effective immediately, while the remaining appointments will become effective on the tenth day following our mailing of the Information Statement to our stockholders, which will be mailed on or about April 14, 2011.

For certain biographical and other information regarding the newly appointed directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On March 31, 2011, our board of directors approved a change of our fiscal year end from June 30 to December 31. This change was effectuated in connection with the share exchange transaction described in Item 2.01 above.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are audited consolidated financial statements of Fifth Season (Hong Kong) International Limited for the years ended December 31, 2010, 2009 and 2008.

(b) Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of the Company and its subsidiaries.

(c) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
2.1

Share Exchange Agreement, dated October 12, 2010, among the Company, Fifth Season (Hong Kong) International Limited and its shareholders. (incorporated by reference to Exhibit 2.1 of the current report on Form 8-K filed by the Company on October 18, 2010).

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the registration statement on Form 10, filed by the Company on March 24, 2008)
3.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by the Company on October 27, 2010)
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the registration statement on Form 10, filed by the Company on March 24, 2008).
10.1

Securities Purchase Agreement, dated September 20, 2010, by and among the Company, and the accredited investor signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 20, 2010).

10.2

Repurchase Agreement, dated September 20, 2010, among the Company and Belmont Partners, LLC (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K/A filed by the Company on June 17, 2011)

10.3

Merchant Authorize Agency Service Contract, dated June 30, 2009, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Zhejiang Longding Holding Group Co., Ltd . (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.4

Sale Contract, dated August 11, 2010, between Shanghai Senhong Metal Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.5

Rent and Operation Contract, dated February 5, 2010, by and among Liyang The Fifth Season Investment Management Co., Ltd and Quanjuxiang Catering. (incorporated by reference to Exhibit 10.5 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.6

Rent and Operation Contract, dated July 29, 2009, by and among the Fifth Season General Merchandise Investment Management Co., Ltd and Liyang Jinhui Property Development Co., Ltd. (incorporated by reference to Exhibit 10.6 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.7

Rent and Operation Contract, dated July 28, 2009, by and among The Fifth Season Investment Management Co., Ltd. and Wuxi Nankai Real Estate Development Co., Ltd. (incorporated by reference to Exhibit 10.7 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.8

Equity Transfer Agreement, dated December 1, 2010, by and among Fifth Season Commerce and Trade Co., Ltd. and Zhumin Zhang. (incorporated by reference to Exhibit 10.8 of the current report on Form 8-K filed by the Company on April 6, 2011)

10.9*	Rent and Operation Contract, dated July 15, 2010, by and among Tengzhou the Fifth Season Enterprise Management Co., Ltd. and Tengzhou Xinxing Property Development Co., Ltd. 1st Branch.
10.10

Cooperative Business Operation Contract, dated August 17, 2009, by and among the Fifth Season General Merchandise Investment Management Co., Ltd., Haiming He and Xiaodong Yang. (incorporated by reference to Exhibit 10.10 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.11

Agreement for Sale of Property, dated December 21, 2009, Shandong the Fifth Season Commercial Investment Co., Ltd and Zibo Tongxinde Trade Co., Ltd Development Co., Ltd (incorporated by reference to Exhibit 10.11 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.12

Loan Agreement, dated February 18, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Lishuang Lu. (incorporated by reference to Exhibit 10.12 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.13

Loan Agreement, dated February 23, 2011, by and among Hong Kong the Fifth Season International, Lianmo Wu, Zhucheng Zhang and Shaoping Lu (incorporated by reference to Exhibit 10.13 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.14

Entrusted Loan Agreement dated January 28, 2011, Shandong the Fifth Season Commercial Investment Co., Ltd and China CITIC Bank. (incorporated by reference to Exhibit 10.14 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.15

Loan Agreement, dated February 21, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd and Mingyou Chen. (incorporated by reference to Exhibit 10.15 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.16

Loan Agreement, dated February 27, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Shanghai Fuxing Pawnbroker Co., Ltd. (for RMB 4.5 million loan) (incorporated by reference to Exhibit 10.16 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.17

Loan Agreement, dated February 27, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Shanghai Fuxing Pawnbroker Co., Ltd. (for RMB 6.25 million loan) (incorporated by reference to Exhibit 10.17 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

55

Exhibit No.	Description
10.18

Loan Agreement, dated February 27, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd and Shanghai Fuxing Pawnbroker Co., Ltd. (for RMB 6.25 million loan) (incorporated by reference to Exhibit 10.18 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.19

Loan Agreement, dated February 21, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Shanghai Shencai Pawnbroker Co., Ltd. (incorporated by reference to Exhibit 10.19 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.20

Agreement for Sale of Goods, dated January 12, 2011, by and among the Fifth Season (Zhejiang) Commerce and Trade Co., Ltd. and Guangdong Yuehe Assets Management Co., Ltd. (incorporated by reference to Exhibit 10.20 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.21

Agreement for Sale of Commodity, dated October 12, 2010, by and between The Fifth Season (Zhejiang) Commerce and Trade Co., Ltd. and Shanghai Tongli Metal Co., Ltd. (incorporated by reference to Exhibit 10.21 of the current report on Form 8-K/A filed by the Company on December 16, 2011)

10.22

Agreement for Sale of Goods, dated September 1, 2010, by and among the Fifth Season (Zhejiang) Commerce and Trade Co., Ltd and Guangdong Guanghong International Trade Group Co., Ltd. (incorporated by reference to Exhibit 10.22 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.23

Agreement for Sale of Goods, dated February 19, 2011, by and among the Fifth Season (Zhejiang) Commerce and Trade Co., Ltd and Guangdong Yuehe Assets Management Co., Ltd. (incorporated by reference to Exhibit 10.23 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.24

Equity Transfer Agreement, dated December 1, 2010, by and among Fifth Season Commerce and Trade Co., Ltd. and Lianmo Wu. (incorporated by reference to Exhibit 10.24 of the current report on Form 8-K/A filed by the Company on June 17, 2011)

10.25*	Amended and Restated Executive Employment Agreement, dated December 9, 2011, between Shaoping Lu and Fifth Season International, Inc.
10.26*	Amended and Restated Executive Employment Agreement, dated December 9, 2011, between Zhumin Zhang and Fifth Season International, Inc.
10.27

Sale Contract, dated February 10, 2010, between The Fifth Season (Zhejiang) Trade Co., Ltd. and Hangzhou Hengding Plastic & Wood Tools Co., Ltd (incorporated by reference to Exhibit 10.28 of the current report on Form 8-K/A filed by the Company on June 17, 2011)

10.28

Sale Contract, dated May 5, 2010, between Zhejiang Jinghua Industry Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.28 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.29*	Amended and Restated Executive Employment Agreement, dated December 9, 2011, between Xiaolei Xing and Fifth Season International, Inc.
10.30

Sales Agency Agreement, dated April 1, 2011, between the Fifth Season Shandong Commercial Investment Co., Ltd. and Zibo Mintai Property Development Co., Ltd. (incorporated by reference to Exhibit 10.30 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.31

Sale Contract, dated December 1, 2010, between Kunlun International Trade Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.31 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.32

Sale Contract, dated June 10, 2010, between Zhejiang Jinghua Industry Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.32 of the current report on Form 8-K/A filed by the Company on December 16, 2011)

10.33

Sale Contract, dated February 5, 2010, between Zhejiang Jinghua Industry Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.33 of the current report on Form 8-K/A filed by the Company on December 16, 2011)

21	Subsidiaries of the Company (incorporated by reference to Exhibit 21 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2012

FIFTH SEASON INTERNATIONAL, INC.

By: /s/ Shaoping Lu
       Shaoping Lu
       Chief Executive Officer

THE FIFTH SEASON (HONG KONG) INTERNATIONAL GROUP LIMITED

Consolidated Financial Statements

December 31, 2010, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
The Fifth Season (Hong Kong) International Group Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of The Fifth Season (Hong Kong) International Group Limited and Subsidiaries (the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein & Pinchuk LLP
New York, New York
April 6, 2011, except for revised disclosures as explained in Note 2, which is dated June 17, 2011

THE FIFTH SEASON (HONG KONG) INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$228,763	$234,888
Restricted cash	-	15,545,837
Accrued straight-line rents receivable	1,204,778	279,088
Trade receivable	3,906,837	32,861
Trade receivable from related parties	4,872,562	-
Inventories	87,400	279,189
Prepayments and other receivables	3,913,550	1,334,303
Loans receivable from related parties	2,126,551	101,186
Current deferred tax assets	403,292	5,910
Total current assets	16,743,733	17,813,262
Non-current assets
Real estate and related assets, net	45,497,958	14,927,141
Long-term investment	-	293,400
Prepayment for acquisition of properties	2,478,802	2,861,583
Long-term deferred tax assets	711,149	115,659
Total non-current assets	48,687,909	18,197,783

TOTAL ASSETS	$65,431,642	$36,011,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,952,023	$1,605,257
Accounts payable to related parties	324,374	408,213
Advance from customers	937,623	182,708
Short-term borrowings	12,067,735	14,532,102
Accrued expenses and other payables	2,252,570	4,541,214
Taxes payable	301,597	53,882
Loans to related parties	833,877	679,221
Current deferred tax liabilities	563,017	97,775
Total current liabilities	22,232,716	22,100,372
Non-current liabilities
Long term deferred tax liabilities	6,714,913	849,294

TOTAL LIABILITIES	28,947,629	22,949,666

Commitment and contingencies	-	-

Stockholders’ Equity
Common stock (par value $0.1281, 1,000,000 shares authorized and outstanding )	128,100	128,100
Additional paid in capital	26,342,424	13,069,000
Appropriated retained earnings	3,992	1,327
Unappropriated retained earnings (accumulated loss)	8,868,533	(177,541)
Accumulated other comprehensive income	1,140,964	40,494
Total Stockholders’ equity	36,484,013	13,061,379
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$65,431,642	$36,011,045

See notes to consolidated financial statements

THE FIFTH SEASON (HONG KONG) INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2010	2009	2008

Sales (including sales from related parties $4,779,899, $89,891 and nil)	$54,422,415	$6,502,700	$-
Straight-line rental income	1,521,930	260,435	-
Contingent rental income and others	222,668	142,842	24,494
Total revenue	56,167,013	6,905,977	24,494

Cost of goods sold	53,393,093	6,485,127	-
Expenses applicable to straight-line rental income	1,422,126	145,658	-
Expenses applicable to contingent rental and others	520,408	40,921	14,288
Total cost	55,335,627	6,671,706	14,288
Gross profit	831,386	234,271	10,206

Operating expenses
Selling expenses	281,920	66,330	-
General and administrative expenses	2,129,700	374,138	10,113
Total operating expenses	2,411,620	440,468	10,113
Income (loss) from operations	(1,580,234)	(206,197)	93

Other income (expenses)
Interest income	2,618	175	9
Interest expense	(550,013)	(2,552)	-
Non-operating income	10,063	-	-
Non-operating expense	(104,962)	(26,473)	(8)
Gain on business combination	10,715,634	-	-
Other income (expenses), net	10,073,340	(28,850)	1
Income (loss) before income tax	8,493,106	(235,047)	94

Income tax benefit (expense)	555,633	58,762	(23)
Net income (loss)	$9,048,739	$(176,285)	$71

Comprehensive income (loss):
Net income (loss)	9,048,739	(176,285)	71
Foreign currency translation adjustment	1,100,471	38,895	1,499
Comprehensive income (loss)	$10,149,210	$(137,390)	$1,570

Basic and diluted weighted average shares outstanding	1,000,000	1,000,000	1,000,000
Basic and diluted earnings (loss) per share	$9.05	$(0.18)	$0.00

See notes to consolidated financial statements

THE FIFTH SEASON (HONG KONG) INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common				Unappropriated
	stocks				retained	Accumulated
			Additional	Appropriated	earnings	other	Total
	Shares	Amount	paid in	retained	(accumulated	comprehensive	stockholders
			capital	earnings	loss)	income	’ equity

Balance as of January 1, 2008	1,000,000	$128,100	$-	$-	$-	$100	$128,200

Net income	-	-	-		71	-	71
Transfer to statutory reserve	-	-	-	22	(22)	-	-
Additional capital injected by the stockholders	-	-	275,000	-	-	-	275,000
Foreign currency translation	-	-	-	-	-	1,499	1,499

Balance as of December 31, 2008	1,000,000	128,100	275,000	22	49	1,599	404,770

Net loss	-	-	-	-	(176,285)	-	(176,285)
Transfer to statutory reserve	-	-	-	1,305	(1,305)	-	-
Additional capital injected by the stockholders	-	-	12,794,000	-	-	-	12,794,000
Foreign currency translation	-	-	-	-	-	38,895	38,895

Balance as of December 31, 2009	1,000,000	128,100	13,069,000	1,327	(177,541)	40,494	13,061,379

Net income	-	-	-	-	9,048,739	-	9,048,739
Transfer to statutory reserve	-	-	-	2,665	(2,665)	-	-
Additional capital injected by the stockholders	-	-	*13,273,424	-	-	-	13,273,424
Foreign currency translation	-	-	-	-	-	1,100,471	1,100,471

Balance as of December 31, 2010	1,000,000	$128,100	$26,342,424	3,992	$8,868,533	$1,140,964	$36,484,013

*During the year ended December 31, 2010, stockholders of the Company contributed capital amounting to approximately $16 million, approximately $3 million of the $16 million were used to settle the loan receivable from related parties.

See notes to consolidated financial statements

THE FIFTH SEASON (HONG KONG) INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009	2008

Cash flows from operating activities
Net income (loss)	$9,048,739	$(176,285)	$71
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	790,402	103,211	-
Gain on business combination	(10,715,634)	-	-
Exchange loss	291,542	24,082	-
Change in operating assets and liabilities:
Accrued straight line rents receivable	(893,470)	(278,916)	-
Trade receivable from third parties	(3,759,120)	(32,841)	-
Trade receivable from related parties	(4,751,792)
Inventories	242,444	(279,018)	-
Prepayments and other receivables	(1,731,935)	(1,028,343)	(476)
Accounts payable	2,389,281	407,963	-
Advance from customers	727,105	150,341	31,713
Accrued expenses and other payables	1,606,989	332,932	21,800
Tax payables	222,088	54,315	663
Deferred tax assets	(784,121)	(121,495)	-
Deferred tax liabilities	228,488	69,729	-
Net cash used in (provided by) operating activities	(7,088,994)	(774,325)	53,771

Cash flows from investing activities
Purchase of real estate and related assets	(11,581,427)	(15,399,992)	-
Investment in TFS Development	-	(293,220)	-
Disposal of TFS Development	295,880	-	-
Acquisition of subsidiaries, net of cash acquired	(1,463,628)	3,799	-
Change in amount due from third parties	(77,225)	(304,656)	-
Change in amount due from related parties	(1,971,802)	374,839	(345,157)
Net cash used in investing activities	(14,798,202)	(15,619,230)	(345,157)

Cash flows from financing activities
Proceeds from capital contribution	13,273,424	12,794,000	275,000
Proceeds from short-term loans	11,768,627	14,523,187	-
Repayments of short-term loans	(14,654,936)	-	-
Change in amount due to third parties	(4,216,290)	4,182,184	-
Change in amount due to related parties	25,446	661,211	17,298
Change in restricted cash	15,677,240	(15,536,300)	-
Net cash provided by financing activities	21,873,511	16,624,282	292,298

Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	7,560	3,233	16
Net changes in cash and cash equivalents	(6,125)	233,960	928
Cash and cash equivalents, beginning of year	234,888	928	-
Cash and cash equivalents, end of year	$228,763	$234,888	$928

Supplemental cash flow information:
Interest paid	$190,553	$2,552	$-
Income taxes paid	$9,125	$5,230	$-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF
THE FIFTH SEASON (HONG KONG) INTERNATIONAL GROUP LIMITED AND SUBSIDIARIES

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

The Fifth Season (Hong Kong) International Group Limited (the “Company”) was incorporated in Hong Kong on February 2, 2007.

The Company is a holding company and, through its consolidated subsidiaries (collectively the “Group”), is principally engaged in the investment, assignment and lease of commercial properties, as well as the operation of department stores and a hotel, and in the wholesale and online sales of goods in the People’s Republic of China (“PRC”).

Details of the Company’s subsidiaries are summarized as follows:

	Date of	Place of	Percentage of
Company	establishment	establishment	ownership	Principal activities

B.R Investment Holding Group Co., Limited	November 19, 2008	Hong Kong	100%	Investment
The Fifth Season (Zhejiang) Technology Co., Ltd	November 6, 2009	PRC	100%	Online sale of goods
The Fifth Season (Zhejiang) Trade Co., Ltd	September 15, 2009	PRC	100%	Wholesale of goods
Kairui (Hangzhou) Commercial Property Management Co., Ltd	August 2, 2010	PRC	100%	Investment, operation and leasing commercial properties
The Fifth Season Hangzhou Department Store Investment Management Co., Ltd	August 12, 2008	PRC	100%	Investing, operation and leasing commercial properties
The Fifth Season Jiashan Investment Management Co., Ltd	September 3, 2009	PRC	100%	Operation and leasing commercial properties and hotel
The Fifth Season Wuxi Commercial Management Co., Ltd	November 9, 2009	PRC	100%	Operation and leasing commercial properties
The Fifth Season Liyang Investment Management Co., Ltd	November 27, 2009	PRC	100%	Operation and leasing commercial properties

	Date of	Place of	Percentage of
Company	establishment	establishment	ownership	Principal activities
The Fifth Season Tengzhou Enterprise Management Co., Ltd	August 5, 2010	PRC	100%	Operation and leasing commercial properties
The Fifth Season Zibo Jiadu Commerce Co., Ltd	November 3, 2010	PRC	100%	Managing and leasing commercial properties
Shanghai Jiadu Commercial Management Co., Ltd	May 11, 2007	PRC	100%	Managing and leasing commercial properties
Shanghai Lomo Industrial Co., Ltd	September 2, 2008	PRC	100%	Managing and leasing commercial properties
The Fifth Season Shangdong Commercial Investment Co., Ltd	December 8, 2009	PRC	100%	Investing, managing and leasing commercial properties
The Fifth Season Zibo Lomo Commerce Co., Ltd	April 26, 2010	PRC	100%	Managing and leasing commercial properties;

As of December 31, 2010, The Fifth Season Jiashan Investment Management Co., Ltd had not commenced its hotel management operations.

In 2009, the Fifth Season Hangzhou Department Store Investment Management Co., Ltd (“TFS Department Store”) and the ultimate controlling stockholders of the Company, respectively acquired 90% and 10% of the equity interest of Shanghai Jiadu Commercial Management Co., Ltd (“Shanghai Jiadu”) and 100% of the equity interest of Shanghai Lomo Industrial Co., Ltd (“Shanghai Lomo”), from their original stockholders. Shanghai Jiadu became a wholly-owned subsidiary of TFS Department Store on December 20, 2010 after Restructure, as defined below.

In 2010, TFS Department Store acquired 100% of the equity interest of the Fifth Season Shandong Commercial Investment Co., Ltd (“Shandong Commercial”) and its subsidiary the Fifth Season Zibo Lomo Commerce Co., Ltd (“Zibo Lomo”), from their original individual stockholders.

Restructure

Pursuant to certain equity acquisition agreements made in 2010, the Group reorganized its structure by completing some acquisitions under common control, which are summarized as follow:

			Percentage of ownership
			Before	After
Acquirer	Acquiree	Date of acquisition	Reorganization	Reorganization
The Company	B.R Investment Holding Group Co., Limited	February 5, 2010	Nil	100%
The Fifth Season (Zhejiang) Trade Co., Ltd	TFS Department Store	December 8, 2010	Nil	100%
TFS Department Store	The Fifth Season Jiashan Investment Management Co., Ltd	October 8, 2010	Nil	100%
TFS Department Store	Shanghai Jiadu	December 20, 2010	90%	100%

Before and after the Reorganization completed on December 20, 2010 as described above, the Group continued to be owned and managed by the same ultimate controlling stockholders of the Company substantively, therefore, it was accounted as transactions between entities as under common control at the carry over basis, in a manner similar to pooling-of-interests accounting. The effect of the Restructure was applied retroactively to all the periods presented in the consolidated financial statements as if the current structure existed since inception.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation and consolidation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

In addition, the consolidated financial statements have been prepared on the basis that the Group will continue to operate throughout the next twelve months as a going concern. The Group’s consolidated current liabilities exceeded its consolidated current assets by approximately $5.5 million as of December 31, 2010. Based on the anticipated ability of the Group to obtain continued entrust financing and stockholder’s loan to finance its continuing operations, the Group’s management has prepared the consolidated financial statements on a going concern basis.

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

(b)	Revised disclosures

Subsequent to original issuance date, April 6, 2011, the following revised disclosures have been made:

Note 4 – business combination, (1) to clarify the facts on the purchase of Shanghai Jiadu in July 2009; (2) to enhance the disclosure on the reason of gain on business combination.

(c)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. On an on-going basis, the Group evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. Significant judgments and estimates include useful lives for amortization and depreciation, impairment of long-lived assets, fair value measurements, revenue recognition, deferred tax assets and liabilities, which represent critical accounting policies that reflect significant judgments and estimates used in the preparation of the Group’s consolidated financial statements. The relevant amounts could be adjusted in the near term if experience differs from current estimates.

(d)	Cash and cash equivalents

Cash and cash equivalents includes currency on hand and demand deposits with banks or other financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

(e)	Restricted cash

Restricted cash consists of security deposits that serve as collateral for the short-term bank loans.

(f)	Accrued straight-line rents receivable

Accrued straight-line rents receivable are recognized and carried at the amount by which straight-line rental revenue exceeds rents currently billed in accordance with lease agreements, less an allowance for uncollectible accounts, as needed.

(g)	Trade receivable

Trade receivable are recognized and carried at original sales amounts less an allowance for uncollectible accounts, as needed.

(h)	Due from third parties/related parties

Accounting policy of trade receivable from related parties are the same as those described in trade receivable. Other than trade receivables, due from third parties/related parties are loans recognized and carried at principle and respective interest of loan after deducting accounts collected or settles, less an allowance for uncollectible accounts, as needed. Interest income is recognized based on contractual interest rate on a straight-line basis over the terms of the respective loan agreements endorsed, if applicable.

(i)	Allowance for doubtful accounts

Accrued straight-line rents receivable, trade receivable and due from third parties/related parties are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, credit quality of customers, account balance aging and prevailing economic conditions. Receivable balances are written off after all collection efforts have been exhausted.

None of the receivables of the Group are with collateral assets. No material receivable are past due over 90 days or with difficulty in collection. Therefore, no allowance or write-offs were provided for account receivable, accrued straight-line rents receivable or due from third parties/related parties as of December 31, 2010 and 2009, respectively.

(j)	Inventories

Inventories consist of goods purchased, which are stated at lower of cost or market. Cost is determined using weighted average method. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to dispose.

Where there is evidence that market value of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, a provision is accrued for the difference with charges to cost of goods sold. No provision was provided for the inventory as of December 31, 2010 and 2009, respectively.

(k)	Real estate and related assets

Other than those acquired in a business combination as described in Note 4, real estate and related assets are recorded at cost and stated at cost less accumulated depreciation. Renovations, replacements and other expenditures that improve or extend the life of assets are capitalized and depreciated over their estimated useful lives. Expenditures for ordinary maintenance and repairs are charged to expense as incurred.

Construction in progress represents capital expenditure in respect of direct costs of construction and design fees of renovations or replacements incurred. Capitalization of these costs ceases and the construction in progress is transferred to tenant improvement when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

Depreciation of real estate and related assets is calculated using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets as follows:

	Years	Residual value
Commercial properties	30	5%
Tenant improvements	5	Nil
Office equipment and furniture	3-5	5%
Motor vehicles	4-5	5%

Upon the acquisition of real estate assets, the Group allocates the purchase price of real estate to the acquired tangible assets and liabilities based on each case on the fair value of acquired tangible assets such as buildings and tenant improvements, intangible assets such as above and below market leases, acquired in-place leases, customer relationships and other identified intangible assets and assumed liabilities. Except for buildings, no other tangible assets or intangible assets were identified when acquiring the real estate assets for the years ended December 31, 2010, 2009 and 2008, respectively.

(l)	Long-term investment

Long-term investment consisted of 10% of equity interest in Zhejiang the Fifth Season Investment development Co., Ltd (“TFS Development”), which was accounted for under the cost method of accounting. Under cost method, the Group’s share of the earnings or losses of the investee were not reflected in investment gain or loss in the consolidated statements of income, unless the investee announced the dividend distribution. The equity interest was transferred to the ultimate controlling stockholder of the Company in 2010 with no gain or loss incurred.

(m)	Impairment of long-lived assets

A long-lived asset (asset group) classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated (amortized) while it is classified as held for sale. A gain or loss not previously recognized that results from the sale of a long-lived asset (asset group) are recognized at the date of sale.

A long-lived asset (asset group) classified as held for use is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss is recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). These cash flows are estimated based on a number of assumptions that are subject to economic and market uncertainties including among others, tenant’s payment history and financial condition, the likelihood of lease renewal, business condition in the industry in which tenants operate, changes in market rental rates, costs to operate property. The assessment is based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value.

The Group suffered operating losses and negative cash flows from operating activities for the years ended December 31, 2010 and 2009. Based on an assessment performed as of December 31, 2010, the Group concluded that the fair values of the long-lived assets exceeded their carrying amounts. Therefore, no impairment loss was recognized for the year ended December 31, 2010.

(n)	Foreign currency translation and transactions

The functional currencies of the Company and its subsidiaries in the PRC and Hong Kong are the Renminbi (“RMB”) and Hong Kong dollar (“HKD”), respectively.

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency of the recording entity by use of the exchange rate in effect at that date. The increase or decrease in expected functional currency cash flows upon settlement of a transaction resulting from a change in exchange rates between the functional currency and the currency in which the transaction is denominated is recognized as foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes. At each balance sheet date, recorded balances that are denominated in a foreign currency are adjusted to reflect the current exchange rate.

The Group incurred foreign currency exchange losses of $291,542, $24,082 and nil for the years ended December 31, 2010, 2009 and 2008, respectively.

The Group’s reporting currency is U.S Dollar (or “$”). Assets and liabilities of subsidiaries in the PRC and Hong Kong are translated to the reporting currency at the current exchange rate at the balance sheet dates, and revenues and expenses are translated at the average exchange rates during the reporting periods. Translation adjustments are reported in other comprehensive income.

(o)	Contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, service liability, and tax matters. The Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material government or tax authority investigation or service liability claims except for those disclosed in Note 14.

(p)	Appropriated retained earnings

The income of the Company’s PRC subsidiaries is distributable to its stockholders after transfer to reserves as required by relevant PRC laws, regulations and the articles of association. As stipulated by the relevant laws and regulations in the PRC, these PRC subsidiaries are required to maintain reserves which are non-distributable to shareholders. Appropriations to the reserves are approved by the respective boards of directors.

Reserves include statutory reserves and discretionary reserves. Statutory reserves can be used to make good previous years’ losses, if any, and may be converted into capital in proportion to the existing equity interests of stockholders, provided that the balance after such conversion is not less than 25% of the registered capital. The appropriation of statutory reserve may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital. Pursuant to relevant PRC laws and articles of association of the Company’s PRC subsidiaries, the appropriation to the statutory reserves and other reserves is 10% of net profit after deducting accumulated deficit, if any, of respective entity, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP might differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries.

(q)	Revenue recognition

Sales of goods

The Group recognizes revenue from sales of various goods when all of the following criteria exist: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until goods have been shipped to the customers, risk of loss has transferred to the customers and customers’ acceptance has been obtained, or the Group has objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved. Certain credit terms and limits were granted to customers with low risk of collectability based on the Group’s credit assessment. Historically, no material collectability problem has occurred. Revenue is recognized when delivery occurs and collectability is reasonably assured.

In the PRC, value added tax (the “VAT”) of generally 17% on invoice amount is collected in respect of the sales of goods against the customers on behalf of tax authorities. The VAT collected is not revenue of the Group; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Rental revenue

Minimum contractual rental from leases are recognized on a straight-line basis over the terms of the respective leases. With respect to a particular lease, actual amounts billed in accordance with the lease during any given period may be higher or lower than the amount of rental revenue recognized for the period. Straight-line rental revenue commences when the customer assumes control of the leased premises. Accrued straight-line rents receivable represents the amount by which straight-line rental revenue exceeds rents currently billed in accordance with lease agreements. Contingent rental revenue, such as percentage rent on sale volume of tenant, is accrued when the contingency is removed.

Service income

The Group provides consulting services for third-party property owners who wish to sell or lease commercial properties in exchange for consulting services on the sale or lease of such properties. Consulting service income is recognized when the services are rendered.

The Group’s PRC subsidiaries are subject to business tax 5% for their revenues from straight-line rental and consulting service, which are recognized after net off business tax.

(r)	Advertising expenses

Advertising expenses, which generally represent the cost of promotions to create or stimulate a positive image of the Group or a desire to lease the commercial properties, are expensed as incurred. Advertising costs amounting to $102,072, $58,304 and nil for the years ended December 31, 2010, 2009 and 2008, respectively, were recorded in the selling expenses.

(s)	Defined contribution plan

Full-time employees of the Group participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the Group makes contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made.

The total amounts for such employee benefits, which were expensed as incurred, were approximately $114,436, $4,982, and $1,279 for the years ended December 31, 2010, 2009 and 2008, respectively.

(t)	Income tax

In the PRC, the taxable net income of one subsidiary is not allowed to be offset by the tax loss incurred in another subsidiary within the consolidated financial statements.

The Group recognizes deferred income tax for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Group follows a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Group recognizes interest on non-payment of income taxes under requirement by tax law and penalties associated with tax positions when a tax position does not meet the minimum statutory threshold to avoid payment of penalties. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. The tax returns of the Group’s PRC subsidiaries are subject to examination by the relevant tax authorities. The Group did not have any material interest or penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of December 31, 2010 and 2009 respectively.

(u)	Earnings per share (“EPS”)

Basic EPS excludes dilution and is computed by dividing net income attributable to common stock holders by the weighted average number of common stocks outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, forward contract, warrants to purchase common stock, contingently issuable shares, common stock options and warrants and their equivalents using the treasury stock method) were exercised or converted into common stocks. The Group excludes potential common stocks in the diluted EPS computation in periods of losses from continuing operations, as their effect would be anti-dilutive.

There were no instruments outstanding for the years ended December 31, 2010, 2009 and 2008 that would have a dilutive impact on the earnings per share calculation. Accordingly, the Group has not presented separate fully diluted earnings per share measure.

(v)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. All items that are required to be recognized under current accounting standards as components of comprehensive income are reported in the consolidated financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Group’s comprehensive income represents its net income and foreign currency translation adjustments.

(w)	Segment reporting

The internal reporting structure used by management for making operating decisions and assessing performance is used as the source for presenting the Group’s reportable segments. The Group categorizes its operations into two business segments: wholesale of goods and commercial properties leasing.

As the Group generates all of its revenues from customers in the PRC, no geographical segments are presented.

(x)	Fair value measurements

Financial instruments include cash and cash equivalents, restricted cash, accrued straight-line rents receivable, trade receivable, prepayments and other receivables, due from related parties, short-term loans, advance from customers, accounts payable, other payables and amount due to related parties. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

The Group adopted ASC Topic 820 Fair Value Measurements and Disclosures for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually).

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs are used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

(y)	Recently issued accounting standards affecting the Group

The Financial Accounting Standards Board (“FASB”) establishes the Accounting Standards Codification (“ASC”).

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (“ASC Topic 105”) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. GAAP. All then existing accounting standards were superseded. All other accounting guidance not included in the Codification then is considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, FASB does not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it issues Accounting Standards Updates (“ASU”) which serves to update the Codification, provides background information about the guidance and provides the basis for conclusions on the changes to the Codification.

The Codification is not intended to change U.S. GAAP, but it changes the way U.S. GAAP is organized and presented. The principal impact of the Codification on the financial statements is limited to disclosures as all future references to authoritative accounting literature are referenced in accordance with the Codification.

Fair Value Accounting

In August 2009, FASB issued ASU No. 2009-05 which amends ASC Topic 820-10, “Fair Value Measurements and Disclosures – Overall” to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This authoritative guidance is effective for fiscal years beginning on or after June 15, 2010. The Group does not believe the adoption of this guidance will have a material effect on its financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“ASC Topic 805”). This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. That replaces cost-allocation process of SFAS No. 141, “Business Combinations” (SFAS 141), which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. This guidance also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, this guidance requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

This guidance is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Group adopted ASC Topic 805 Business Combinations since January 1, 2009.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805)”. ASU 2010-29 provides further interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Group expects to adopt it from January 1, 2011, and estimates that the adoption will not have any significant impact on the Group’s consolidated financial position and results of operations.

Other Accounting Changes

In February 2010, FASB issued ASU No. 2010-09 (“ASC Topic 855”) which removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. This amendment shall be applied prospectively for interim or annual financial periods ending after June 15, 2010. The management believes the adoption does not have any significant impact effect on the Group’s consolidated financial statements.

In July, 2010, FASB issued ASU No. 2010-020, (“ASC Topic 310”) which provides guidance on disclosure about the credit quality of financing receivables and the allowance for credit losses. ASU 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2010 for public entities. The management believed that the adoption did not have any significant impact on the Group’s consolidated financial position and results of operations.

From June 2009 to February 2011, the FASB has issued several ASU’s – ASU No. 2009-02 through ASU No. 2011-01. Except for ASU’s No. 2009-05, No. 2010-09, No. 2010-20, No. 2010-29 discussed above, the ASU’s entail technical corrections to existing guidance or affect guidance related to specialized industries or entities and therefore have minimal, if any, impact on the Group.

3.	CONCENTRATION OF RISKS

Concentration of Credit Risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accrued straight-line rents receivable, trade receivable. As of December 31, 2010 and 2009, all of the Group’s cash and cash equivalents were deposited in financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality. Trade receivable and accrued straight-line rents receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accrued straight- line rents receivable and trade receivable are mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

Concentration of customers and suppliers

A summary of the customers in the Company’s wholesale business segment, who accounted for 10% or more of the Group’s consolidated revenues for years ended December 31, 2010 and 2009 is as follows :

	Years ended December 31,
	2010	2009
Customer A	17%	51%
Customer B	18%	*
Customer C	22%	*
Customer D	17%	*
Customer E	*	40%
Total	74%	91%

The above customers accounted for 67% and nil of accounts receivable balance as of December 31, 2010 and 2009, respectively.

In other segments, there are no revenues from any customers for the years ended December 31, 2010, 2009 and 2008 which individually represent greater than 10% of the total revenue.

The Group had two major suppliers that accounted for 72% of the total purchase of goods for the year ended December 31, 2010; and three major suppliers that accounted for 90% of the total purchase of goods for the year ended December 31, 2009.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that RMB may be readily convertible into $ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

4.	BUSINESS COMBINATION

On July 14, 2009, pursuant to the terms of the Equity Sale and Purchase Agreement dated June 24, 2009, by and among TFS GM, Zhongwei Feng on behalf of the ultimate controlling stockholders of the Company, Shanghai Liyin Enterprise Development Co., Ltd and one original individual stockholder, the Group and the ultimate controlling stockholder acquired 90% and 10% of the equity interest of Shanghai Jiadu (“Acquisition I”) respectively with total consideration of RMB500,000, approximately $73,250, in cash, which was settled in June 2009. On December 20, 2010, as part of the restructuring, the ultimate stockholder transferred all his shares in Shanghai Jiadu to the Group for cash consideration of RMB 50,000 (approximately $7,325) in cash, As disclosed in Note 1, the effect of the restructuring was applied retroactively to all the periods presented in the consolidated financial statements as if the Group acquired 100% of equity interest of Shanghai Jiadu on July 14, 2009.

On July 30, 2009, pursuant to the terms of the Equity Sale and Purchase Agreement dated June 24, 2009, by and between TFS Department Store and Shanghai Shuangou Property Co., Ltd, the Group completed its acquisition of 100% of the equity interest of Shanghai Lomo (“Acquisition II”). The total consideration was RMB1,000,000 approximately $D146,500, in cash, which was settled in June 2009.

On December 17, 2010, pursuant to the terms of the Equity Sale and Purchase Agreements dated November 1, 2010 and December 16, 2010 respectively, by and among TFS Department Store and three original individual stockholders, the Group completed its acquisition of 100% of the equity interest of Shangdong Commercial and its subsidiary Zibo Lomo (“Acquisition III”). The total consideration was RMB10,200,000, approximately $1,530,000 in cash, which was paid in December 2010.

Shanghai Jiadu, Shanghai Lomo, Shandong Commercial, and Zibo Lomo, are mainly engaged in managing and leasing commercial properties and operation of department store. As a result of the acquisitions, the Group expected to continue to have more premises and upgrade its property holdings to enhance their competitiveness in the rental market.

Fair Value Determination and Allocation of Consideration Transferred

For Acquisition I, the Group paid RMB500,000, approximately $73,250 in cash in exchange for 100% equity interest and assumed $16,503 debt of the acquired business. The acquisition was accounted for under the purchase method of accounting and Shanghai Jiadu is included in the Group's consolidated financial statements from July 14, 2009, the acquisition date. The allocation of purchase price to the fair values of the acquired assets less liabilities assumed, indicated that neither significant goodwill nor gain on bargain purchase might result.

For Acquisition II, the Group paid RMB1,000,000, approximately $146,500 in cash in exchange for 100% equity interest and assumed nil debt of the acquired business. The acquisition was accounted for under the purchase method of accounting and Shanghai Lomo was included in the Group's consolidated financial statements from July 30, 2009 the acquisition date. The allocation of purchase price to the fair values of the acquired assets less liabilities assumed, indicated that neither goodwill nor gain on bargain purchase might result.

For Acquisition III, the Group paid RMB10,200,000, approximately $1,530,000, in cash in exchange for 100% equity interest and assumed $14.5 million of debt of the acquired business. The acquisition was accounted for under the purchase method of accounting, and Shandong Commercial and its subsidiary Zibo Lomo was included in the Group's consolidated financial statements from the December 17, 2010 acquisition date. With the assistance of an independent third-party valuation specialist, management reassessed the fair value of the major assets acquired and the liabilities assumed and concluded that a bargain purchase gain amounting to approximately $10.7 million resulted from the acquisition. Accordingly, the Group recognized the gain as a component of other income in the consolidated statement of income for the year ended December 31, 2010. Management believes that the Group was able to negotiate a bargain purchase price as a result of that i) the management has network for finding undervalued projects ,ii) the Group maintains a management team specialized in commercial property operation with rich experience of department store promotion and with resources to attract retail stores to sign leasing agreements in the Group’s commercial properties iii) the original holders of the acquired companies lacked the experience to operate commercial properties, the Group therefore enjoyed a stronger bargaining position, iii) the original holders of the acquired companies enjoy some financial interests in the land and properties near the commercial property owned by Shandong Commercial. The original holders of the acquired companies expect that the Group’s specialties and resources in commercial property operations and the Group’s brand name of department store can attract more customers and tenants which will stimulate the local commercial environment and economics and boost the price of land and properties in that area, so that they can benefit from the future appreciation of the land and properties. As a result of this expectation, the original holders were not reluctant to offer a lower price on Shandong Commercial and Zibo Lomo.

The following summarizes the consideration paid for the three acquisitions disclosed above, and the fair values of the assets acquired and liabilities assumed recognized at each of the acquisition dates:

	Acquisition I	Acquisition II	Acquisition III
	(in thousands)	(in thousands)	(in thousands)

Cash and cash equivalents	$78	$146	$46
Rents receivables	-	-	18
Other receivables	-	-	627
Other current assets	11	-	115
Tangible non-current assets	-	-	25,703
Deferred tax asset	-	-	183

Total assets acquired	89	146	26,692

Current liabilities	16	-	8,450
Deferred tax liability	-	-	5,996
Total liabilities assumed	16	-	14,446
Net identifiable assets acquired	73	146	12,246
Less: Cash consideration transferred	73	146	1,530
Gain on business combination	$-	$-	$10,716

Tangible non-current assets acquired during the transaction mainly include commercial properties of which the fair value is classified as Level 2 within the fair value hierarchy. With assistance of an independent valuation specialist, the management adopted the market approach, which rests on the wide acceptance of the market transactions as the best indicator and pre-supposes that evidence of relevant transactions in the market place can be extrapolated to similar properties, subject to allowances for variable factors. The Group’s management believes the result of valuation reflects the best estimates at the date the valuations were performed.

Acquirees’ Results of Operations

The following table presents the amount of net revenue, income (loss) from operations and net income (loss) of acquirees included in the Group's consolidated statements of operations from the date of the acquisition for the years ended December 31, 2010 and 2009 respectively, (excluding the $10.7 million recognized as the bargain purchase gain):

	Periods from acquisition date to
	December 31, 2009
	Acquiree in	Acquiree in
	Acquisition I	Acquisition II

Net revenue	$278,917	$-
Income (loss) from operations	64,138	(85,593)
Net income (loss)	48,103	(64,195)

	Periods from January 1, 2010 or acquisition date to
	December 31, 2010
	Acquiree in	Acquiree in	Acquiree in
	Acquisition I	Acquisition II	Acquisition III

Net revenue	$1,266,515	$66,250	$9,918
Income (loss) from operations	462,773	(686,120)	(103,559)
Net income (loss)	354,567	(516,009)	(77,669)

Pro Forma Results

The following table presents the estimated unaudited pro forma consolidated results as if the acquisition of Shanghai Jiadu, Shanghai Lomo and Shandong TFS occurred on January 1, 2008. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on dates assumed above respectively:

	Years ended December 31,
	2010	2009	2008
Net revenue	$56,335,955	$6,905,977	$24,494
Loss from operations	(2,866,824)	(244,665)	(9,276)
Net income (loss)	8,082,447	(202,476)	(9,298)

5.	ACCRUED STRAIGHT-LINE RENTS RECEIVABLE

Accrued straight-line rents receivables consist of the following:

	December 31,
	2010	2009

Expected to be collected within one year	$1,204,778	$224,282
Expected to be collected more than one year	-	54,806
	$1,204,778	$279,088

6.	PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables consist of the following:

	December 31,
	2010	2009

Advance to suppliers	$2,080,645	$587,579
Due from third party companies	999,688	304,843
Rental deposits to lessors	638,113	382,630
Prepaid office rental, petty cash and others	195,104	59,251
	$3,913,550	$1,334,303

As of December 31, 2010, due from third party amounting to $303,400 bore an interest rate of basic interest rate of PBOC per annum, while the remaining balances were non-interest bearing loans to third parties for their working capital purposes.

7.	REAL ESTATE AND RELATED ASSETS, NET

Real estate and related assets consist of the following:

	December 31,
	2010	2009

Commercial properties	$42,012,894	$13,919,029
Tenant improvements	2,840,966	10,184
Office equipment and furniture	377,041	20,646
Motor vehicles	217,816	69,220
	45,448,717	14,019,079
Less: accumulated depreciation	920,226	103,274
	44,528,491	13,915,805
Construction in progress	969,467	1,011,336
	$45,497,958	$14,927,141

The Group recorded depreciation expenses of $790,402, $103,211 and nil for the years ended December 31, 2010, 2009 and 2008, respectively.

Accumulated depreciation for commercial properties held for operating leasing, including commercial properties and tenant improvements were $863,388 and $99,532, as of December 31, 2010 and 2009, respectively.

Certificates of ownership of certain commercial properties with an aggregate carrying value of $971,301 are in progress to obtain.

Certain commercial properties with an aggregate carrying value of $7,690,447 were mortgaged as collateral for short-term borrowings as of December 31, 2010.

In addition, certain commercial properties with an aggregate carrying value of $5,374,748were mortgaged as collateral for bank loans of related parties, Hangzhou Huaren Costume Co., Ltd (“Huaren Costume”) as of December 31, 2010.

8.	SHORT-TERM BORROWINGS

Short-term borrowings consist of the following:

	December 31,
	2010			2009
	Interest			Interest	Maturity
Lender	rate	Maturity date	Balance	rate	date		Balance
Short-term borrowings
						$
Lishuang Lu	19.44%	February 17, 2011	$3,640,800	-	-		-
Mingyou Chen	22.8%	February 20, 2011	5,006,100	-	-		-
Shanghai Fuxing Pawnshop Co, ltd	36%	February 26, 2011	2,578,900	-	-		-
Shanghai Shencai Pawnshop Co, ltd	36%	February 20, 2011	841,935	-	-		-
Subtotal			12,067,735				-
Short-term bank loans
Industrial and	-	-	-	4.62%	March 24, 2010		3,814,200
Commercial Bank	-	-	-	4.62%	March 24, 2010		982,890
of China	-	-	-	4.62%	March 12, 2010		1,613,700
Subtotal			-				6,410,790

	-	-	-	4.86%	March 16, 2010		2,934,000
Agricultural Bank of	-	-	-	4.37%	March 24, 2010		2,934,000
China	-	-	-	4.37%	March 21, 2010		2,253,312
Subtotal			-				8,121,312

Total			$12,067,735				$14,532,102

As of December 31, 2009, the outstanding short-term bank loans were mortgaged by bank deposits of $15,545,837, with weighted average interest rates of 4.58% . As of December 31, 2010, the outstanding short-term borrowings, with weighted average interest rates of 25.53%, were mortgaged by commercial properties amounting to $7,690,447, among which borrowing from Lishuang Lu was also guaranteed by the ultimate controlling stockholders and their relative of the Company.

The interest expenses were $550,013, $2,552 and nil for the years ended December 31, 2010, 2009 and 2008, respectively.

The weighted average amounts of the borrowings were $5,407,652 and $361,501 for the years ended December 31, 2010 and 2009, respectively.

9.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consist of the following:

	December 31,
	2010	2009

Accrued rental expense and other related costs	$1,194,830	$49,760
Accrued interest expense	368,866	-
Payroll and welfare payable	33,390	23,814
Due to third parties	-	4,180,950
Rental deposits from lessees and others	655,484	286,690
	$2,252,570	$4,541,214

Due to third parties were non-interest bearing short-term loans for working capital purpose, which were fully settled subsequently.

10.	RESTRICTED NET ASSETS

In accordance with relevant PRC statutory laws and regulations, the Company’s PRC subsidiaries are restricted to transfer funds to the off-shore companies in the form of cash dividends, loans or advances, except for the unrestricted retained earnings, if any.

The Group’s ability to pay dividends or transfer funds to the stockholder through loans, advance is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiary only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries. Gain on business combination recorded in accordance with U.S. GAAP is not distributable as a result of GAAP difference and no unrestricted retained earnings from the Group’s PRC subsidiaries.

Therefore, the Group’s restricted net assets, comprising of the Company’s common stock and net assets of Company’s PRC subsidiaries, were $36,482,012 and $13,057,823 as of December 31, 2010 and 2009, respectively.

11.	TAXATION

The Company and its consolidated entities each files tax returns separately.

a) Value Added Tax (“VAT”)

Pursuant to the Provisional Regulation of the PRC on VAT and their implementing rules, all entities and individuals (“taxpayers”) that are engaged in the sale of goods in the PRC are generally required to pay VAT at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayers.

The Group’s PRC subsidiaries are subject to VAT at 17% for their revenues from the purchase and sale of goods, contingent rental and joint operation activities, except that The Fifth Season (Zhejiang) Technology Co., Ltd is subject to VAT at 3% as a small scale tax payer.

b) Business tax

The Group’s PRC subsidiaries are subject to business tax at 5% for their revenues from straight-line rental and other service.

c) Income tax

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company, irrespective of its residential status, is subject to tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong. No tax is levied on profits arising abroad, even if they are remitted to Hong Kong. The Company and its subsidiary located in Hong Kong are subject to a Hong Kong profits tax rate of 16.5% on their income generated from Hong Kong for the periods presented. The Company and its subsidiaries located in Hong Kong have not operation other than investment holding for the years ended December 2010, 2009 and 2008 respectively.

PRC

In accordance with the relevant tax laws and regulations of the PRC, a company registered in the PRC is subject to state and local income taxes within the PRC at 25% on the taxable income.

d) Income tax expenses (benefits)

The reconciliation of income taxes computed at the statutory tax rates applicable to the PRC and Hong Kong, to income tax expenses (benefits) is as follows:

	Years ended December 31,

	2010	2009	2008
Income (loss) before income tax	$8,493,106	$(235,047)	$94
Tax at statutory rate of 25%	2,123,276	(58,762)	23
Gain on the business combination	(2,678,909)	-	-
Income tax (benefit) expense	$(555,633)	$(58,762)	$23

The charges for income tax expenses are based on the results for the year as adjusted for items which are non-assessable or disallowed. They are calculated using tax rates that have been enacted or granted at the balance sheet dates.

The significant components of income tax expense are as follows:

	Years ended December 31,

	2010	2009	2008
Current tax expense	$-	$-	$23
Net operating loss carryforwards	(467,017)	(82,044)	-
Deferred tax (benefit) expense	(88,616)	23,282	-
Income tax (benefit) expense	$(555,633)	$(58,762)	$23

e) Deferred tax assets and liabilities

Deferred tax assets and deferred tax liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax bases used for income tax purposes. Significant components of the Group's deferred tax assets and liabilities are as follows:

	December 31,
	2010	2009

Deferred tax assets:
Net operating loss carryforwards	$748,458	$82,094
Accrued rental expense and other related costs	365,983	39,475
	1,114,441	121,569
Deferred tax liabilities:
Effect of differences between assigned value of property and their tax basis	6,942,528	877,297
Effect of differences between straight-line rental income and taxable rental income	335,402	69,772
	7,277,930	947,069
Net deferred tax liabilities	$6,163,489	$825,500

The Group believes that it is more likely than not that it will generate sufficient future taxable income to utilize all of its deferred tax assets and has therefore no valuation allowance was provided for on any such assets as of December 31, 2010 and 2009, respectively.

The Company’s RPC subsidiaries have operating loss carryforwards available amounting to approximate $0.3 million and $2.6 million, which begin to expire in 2014 and 2015, respectively, if unused by the offset of future taxable income of the individual subsidiaries.

f) Taxes payable

Taxes payable consist of the following:

	December 31,

	2010	2009
VAT payable	$81,597	$8,097
Business tax payable	76,472	20,403
Other taxes payable	143,528	25,382
	$301,597	$53,882

12.	STRAIGHT-LINE RENTAL INCOME AND RELATED EXPENSES

a) The Group’s real estate assets are leased to customers under operating leases. These leases have initial terms of 0.3 to 19.5 years, and usually the Group offers a rental holiday ranging from 2 to 15 months. The minimum rental amounts under the leases are generally subject to scheduled fixed increases.

The following table summarizes future minimum base rents to be received from customers for leases in effect as of December 31, 2010:

Year	Amount
2011	$2,254,339
2012	2,549,092
2013	2,447,798
2014	1,994,465
2015	1,648,901
Thereafter	3,954,136
$14,848,731

The following table summarizes future minimum base rents to be received from customers under subleases as of December 31, 2010:

Year	Amount
2011	$676,359
2012	958,834
2013	779,098
2014	270,178
2015	271,763
Thereafter	1,594,101
$4,550,333

b) The Group leases certain commercial properties from third parties under non-cancelable operating leases. These leases have initial terms of 4 to 15 years with rental holiday ranging from 1 to 2 years. Several of the leases have termination clauses whereby the term may be reduced by certain years upon prior notice and payment of a termination fee by the Group.

Total operating rental expense were $996,260, $44,248, and nil for the years ended December 31, 2010, 2009 and 2008, respectively.

13.	RELATED PARTY TRANSACTIONS AND BALANCES

All the related parties are as follows:

Name of related party	Relationship with the Group
Zhejiang the Fifth Season Investment Co., Ltd. (“Zhejiang Fifth Season”)	Controlled by the same ultimate stockholders
Huaren Costume	Controlled by the same ultimate stockholders
Hangzhou the Fifth Season Costume Co., Ltd. (“Hangzhou Costume” )	Controlled by the same ultimate stockholders
Hangzhou Hengding Plastics & Wood Tools Co., Ltd .(“Hangzhou Hengding”)	Controlled by the same ultimate stockholders
Hangzhou Liuhe Industrial Co., Ltd. (“Hangzhou Liuhe”)	Controlled by the same ultimate stockholders
Hangzhou Haigang Technology Co., Ltd. (“Hangzhou Haigang”)	Controlled by the same ultimate stockholders
The Fifth Season Hangzhou Real Estate Planning and Services Co., Ltd. (“Hangzhou Real Estate”)	Controlled by the same ultimate stockholders
The Fifth Season Nantong Commercial Investment Management Co., Ltd. (“Nantong Commercial”)	Controlled by the same ultimate stockholders
Jiashan Lijing Mingzuo Entertainment Co., Ltd. (“Jiashan Lijing”)	Controlled by the same ultimate stockholders
Hangzhou Yinli Decorative Lighting Co.,Ltd. (“YinliDecorative Lighting”)	Controlled by one of the key management
Xiaolei Xing	Key management
Hongsen Xu	Key management

a) Trade receivables from related parties consist of the following:

	December 31,
	2010	2009

Hangzhou Hengding	$4,681,145	$-
Huaren Costume	191,417	-
	$4,872,562	$-

As of March 31, 2011, approximately $4.5 million of the outstanding balances as of December 31, 2010 were collected.

b) Loans from related parties consist of the following:

	December 31,
	2010	2009

Jiashan Lijing	758,500	-
Hangzhou Liuhe	592,561	8,802
Hangzhou Haigang	775,490	-
Hangzhou Costume	-	90,037
Xiaolei Xing	-	2,347
	$2,126,551	$101,186

Loans from related parties were short-term loans for additional working capital purpose of related parties, which were non-interest bearing and due on demand.

As of March 31, 2011, approximately $1.4 million of the outstanding balances as of December 31, 2010 were collected.

c) Accounts payable to related parties consists of the following:

	December 31,
	2010	2009

Yinli Decorative Lighting	324,374	-
Hangzhou Hengding	-	408,213
	$324,374	$408,213

d) Loans payable to related parties consists of the following:

	December 31,
	2010	2009

Zhejiang Fifth Season	$763,051	$381,420
Hongsen Xu	70,726	-
Huaren Costume	-	231,786
Nantong Commercial	-	66,015
	$833,777	$679,221

Loans to related parties were short-term loans from related parties for the Group’s additional working capital purpose, which were non-interest bearing and due on demand.

As of March 15, 2011, approximately $0.8 million of the outstanding balances as of December 31, 2010 were repaid.

e) Significant related party transactions are as follows:

		Years ended December 31,
	Transaction	2010	2009	2008
Yinli Decorative Lighting	Purchase	$11,501,597	$3,248,300	$-
Yinli Decorative Lighting	Tenant improvement projects	601,377	-	-
Hangzhou Hengding	Sales	4,620,350	89,891	-
Huaren Costume	Sales	159,549	-	-
		$16,882,873	$3,338,191	$-

14.	COMMITMENTS AND CONTINGENCIES

a) Purchase Commitments

Commitments for the purchase of commercial properties totaled $16,398,877 as of December 31, 2010.

b) Lease commitments

As of December 31, 2010, future minimum rental payments under non-cancellable operating leases having initial or remaining lease terms of more than one year are as follows:

Year	Amount
2011	$1,402,247
2012	1,711,595
2013	1,951,351
2014	1,600,493
2015	1,450,660
Thereafter	6,686,053
$14,802,399

c) Contingencies

The Group is a defendant in a lawsuit filed by one of its lessees for alleged breach of contract. The suit asks for actual and punitive damages totaling less than $150,000. The Group believes the suit is completely without merit and intends to vigorously defend its position. The Group does not believe the outcome of this suit will have a material adverse effect on the Group. However, the Group is unable at this time to predict the outcome of this litigation or whether the Company will incur any liability associated with the litigation, or to estimate the effect such outcome would have on the financial condition, results of operations, or cash flows of the Group.

As of December, 31, 2010, the Group provided guarantee to a related party, Yinli Decorative Lighting for its bank loans up to RMB12 million (approximately $1.8 million), and certain commercial properties were mortgaged as collateral for bank loan up to RMB 36.1 million (approximately $5.5 million) of a related party Huaren costume. The Group would be obligated in the event Yinli Decorative Lighting or Huaren costume was unable to meet principal or interest payments when they become due. As of December 31, 2010, the maximum amount payable under such guarantees and pledge were RMB48.1 million (approximately $7.3 million) and the relevant interest and other associated legal cost. Should the Group be required to pay any portion of the total amount of the loans it has guaranteed, the Group could attempt to recover some or the entire amount from the guaranteed parties.

The Group did not record any contingencies as of December 31, 2010 and 2009, respectively.

15.	SEGMENT FINANCIAL INFORMATION

The Group determines segments based on how management makes decisions about allocating resources to segments and measuring their performance.

The Group's operations are mainly classified into two principal reportable segments that provide different products or services: commercial properties leasing and the wholesale of goods. Separate management of each segment is required because each business unit is subject to different marketing, operation, and technology strategies.

Accounting policies of the transactions between segments are the same as those described in the summary of significant accounting policies. Performance is measured by various factors such as segment revenue and segment profit. Individual segment assets are not measurement reviewed by management. All corporate expenses and income tax expenses are allocated to the segments.

Year ended December 31, 2010
	Commercial
	properties	Wholesale		Others	Elimination	Total
	leasing					segments
External revenue	$1,744,598	$54,375,945	$	*46,470	$-	$56,167,013
Interest expense	359,460	190,553		-	-	550,013
Depreciation and amortization	756,104	29,544		4,754	-	790,402
Gain on business combination	10,715,634	-		-	-	10,715,634
Segment profit (loss)	9,106,445	17,881		(75,587)		9,048,739

Year ended December 31, 2009
	Commercial
	properties				Total
	leasing	Wholesale	Others	Elimination	segments
External revenue	$403,277	$6,502,700	$-	-	$6,905,977
Interest expense	-	2,552	-	-	2,552
Depreciation and amortization	102,621	590	-	-	103,211
Segment loss	(118,463)	(57,822)	-	-	(176,285)

Year ended December 31, 2008
			Other		Total
	Segment 1	Segment 2	segments	Elimination	segments
External revenue	$24,494	$-	$-	-	$24,494
Segment profit	71	-	-	-	71

*Revenue from other segment consists of online sales business

16.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Basis of Presentation

For the presentation of the parent company only condensed financial information, the Company records its investment in subsidiaries under the equity method of accounting. Such investment is presented on the balance sheet as “Investment in subsidiaries” and 100% of the subsidiaries profit or loss as “Equity in profit or loss of investee” on the statement of income and comprehensive income.

Condensed Balance Sheets

	December 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$1,396	$3,557
Noncurrent assets
Investment in subsidiaries	50,653,348	35,921,340
Total assets	$50,654,744	$35,924,897

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Amounts due to shareholders	$14,170,731	$22,863,518
Total liabilities	14,170,731	22,863,518

Stockholders' equity
Common stock (par value $0.1281, 1,000,000 shares authorized and outstanding )	128,100	128,100
Additional paid in capital	26,342,424	13,069,000
Unappropriated retained earnings	8,872,525	(176,214)
Accumulated other comprehensive income	1,140,964	40,493
Total stockholders’ equity	36,484,013	13,061,379
Total liabilities and stockholders' equity	$50,654,744	$35,924,897

Condensed Statements of Income and Comprehensive Income

	Years ended December 31,
	2010	2009	2008

Operating income	$-	$-	$-
Equity in profit of investees	9,048,739	(176,285)	71
Net income (loss)	$9,048,739	$(176,285)	$71
Comprehensive income (loss):
Net income (loss)	9,048,739	(176,285)	71
Foreign currency translation adjustment	1,100,471	38,894	1,499
Comprehensive income (loss)	$10,149,210	$(137,391)	$1,570

Condensed Statements of Cash Flows

	Years ended December 31,
	2010	2009	2008

Net cash provided by operating activities	$-	$-	$-
Cash injected to subsidiaries	(7,686,938)	(35,911,961)	-
Net cash used in investment activities	(7,686,938)	(35,911,961)	-
Cash flows from financing activities
Change in amounts due to shareholders	(5,588,637)	23,121,518	-
Additional capital contribution	13,273,424	12,794,000	-
Net cash provided by financing activities	7,684,787	35,915,518	-
Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	(10)	-	-
Net change in cash and cash equivalents	(2,161)	3,557	-
Cash and cash equivalents, beginning of year	3,557	-	-
Cash and cash equivalents, end of year	$1,396	$3,557	$-

17.	SUBSEQUENT EVENT

Management identified the following subsequent events:

On January 28, 2011, the Group obtained a short-term entrusted loan from Shandong Shengli Steel Pipe Co., Ltd. through China CITIC Bank amounting to approximately $45,510,000, with maturity date of January 27, 2012.

On January 30, 2011, the Group paid approximately $7,585,000 under the purchase commitment disclosed in Note 14, for the acquisition of commercial properties located in Shanghai.

On March 1, 2011, the Group obtained a long-term loan from one of the noncontrolling stockholders of the Company amounting to $4,250,000, with maturity date of March 1, 2013.

In February 2011, all the outstanding short-term borrowings amounting to $12,067,735 were renewed with due date of from April 17, 2011 to May 20, 2011.

On October 18, 2010, the Company and its stockholders entered into a share exchange agreement with Fifth Season International, Inc. pursuant to which Fifth Season International, Inc. agreed to acquire 100% of the issued and outstanding capital stock of the Company in exchange for 391,543,500 shares of the common stock of Fifth Season International, Inc, par value $0.00001, which constituted 98% of issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the share exchange agreement. On March 31, 2011, the share exchange agreement was consummated and closed. As a result of the closing, the Company became a wholly-owned subsidiary of Fifth Season International, Inc. The share exchange transaction with the Company was treated as a reverse acquisition, with the Company as the accounting acquirer and Fifth Season International, Inc as the acquired party.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following pro forma balance sheet has been derived from the audited consolidated balance sheet of Fifth Season (Hong Kong) International Group Limited (“Fifth Season HK”) at December 31, 2010, and adjusts such information to give the effect of the acquisition of Fifth Season HK by Fifth Season International, Inc. (“Fifth Season International”)., as if the acquisition had occurred at December 31, 2010. The following pro forma EPS statement has been derived from the consolidated statements of income of Fifth Season HK and adjusts such information to give the effect that the acquisition by Fifth Season International occurred on January 1, 2008. The pro forma balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated on those historical dates.

Unaudited Pro Forma Combined Earnings per Share

	Years ended December 31,
	2010	2009	2008

Net income (loss) attributable to stockholders	9,275,524	(232,485)	(60,929)

Net income (loss) per Share
Basic and diluted	0.02	(0.00)	(0.00)
Weighted average shares outstanding

Basic and diluted	399,999,847	399,999,847	399,999,847

Unaudited Pro Forma Combined Balance Sheet

	Fifth Season HK	Fifth Season International
	December 31,	December 31,
	2010	2010	Adjustments
	(A)	(B)	(C)	(D)	Pro Forma
ASSETS
Current assets
Cash and cash equivalents	228,763				228,763

Accrued straight-line rents receivable	1,204,778				1,204,778

Accounts and notes receivable	3,906,837				3,906,837
Trade receivable from related parties	4,872,562				4,872,562
Inventories	87,400				87,400
Prepayments and other receivables	3,913,550				3,913,550
Loans receivable from related parties	2,126,551				2,126,551
Current deferred tax assets	403,292				403,292
Total current assets	16,743,733	-	-	-	16,743,733

Non-current assets
Real estate and related assets, net	45,497,958				45,497,958

Prepayment for acquisition of properties	2,478,802				2,478,802

Long-term deferred tax assets	711,149				711,149

Total Assets	65,431,642	-	-	-	65,431,642

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	4,952,023	33,154			49,85,177
Accounts payable to related parties	324,374				324,374
Advance from customers	937,623				937,623
Short-term borrowings	12,067,735				12,067,735

Accrued expenses and other payables	2,252,570				2,252,570
Taxes payable	301,597				301,597
Loans payable to related parties	833,777	3,236			837,013
Current deferred tax liabilities	563,017				563,017

Total current liabilities	22,232,716	36,390	-	-	22,269,106

Non-current liabilities
Long-term deferred tax liabilities	6,714,913				6,714,913
Total Liabilities	28,947,629	36,390	-	-	28,984,019

Stockholders’ Equity
Stockholders’ equity
Preferred Stock,$0.00001 par value 20,000,000 shares authorized, none issued at December 31, 2010	-	-	-	-	-

Common stock (US$0.00001 par value, 480,000,000 shares authorized, 399,999,847 shares issued and outstanding)	128,100	85	(128,100)	3,915	4,000
Additional paid-in capital	26,342,424	62,967	128,100	(3,915)	26,529,576
Appropriated retained earnings	3,992				3,992
Unappropriated retained earnings (Accumulated loss)	8,868,533	(99,442)			8,769,091
Accumulated other comprehensive income	1,140,964				1,140,964
Total stockholders' equity	36,484,013	(36,390)	-	-	36,447,623
Total Liabilities and Stockholders’ Equity	65,431,642	-	-	-	65,431,642

Notes to Unaudited Pro Forma Combined Financial Information:

On March 31, 2011, Fifth Season International consummated a share exchange agreement, or the Share Exchange Agreement, dated October 12, 2010, with Fifth Season HK, and the shareholders of Fifth Season HK, pursuant to which Fifth Season International agreed to acquire all of the issued and outstanding capital stock of Fifth Season HK from such shareholders in exchange for 391,543,500 newly issued shares of our common stock, par value $0.00001 per share, which constituted approximately 98% of our issued and outstanding capital stock on a fully diluted basis as of and immediately after consummation of transactions contemplated by the Share Exchange Agreement, which effected a reverse acquisition of Fifth Season HK and a change in control of the Fifth Season International.

Assumptions and Adjustments:

(A)	Historical consolidated balance sheet as of December 31, 2010 of Fifth Season HK.

(B)	Value of assets and liabilities of Fifth Season International as of December 31, 2010 acquired and assumed in transaction.

(C)&(D)

On March 31, 2011, the Fifth Season HK's shareholder delivered to Fifth Season International its Fifth Season HK common stock free and clear of all liens, in exchange for 391,543,500 newly issued shares.

EXHIBIT INDEX

Exhibit No.	Description
2.1

Share Exchange Agreement, dated October 12, 2010, among the Company, Fifth Season (Hong Kong) International Limited and its shareholders. (incorporated by reference to Exhibit 2.1 of the current report on Form 8-K filed by the Company on October 18, 2010).

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the registration statement on Form 10, filed by the Company on March 24, 2008)
3.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by the Company on October 27, 2010)
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the registration statement on Form 10, filed by the Company on March 24, 2008).
10.1

Securities Purchase Agreement, dated September 20, 2010, by and among the Company, and the accredited investor signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 20, 2010).

10.2

Repurchase Agreement, dated September 20, 2010, among the Company and Belmont Partners, LLC (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K/A filed by the Company on June 17, 2011)

10.3

Merchant Authorize Agency Service Contract, dated June 30, 2009, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Zhejiang Longding Holding Group Co., Ltd . (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.4

Sale Contract, dated August 11, 2010, between Shanghai Senhong Metal Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.5

Rent and Operation Contract, dated February 5, 2010, by and among Liyang The Fifth Season Investment Management Co., Ltd and Quanjuxiang Catering. (incorporated by reference to Exhibit 10.9 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.6

Rent and Operation Contract, dated July 29, 2009, by and among the Fifth Season General Merchandise Investment Management Co., Ltd and Liyang Jinhui Property Development Co., Ltd. (incorporated by reference to Exhibit 10.6 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.7

Rent and Operation Contract, dated July 28, 2009, by and among The Fifth Season Investment Management Co., Ltd. and Wuxi Nankai Real Estate Development Co., Ltd. (incorporated by reference to Exhibit 10.7 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.8

Equity Transfer Agreement, dated December 1, 2010, by and among Fifth Season Commerce and Trade Co., Ltd. and Zhumin Zhang. (incorporated by reference to Exhibit 10.8 of the current report on Form 8-K filed by the Company on April 6, 2011)

10.9*	Rent and Operation Contract, dated July 15, 2010, by and among Tengzhou the Fifth Season Enterprise Management Co., Ltd. and Tengzhou Xinxing Property Development Co., Ltd. 1st Branch.
10.10

Cooperative Business Operation Contract, dated August 17, 2009, by and among the Fifth Season General Merchandise Investment Management Co., Ltd., Haiming He and Xiaodong Yang. (incorporated by reference to Exhibit 10.10 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.11

Agreement for Sale of Property, dated December 21, 2009, Shandong the Fifth Season Commercial Investment Co., Ltd and Zibo Tongxinde Trade Co., Ltd Development Co., Ltd (incorporated by reference to Exhibit 10.11 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.12

Loan Agreement, dated February 18, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Lishuang Lu. (incorporated by reference to Exhibit 10.12 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.13

Loan Agreement, dated February 23, 2011, by and among Hong Kong the Fifth Season International, Lianmo Wu, Zhucheng Zhang and Shaoping Lu (incorporated by reference to Exhibit 10.13 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.14

Entrusted Loan Agreement dated January 28, 2011, Shandong the Fifth Season Commercial Investment Co., Ltd and China CITIC Bank. (incorporated by reference to Exhibit 10.14 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.15

Loan Agreement, dated February 21, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd and Mingyou Chen. (incorporated by reference to Exhibit 10.15 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.16

Loan Agreement, dated February 27, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Shanghai Fuxing Pawnbroker Co., Ltd. (for RMB 4.5 million loan) (incorporated by reference to Exhibit 10.16 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.17

Loan Agreement, dated February 27, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Shanghai Fuxing Pawnbroker Co., Ltd. (for RMB 6.25 million loan) (incorporated by reference to Exhibit 10.17 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

Exhibit No.	Description
10.18

Loan Agreement, dated February 27, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd and Shanghai Fuxing Pawnbroker Co., Ltd. (for RMB 6.25 million loan) (incorporated by reference to Exhibit 10.18 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.19

Loan Agreement, dated February 21, 2011, by and among the Fifth Season General Merchandise Investment Management Co., Ltd. and Shanghai Shencai Pawnbroker Co., Ltd. (incorporated by reference to Exhibit 10.19 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.20

Agreement for Sale of Goods, dated January 12, 2011, by and among the Fifth Season (Zhejiang) Commerce and Trade Co., Ltd. and Guangdong Yuehe Assets Management Co., Ltd. (incorporated by reference to Exhibit 10.20 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.21

Agreement for Sale of Commodity, dated October 12, 2010, by and between The Fifth Season (Zhejiang) Commerce and Trade Co., Ltd. and Shanghai Tongli Metal Co., Ltd. (incorporated by reference to Exhibit 10.21 of the current report on Form 8-K/A filed by the Company on December 16, 2011)

10.22

Agreement for Sale of Goods, dated September 1, 2010, by and among the Fifth Season (Zhejiang) Commerce and Trade Co., Ltd and Guangdong Guanghong International Trade Group Co., Ltd. (incorporated by reference to Exhibit 10.22 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.23

Agreement for Sale of Goods, dated February 19, 2011, by and among the Fifth Season (Zhejiang) Commerce and Trade Co., Ltd and Guangdong Yuehe Assets Management Co., Ltd. (incorporated by reference to Exhibit 10.23 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.24

Equity Transfer Agreement, dated December 1, 2010, by and among Fifth Season Commerce and Trade Co., Ltd. and Lianmo Wu. (incorporated by reference to Exhibit 10.24 of the current report on Form 8-K/A filed by the Company on June 17, 2011)

10.25*	Amended and Restated Executive Employment Agreement, dated December 9, 2011, between Shaoping Lu and Fifth Season International, Inc.
10.26*	Amended and Restated Executive Employment Agreement, dated December 9, 2011, between Zhumin Zhang and Fifth Season International, Inc.
10.27

Sale Contract, dated February 10, 2010, between The Fifth Season (Zhejiang) Trade Co., Ltd. and Hangzhou Hengding Plastic & Wood Tools Co., Ltd (incorporated by reference to Exhibit 10.28 of the current report on Form 8-K/A filed by the Company on June 17, 2011)

10.28

Sale Contract, dated May 5, 2010, between Zhejiang Jinghua Industry Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.28 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.29*	Amended and Restated Executive Employment Agreement, dated December 9, 2011, between Xiaolei Xing and Fifth Season International, Inc.
10.30

Sales Agency Agreement, dated April 1, 2011, between the Fifth Season Shandong Commercial Investment Co., Ltd. and Zibo Mintai Property Development Co., Ltd. (incorporated by reference to Exhibit 10.30 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.31

Sale Contract, dated December 1, 2010, between Kunlun International Trade Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.31 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

10.32

Sale Contract, dated June 10, 2010, between Zhejiang Jinghua Industry Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.32 of the current report on Form 8-K/A filed by the Company on December 16, 2011)

10.33

Sale Contract, dated February 5, 2010, between Zhejiang Jinghua Industry Co., Ltd. and the Fifth Season (Zhejiang) Trade Co., Ltd. (incorporated by reference to Exhibit 10.33 of the current report on Form 8-K/A filed by the Company on December 16, 2011)

21	Subsidiaries of the Company (incorporated by reference to Exhibit 21 of the current report on Form 8-K/A filed by the Company on September 2, 2011)

* filed herewith